Exhibit 2.1
EXECUTION

SECURITIES PURCHASE AGREEMENT
This Securities Purchase Agreement (this “Agreement”) is made and entered into as of October 21, 2014 by and among (i) Telerik AD, a Bulgarian joint-stock company, unique identification code 131406605, having its seat and registered address at 33 Alexander Malinov Blvd., Mladost region, 1A, Mladost quarter, 1729 City of Sofia, Bulgaria (the “Company”), (ii) the persons set forth on the signature pages hereto under the heading “Sellers” (the “Original Sellers”) and those persons who become party hereto as a “Seller” pursuant to an instrument of accession in the form attached hereto as Exhibit A-1 (with respect to the Shares of a holder) or Exhibit A-2 (with respect to the Company Options of a holder) (collectively with the Original Sellers, the “Sellers”), (iii) Progress Software Corporation, a Massachusetts corporation (the “Buyer”), and (iv) each of Vassil Terziev, Svetozar Georgiev and Summit Partners Venture Capital Fund II-A, L.P., solely in their capacity as Securityholder Representative (the “Securityholder Representative”).
Introduction
The Buyer wishes to purchase, and the Sellers desire to sell, directly or indirectly, all of the outstanding securities of the Company on the terms and conditions set forth in this Agreement.
Concurrently with the execution of this Agreement, and as a condition of the willingness of the Buyer to enter into this Agreement, the persons identified on Schedule A (being either a Seller or a beneficial owner of a Seller) (collectively, the “Employee Shareholders”) are entering into employment agreements with the Buyer, effective as of the Closing.
An index of defined terms is set forth in Section 9.15 (Index of Defined Terms).
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
ARTICLE I
PURCHASE AND SALE; CLOSING
1.1.    Purchase and Sale. Subject to the terms and conditions of this Agreement, at the Closing, the Sellers shall sell, transfer, assign and deliver to the Buyer, and the Buyer shall purchase from the Sellers, free and clear of all Liens (other than restrictions on transfer arising under applicable securities laws), (a) all of the outstanding Shares held by the Sellers, except for the Shares held by Summit Partners TLK-A, S.à r.l. (the “Summit-A SARL”) and Summit Partners TLK-B, S.à r.l. (the “Summit-B SARL” and, together with the Summit-A SARL, the “Summit SARLs”), and (b) all of the outstanding equity and debt interests in the Summit SARLs held by Summit Partners Venture Capital Fund II-A, L.P. and Summit Partners Venture Capital Fund II-B, L.P. (the “Summit SARL Holders”) (such securities in clauses (a) and (b), collectively, the “Purchased Securities”). The acquisition of the Purchased Securities and the other transactions contemplated herein are sometimes collectively referred to as the “Transactions.”
1.2.    Closing. Unless this Agreement is earlier terminated pursuant to Section 8.1 (Termination), the closing of the Transactions (the “Closing”) will take place remotely, via

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electronic exchange of documents, (a) two business days after the conditions set forth in Article VI (Conditions to Closing) are satisfied (other than those conditions that by their nature are normally satisfied at Closing, but subject to the satisfaction of such conditions at Closing) or waived, but in no event earlier than December 2, 2014, or (b) on such other date that is agreed to in writing by the Buyer and the Company (the “Closing Date”).
1.3.    Certain Definitions; Pre-Closing Deliveries.
(a)    Definitions. As used herein, the following terms shall have the following meanings:
“Affiliate” of a specified Person means any other Person that directly or indirectly controls, is controlled by, or is under common control with, such specified Person. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.
“Agreed Amount” means part, but not all, of the Claimed Amount.
“Antitrust Laws” means the HSR Act, as amended, the Sherman Antitrust Act of 1890, as amended, the Clayton Act of 1914, the Federal Trade Commission Act and any other applicable federal, state or foreign law designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade.
“Cause” means, subject to any cure period (set forth below), intentional conduct by the applicable Employee Shareholder involving any of the following: (i) substantial and continuing violations by the Employee Shareholder of his obligations as an employee of the Buyer or any of its subsidiaries; (ii) the Employee Shareholder’s material violation of the Buyer’s workplace policies; (iii) the Employee Shareholder’s material breach of any material provision of a written agreement between the Employee Shareholder and the Buyer or any of its subsidiaries; or (iv) the Employee Shareholder’s disloyalty, gross negligence, willful misconduct, dishonesty, fraud or breach of fiduciary duty to the Buyer. The right to terminate the employment of an Employee Shareholder for Cause pursuant to clause (iii) above with respect to any action that is reasonably curable or capable of being cured shall not arise unless the Buyer shall have first provided such Employee Shareholder with written notice of the acts or omissions constituting the grounds for “Cause” and a reasonable cure period of ten (10) days following the date that such Employee Shareholder receives such notice shall have elapsed during which such condition must not have been cured.
“Change of Control Obligation” means, without duplication of any item otherwise comprising Closing Indebtedness or Sellers’ Expenses, any amount payable by the Company or any Subsidiary to any Company Employee or to any consultant (current or former) to the Company or any Subsidiary (plus the employer portion of the payroll Taxes, if any, due with respect to such amount) solely as a result of the consummation of the Transactions, including any amount payable to any employee of the Company or any Subsidiary pursuant to any change in control bonus plan, severance plan, change of control, retention or similar

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arrangement of the Company or any Subsidiary solely as a result of the consummation of the Transactions; provided, however, that “Change of Control Obligation” shall not include any amount payable as a result of any new obligation created by the Buyer or any subsidiary of Buyer (other than, for periods at or prior to the Closing, the Company or any Subsidiary) or any action taken subsequent to the Closing by the Company, any of its Subsidiaries, the Buyer or any of their respective Affiliates or any other Person.
“Claimed Amount” shall mean the amount of any Losses incurred or reasonably expected to be incurred by the Indemnified Party in connection with a claim for indemnification pursuant to Article VII.
“Closing Indebtedness” means, as of the opening of business on the Closing Date and without duplication of amounts: (i) all outstanding indebtedness or other financial obligations of the Company or any Subsidiary for borrowed money; (ii) all outstanding indebtedness or other financial obligations of the Company or any Subsidiary evidenced by bonds, debentures, notes or other similar instruments; (iii) all outstanding indebtedness or other financial obligations of the Company or any Subsidiary, determined in accordance with IFRS, under capital leases; (iv) all outstanding indebtedness or other financial obligations of the Company or any Subsidiary for deferred purchase price for property (excluding accounts payable and other current liabilities, in each case incurred in the Ordinary Course of Business); (v) the face amount of all outstanding letters of credit issued for the account of the Company or any Subsidiary; (vi) all outstanding indebtedness or other financial obligations of third parties (whether or not the Company or any Subsidiary has assumed or become liable for the payment of such obligations) secured by Liens on the assets of the Company or any of its Subsidiaries; (vii) any Change of Control Obligations; (viii) all guarantees and similar obligations of the Company or any Subsidiary of indebtedness or other financial obligations of any third party (i.e., excluding guarantees of indebtedness or financial obligations of the Company or any Subsidiary); (ix) all accrued interest, fees and charges in respect of any of the foregoing items; (x) all obligations under bankers acceptances and overdrafts of the Company or any Subsidiary; and (xi) all interest, prepayment premiums and penalties, and any other fees, expenses, indemnities and other amounts, in each case payable as a result of the prepayment or discharge of any of the foregoing. In no event will the Closing Indebtedness include any (A) indebtedness or other financial obligations arranged by Buyer or any of its subsidiaries, (B) intercompany indebtedness or other financial obligations or guarantees among or between the Company and/or any Subsidiary, or (C) undrawn amount pursuant to any line of credit to which the Company or any Subsidiary may be a party on the date hereof.
“Company Employee” means any employee (whether current or former) of the Company or any Subsidiary.
“Company Intellectual Property” means the Company Owned Intellectual Property and the Company Licensed Intellectual Property.
“Company Licensed Intellectual Property” means all Intellectual Property that is, or that the Company purports to be, licensed to the Company or any Subsidiary by any third party.

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“Company Material Adverse Effect” shall mean any change, event, circumstance or development that, either individually or in the aggregate with all other changes, events, circumstances or developments, has had, or would reasonably be expected to have, a material adverse effect on (i) the business, assets, Liabilities, capitalization, condition (financial or other) or results of operations of the Company and the Subsidiaries taken as a whole, (ii) the ability of the Company or the Sellers to consummate the Transactions or perform their respective obligations hereunder or (iii) the ability of the Buyer to own the Shares immediately after the Closing; provided that, for purposes of clause (i), in no event shall any of the following occurring after the date of this Agreement be taken into account in the determination of whether a Company Material Adverse Effect has occurred: (A) any change in any Legal Requirement or IFRS, to the extent such changes do not disproportionately affect the business of the Company and the Subsidiaries, taken as a whole, relative to their competitors; (B) any change resulting from conditions affecting any of the industries in which the Company or any Subsidiary operates or from changes in general business, financial, political, capital market or economic conditions (including any change resulting from any natural disaster, hostilities, war or military or terrorist attack), to the extent such changes do not disproportionately affect the business of the Company and the Subsidiaries, taken as a whole, relative to their competitors; (C) any change resulting from the announcement of the Transactions or attributable to the fact that the Buyer or any of its subsidiaries are the prospective owners of the Company; (D) the failure of the Company or any Subsidiary, in and of itself, to achieve any financial projections or budget (but not, in each case, the underlying effects that may have caused such failure unless such effects would otherwise be excepted from this definition); or (E) any change resulting from any action or inaction taken by the Company or any Subsidiary taken upon the written request of, or with the written consent of, the Buyer’s officers identified on Schedule 1.3(a).
“Company Owned Intellectual Property” means all Intellectual Property that is, or that the Company purports to be, owned by the Company or any Subsidiary, in whole or in part.
“Company Registrations” means Intellectual Property Registrations that are registered or filed in the name of the Company or any Subsidiary, alone or jointly with others, and that have not been abandoned by the Company.
“Company Securities” means, collectively, the Shares and Stock Options, each of which is a “Company Security.”
“Company Source Code” means the source code for any Software included in the Customer Offerings or Internal Systems or other confidential information constituting or embodied in such source code, excluding any source code or other confidential information that is Company Licensed Intellectual Property.
“Customer Offerings” means (a) the products (including Software and Documentation provided, whether directly, indirectly, remotely or as a software-as-a-service, to end users) that the Company or any Subsidiary (i) currently markets, distributes, makes available, sells or licenses to third parties, in each case as such exist as of the date hereof, or (ii) has marketed, distributed, made available, sold or licensed to third parties within the previous six (6) years and (b) the services that the Company or any Subsidiary (i) currently provides or makes

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available to third parties, or (ii) has provided or made available to third parties within the previous six (6) years.
“Disability” means, with respect to an Employee Shareholder, that such Employee Shareholder has been unable to perform his or her duties as an employee of the Buyer or any of its subsidiaries as the result of incapacity due to physical or mental illness, and such inability, at least twenty-six (26) weeks after its commencement, is determined to be total and permanent by a physician selected by the Buyer or its insurers and acceptable to the Employee Shareholder or the Employee Shareholder’s legal representative (such agreement as to acceptability not to be unreasonably withheld). Termination resulting from Disability may only be effected after at least thirty (30) days’ written notice by the Buyer of its intention to terminate the Employee Shareholder’s employment. In the event that the Employee Shareholder resumes the performance of substantially all of his or her duties as an employee of the Buyer or its subsidiaries before termination of his or her employment becomes effective, the notice of intent to terminate shall automatically be deemed to have been revoked.
“Documentation” means printed, visual or electronic materials, reports, white papers, documentation, specifications, designs, flow charts, code listings, instructions, user manuals, release notes, recall notices, error logs, diagnostic reports, marketing materials, packaging, labeling, service manuals and other information describing the use, operation, installation, configuration, features, functionality, pricing, marketing or correction of a product, whether or not provided to end users.
“Estimated Purchase Price” means the Purchase Price, determined using the estimates of Closing Indebtedness (if any) set forth in the Estimated Purchase Price Certificate.
“Exploit” means develop, design, test, modify, make, use, sell, have made, used and sold, import, reproduce, market, distribute, commercialize, support, maintain, correct and create derivative works of.
“Final Purchase Price” means the Purchase Price, as finally determined after the Closing pursuant to Section 1.7 (Determination of Final Purchase Price).
“Good Reason” means the applicable Employee Shareholder’s resignation within sixty (60) days following the expiration of any cure period (set forth below) following the occurrence of one or more of the following, without the Employee Shareholder’s express written consent: (i) a material reduction in the Employee Shareholder’s base salary or target bonus; (ii) a change in the geographic location of the Employee Shareholder’s primary work facility by more than fifty (50) miles; (iii) without such Employee Shareholder’s express written consent, the significant reduction of such Employee Shareholder’s duties which is materially inconsistent with such Employee Shareholder’s position with Buyer and responsibilities in effect immediately prior to such assignment, or the removal of such Employee Shareholder from such position and responsibilities, which is not effected for Disability or for Cause; or (iv) a material breach by the Buyer or any of its subsidiaries of any agreement with the Employee Shareholder. The right to resign for Good Reason shall not arise unless the Employee Shareholder shall have first provided the Buyer with written notice of the acts or omissions

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constituting the grounds for “Good Reason” within thirty (30) days of the initial existence of the grounds for “Good Reason” and a reasonable cure period of thirty (30) days following the date that the Buyer receives such notice shall have elapsed during which such condition must not have been cured.
“Governmental Authority” means any: (i) foreign, federal, state, municipal or local government, court, tribunal, administrative agency or department; (ii) other governmental, government appointed or regulatory authority; or (iii) quasi-governmental authority exercising any regulatory, expropriation or taxing authority under or for the account of any of the above.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
“IFRS” means International Financial Reporting Standards as promulgated by the International Accounting Standard Board. For greater certainty, IFRS does not mean GAAP.
“Intellectual Property” means the following subsisting throughout the world: (i) Patent Rights; (ii) Trademarks and all goodwill in the Trademarks; (iii) copyrights, designs, data and database rights and registrations and applications for registration thereof, including moral rights of authors; (iv) mask works and registrations and applications for registration thereof and any other rights in semiconductor topologies under the Legal Requirements of any jurisdiction; (v) inventions, invention disclosures, statutory invention registrations, trade secrets and confidential business information, know-how, scientific and technical information, data and technology, manufacturing and product processes, algorithms, techniques and analytical methodology, research and development information, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, whether patentable or nonpatentable, whether copyrightable or noncopyrightable and whether or not reduced to practice; and (vi) other proprietary rights relating to any of the foregoing (including remedies against past, present and future infringement thereof and rights of protection of interest therein under the Legal Requirements of all jurisdictions).
“Intellectual Property Agreement” means any contract or agreement that is, or is required to be, listed on Schedule 2.13(g), Schedule 2.13(h) or Schedule 2.13(i).
“Intellectual Property Registrations” means Patent Rights, Trademarks (other than unregistered trademarks, service marks and trade dress), registered copyrights and designs, mask work registrations and applications for each of the foregoing.
“Internal Systems” means the Software and Documentation and the computer, communications and network systems (both desktop and enterprise-wide) used by the Company or any Subsidiary in their business or operations or to develop, manufacture, fabricate, assemble, provide, distribute, support, maintain or test the Customer Offerings, whether located on the premises of the Company or any Subsidiary or hosted at a third party site, excluding any such Software, Documentation or computer, communications or network system which is owned

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by a third party which is an off-the-shelf product that is not customized for the Company or any Subsidiary.
“Liability” means any direct or indirect indebtedness, liability, loss, damage, cost, expense, fine, penalty or obligation (whether known or unknown, asserted or unasserted, whether absolute or contingent, whether secured or unsecured, whether choate or inchoate, whether fixed or unfixed, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due and regardless of when asserted), including any of the foregoing with respect to Taxes. For the avoidance of doubt, the parties agree that the term “liability” as used in this Agreement with an initial lower case “l” shall have its customary and ordinary meaning, without regard to the meaning ascribed to “Liability.”
“Lien” means any lien, security interest, mortgage, charge, pledge, hypothec, restriction, adverse claim or other encumbrance of any kind (whether arising by contract or by operation of any Legal Requirement) that secures the payment or performance of an obligation or otherwise adversely affects the right, title or interest of any Person in any property.
“Major Option Holder” means each holder of Stock Options who will receive, or is entitled to receive, in the aggregate at least $450,000 pursuant to this Agreement in respect of such Stock Options (including amounts deposited in the Escrow Fund and the Securityholder Representative Fund).
“Most Recent Balance Sheet Date” means December 31, 2013.
“Open Source License” means the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), or any other license described by the Open Source Initiative as satisfying the Open Source Definition as set forth on www.opensource.org.
“Open Source Materials” means all Software, Documentation or other material that is distributed pursuant to an Open Source License.
“Option Surrender Agreement” means the Option Surrender Agreement in the form attached hereto as Exhibit A-3.
“Ordinary Course of Business” means the ordinary course of business of the Company and its Subsidiaries, taken as a whole, consistent with past custom and practice (including with respect to frequency and amount).
“Patent Rights” means all patents, patent applications (including provisional patent applications), utility models, design registrations and certificates of invention and other governmental grants for the protection of inventions or industrial designs (including all related continuations, continuations-in-part, divisionals, reissues and reexaminations).
“Permitted Investments” means (A) a passive investment in up to five percent (5%) of the securities of any Person engaged in a competitive business which are publicly traded on a national or regional stock exchange or on the over-the-counter market and

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(B) passive investments in any mutual fund or similar public investment vehicle or in any private equity, venture capital or hedge fund or similar investment vehicle.
“Person” means any natural person, corporation, limited liability company, partnership, trust, Governmental Authority or other entity.
“Pre-Closing Taxes” means any Taxes attributable to any Pre-Closing Taxable Period and, with respect to any Straddle Period, any Taxes attributable to the portion of the Straddle Period ending on the Closing Date. For purposes of this Agreement, the amount of any Taxes attributable to the portion of a Straddle Period ending on the Closing Date shall be deemed to equal (a) in the case of any Taxes that are based upon or related to income or receipts or imposed in connection with any sale of transfer of property (other than any Transfer Taxes), the amount that would be payable if the taxable year ended on the Closing Date and (b) in the case of other Taxes imposed on a periodic basis (including property Taxes), the amount of such Taxes for the entire period multiplied by a fraction, the numerator of which is the number of calendar days in the period ending on the Closing Date and the denominator of which is the number of calendar days in the entire period.
“Purchase Price” means $262,500,000, minus the amount, if any, of Closing Indebtedness as of the Closing.
“Registrations” means any authorization, approval, clearance, license, permit, certificate, order or exemption.
“SEC” means the United States Securities and Exchange Commission.
“Securityholders” means, collectively, the Summit SARL Holders and all holders of Company Securities (other than, where the context requires, the Summit SARLs).
“Sellers’ Expenses” means all unpaid fees and expenses incurred by or for the account of the Company or any of its Subsidiaries prior to or as of the Closing relating to the Transactions, including fees and expenses of attorneys, accountants, investment bankers and other advisors relating to the Transactions such as Choate, Hall & Stewart LLP, O’Melveny & Myers LLP, Tsvetkova, Bebov & Partners, Lazard Frères & Co. LLC, Ernst & Young LLP and Connor Group. In no event, however, will any fees and expenses incurred by or for the account of the Buyer or any of its subsidiaries, or any fees or expenses incurred by the Company or any Subsidiary for any services rendered after the Closing, be considered Sellers’ Expenses.
“Share Certificates” means share certificates evidencing ownership of Shares.
“Share Holder” means a holder of Share(s).
“Shares” means shares of capital stock of the Company.
“Software” means computer software code, applications, utilities, development tools, diagnostics, databases and embedded systems, whether in source code, interpreted code or object code form.

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“Stock Options” means all stock options to purchase Shares.
“Tax” or “Taxes” means all taxes, assessments, charges, dues, duties, rates, fees, imposts, levies and similar charges of any kind in the nature of a tax levied, assessed or imposed by any Governmental Authority under any applicable Legal Requirement, including federal, provincial, territorial, municipal and local, foreign or other income, gross receipts, net worth, capital, corporation, ad valorem, capital stock, capital gains, recapture, license, profits, estimated, goods and services, sales, use, consumption, excise, value-added, business, real property, personal property, transfer, documentary, registration, recording, stamp, franchise, alternative or add-on minimum, withholding, payroll, or employer health taxes, disability, employment, unemployment, social security, customs and import, including any interest, penalties, fines, assessments or additions to tax imposed with respect to such items.
“Tax Returns” means all reports, estimates, declarations, elections, information statements, returns, and other forms or documents required to be filed in connection with any Taxes, including any schedule or attachment thereto and any amendment thereof (including refund claims with respect thereto).
“Trademarks” means all registered trademarks and service marks, logos, Internet domain names, corporate names and doing business designations and all registrations and applications for registration of the foregoing, common law trademarks and service marks and trade dress.
“US GAAP” means United States generally accepted accounting principles. For greater certainty, US GAAP does not mean IFRS.
(b)    Pre-Closing Deliveries. At least three (3) business days prior to the Closing, the Company will furnish to the Buyer (i) a certificate (the “Estimated Purchase Price Certificate”) setting forth (A) an itemized good faith and reasonable estimate of the Closing Indebtedness (if any) and (B) a calculation of the Estimated Purchase Price based thereon; (ii) a payoff letter from each holder of Closing Indebtedness (other than Change of Control Obligations), if any, (A) indicating the amount required to discharge such indebtedness at Closing and (B) including, if such indebtedness is secured by any Liens, an undertaking to release such Liens upon receipt of the stated payoff amount; (iii) final bills and wire transfer instructions for the payees of Sellers’ Expenses; and (iv) the Payment Spreadsheet (as defined in Section 1.6 (Payments to Securityholders)) below. The Estimated Purchase Price Certificate shall be accompanied by an estimated unaudited consolidated balance sheet of the Company as of the opening of business on the Closing Date, which shall be prepared in accordance with IFRS (other than deferred revenue, and corresponding offsetting balances, which shall be prepared in accordance with US GAAP) applied consistently with the Company’s past practices (to the extent such past practices are consistent with IFRS), except that such estimated balance sheet may exclude all footnotes and that deferred revenue, and corresponding offsetting balances, shall be calculated and presented in accordance with US GAAP. The Company shall also promptly provide to the Buyer such relevant backup materials and schedules, in detail reasonably acceptable to the Buyer, as the Buyer shall reasonably request. If the Buyer objects to the Estimated Purchase Price Certificate, the Company and the Buyer will work together in good faith to resolve the issues in dispute. If all disputed issues are resolved, the amounts as agreed

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upon by the Buyer and the Company shall be used to determine the Estimated Purchase Price. If the Buyer and the Company are unable to resolve all such disputed issues within two (2) business days following the Buyer’s receipt of the Estimated Purchase Price Certificate, the Estimated Purchase Price shall be as determined by the Buyer.
1.4.    Payments At Closing. At the Closing, the Buyer shall make or cause to be made the following payments (in an amount, in the aggregate, equal to the Estimated Purchase Price shown on the Estimated Purchase Price Certificate) by wire transfer of immediately available funds:
(a)    first, to the payees of the Sellers’ Expenses in accordance with the bills and wire transfer instructions delivered by the Company to Buyer pursuant to Section 1.3(b)(iii) (Pre-Closing Deliveries) above;
(b)    second, $26,250,000 (together with all interest thereon, and as held from time to time by the Escrow Agent in accordance with and subject to the terms and conditions of the Escrow Agreement, the “Escrow Fund”) to JPMorgan Chase Bank N.A. (the “Escrow Agent”), be held in escrow in accordance with the terms of the Escrow Agreement;
(c)    third, $1,000,000.00 to the Securityholder Representative (the “Securityholder Representative Fund”), which will be held and disbursed by the Securityholder Representative in accordance with Section 1.5 (Securityholder Representative Fund);

(d)    fourth, to the Company or the applicable Subsidiary set forth on the Payment Spreadsheet, an amount equal to the total amount payable in respect of Stock Options in accordance with the Payment Spreadsheet, which amounts the Buyer shall cause the Company or the applicable Subsidiary to pay to the holders of such Stock Options after the Closing in accordance with Section 1.6(d) (Stock Options); and
(e)    fifth, to the Securityholders (other than to the extent payment is made pursuant to Section 1.4(d) above in respect of Stock Options) in accordance with the Payment Spreadsheet.
provided, however, that the Buyer shall be permitted to hold back at the Closing that portion of the Purchase Price otherwise payable at the Closing pursuant to Section 1.4(d) or 1.4(e), as applicable, to each Share Holder who has not delivered his or her Share Certificate together with an instrument of accession in the form of Exhibit A-1 hereto (the “Shareholder Instrument of Accession”), to each Major Option Holder who has not delivered an instrument of accession in the form of Exhibit A-2 hereto the (“Major Option Holder Instrument of Accession”) and to each Option Holder that is not a Major Option Holder who has not delivered an Option Surrender Agreement. Upon delivery by a Share Holder to the Buyer of the required Shareholder Instrument of Accession and Share Certificate with respect to the Shares owned by such Share Holder, the held back portion of the Purchase Price shall be paid to the Securityholder Representative for distribution to such Seller promptly (and in any event within five (5) business days) after delivery of such Share Certificate and Shareholder Instrument of Accession. Upon delivery by a Major Option Holder of a Major Option Holder Instrument of Accession with

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respect to the Stock Options held by such Major Option Holder, the held back portion of the Purchase Price shall be paid by the Buyer to the Company or the applicable Subsidiary (as set forth on the Payment Spreadsheet) for distribution to such Seller during the next payroll period that is not less than five (5) business days after delivery of such Major Option Holder Instrument of Accession. Upon delivery by an Option Holder that is not a Major Option Holder of an Option Surrender Agreement with respect to the Stock Options held by such Option Holder, the held back portion of the Purchase Price shall be paid by the Buyer to the Company or the applicable Subsidiary (as set forth on the Payment Spreadsheet) for distribution to such Option Holder during the next payroll period that is not less than five (5) business days after delivery of such Option Surrender Agreement.
At the Closing, the Buyer shall also pay or cause to be paid to the holders of Closing Indebtedness (other than the Change of Control Obligations) the amounts specified in the payoff letters delivered pursuant to Section 1.3(b)(ii) (Pre-Closing Deliveries) above. Following the Closing, the Buyer shall pay or cause to be paid to the holders of the Change of Control Obligations, the amounts specified in the Estimated Purchase Price Certificate with respect to such Change in Control Obligations in accordance with the Company’s payroll practices.
1.5.    Securityholder Representative Fund. The Securityholder Representative shall use the Securityholder Representative Fund to (a) make any payment required to be made for the account of the Securityholders pursuant to this Agreement and (b) pay Sellers’ Expenses not otherwise paid at the Closing (including any Sellers’ Expenses incurred after the Closing and all costs and expenses incurred by the Securityholder Representative in connection with this Agreement or any other agreement, document or instrument entered into pursuant to this Agreement, including costs and expenses incurred in connection with any pending or threatened dispute or claim with respect to this Agreement, any agreement, document or instrument entered into pursuant to this Agreement or the Transactions). The Securityholder Representative Fund will be held or disbursed, in whole or in part, as determined by the Securityholder Representative; provided, however, that the Securityholder Representative may not distribute any portion of the Securityholder Representative Fund to the Securityholders prior to the final determination of the Final Purchase Price pursuant to Section 1.7 (Determination of Final Purchase Price). The retention by the Securityholder Representative of any amounts in the Securityholder Representative Fund shall not be used as evidence that any Securityholder has any liability hereunder. If the Securityholder Representative determines to release all or a portion of the Securityholder Representative Fund to any Securityholder in its capacity as a Securityholder, such amounts will be distributed to the Securityholders in accordance with Section 1.6 (Payments to Securityholders).
1.6.    Payments to Securityholders.
(a)    General. The Sellers agree, and covenant to the Buyer that, the Transactions shall be deemed to be a “Liquidity Event” pursuant to the Company’s articles of association, as amended from time to time and in effect as of immediately prior to the Closing Date (the “Articles”). Accordingly, all payments hereunder to the Securityholders (including payments pursuant to Sections 1.4(d) and 1.4(e) (Payments at Closing) and amounts disbursed after the Closing to the Securityholders pursuant to Section 1.7(d) (Payment) or from the Securityholder Representative Fund and Escrow Fund) will be made to the Securityholders in accordance with the liquidation provisions of the Articles, including Section B.4 of Annex 1

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thereto, provided that only Share Holders and Major Option Holders shall have a portion of their proceeds withheld for deposit into the Securityholder Representative Fund and the Escrow Fund and, correspondingly, only such Share Holders and Major Option Holders shall receive funds upon release from the Securityholder Representative Fund and/or Escrow Fund. For purposes of this Section 1.6, (i) each Stock Option shall be treated as being equal to the total number of Shares in respect of which the Stock Option is exercisable as of immediately prior to the Closing, but the portion of the Purchase Price payable to the holder thereof shall be reduced by the aggregate exercise price of such Stock Option and any applicable Tax withholdings, and (ii) it is understood that the Summit SARL Holders are selling their equity and debt interests in the Summit SARLs to the Buyer, which represent an indirect interest in the Shares held by the Summit SARL Holders, and the Summit SARL Holders shall be entitled to receive the same consideration under this Agreement that they would have received if they had transferred their interests in such Shares directly to the Buyer. For all amounts payable to any Securityholder after the Closing (including amounts disbursed from the Securityholder Representative Fund, the Escrow Fund or pursuant to Section 1.7(d) (Payment)), the Securityholder Representative may, at its option, deposit all or a portion of such amount(s) with the Company or the applicable Subsidiary and, if so deposited, the Company or the applicable Subsidiary shall promptly make such payments to the Securityholders.
(b)    Withholding. The Buyer, the Escrow Agent, the Securityholder Representative and the Company shall be entitled to withhold from payments hereunder such amounts as are required to be withheld under any applicable Legal Requirement and to collect any necessary Tax forms and information from any recipient of payments hereunder. The withheld amounts will be treated for all purposes of this Agreement as having been paid to the Person in respect of which such withholdings were made.
(c)    Payment Spreadsheet. At least three (3) business days prior to the Closing, the Securityholder Representative will deliver to the Buyer a spreadsheet, certified as complete and correct by the Securityholder Representative, setting forth (i) the aggregate amounts payable to each Seller at Closing in respect of such Seller’s Shares, (ii) the aggregate amount payable by the Company pursuant to Section 1.4(d) to each Securityholder in respect of such Securityholder’s Stock Options and (iii) each Securityholder’s share of the Securityholder Representative Fund and the Escrow Fund (which amounts, in the case of each of the foregoing clauses (i), (ii) and (iii), shall be determined in accordance with the Articles, provided that only Share Holders and Major Option Holders shall have a portion of their proceeds withheld for deposit into the Securityholder Representative Fund and the Escrow Fund and, correspondingly, only such Share Holders and Major Option Holders shall receive funds upon release from the Securityholder Representative Fund and/or Escrow Fund) (the “Payment Spreadsheet”). The Securityholders and the Securityholder Representative agree that the Buyer Indemnified Parties shall be entitled to rely fully upon the Payment Spreadsheet and the calculations in the Payment Spreadsheet shall be final and binding.
(d)    Stock Options.
(i)    Prior to the Closing, the Company’s Board of Directors shall adopt appropriate resolutions and take all other actions necessary to cause (A) the vesting of each Stock Option outstanding as of immediately prior to the Closing that is held by a

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person that, as of immediately prior to the Closing, is a then current employee or director of or consultant to the Company or any Subsidiary to be accelerated such that each such Stock Option is fully vested and exercisable as of immediately prior to the Closing, (B) the termination, as of immediately prior to the Closing (and after giving effect to any acceleration of vesting), of each such Stock Option to the extent that such Stock Option is not exercised (or to be exercised) in full immediately prior to the Closing, and, to the extent vested as of immediately prior to the Closing, converted into the right to receive payments in accordance with the terms of this Agreement and (C) the right of each holder of Stock Option(s) that, as of immediately prior to the Closing, are vested (each, an “Option Holder”) to receive such holder’s portion of the Purchase Price to be conditioned upon, in the case of a Major Option Holder, the delivery of an Option Holder Instrument of Accession and, in the case of an Option Holder that is not a Major Option Holder, the delivery of an Option Surrender Agreement.
(ii)    Prior to the Closing, the Company shall take all actions reasonably necessary or desirable in connection with the treatment of Stock Options contemplated by this Section 1.6(d), including (A) providing each holder of Stock Options a letter describing the treatment of such Stock Options pursuant to this Section 1.6(d), (B) using commercially reasonable efforts to obtain from each Major Option Holder a Major Option Holder Instrument of Accession pursuant to which such holder agrees to become a party to and be bound by the provisions of this Agreement as a “Seller” as a condition to receiving a portion of the Purchase Price, and (C) using commercially reasonable efforts to obtain from each Option Holder that is not a Major Option Holder an Option Surrender Agreement.
(iii)    For the avoidance of doubt, as a result of the termination of Stock Options, such Stock Options shall be cancelled and the holder(s) thereof shall be entitled solely to receive payments in accordance with the terms of this Agreement.
(e)    Original Company Securities. As of the Closing, Share Certificates and Stock Options shall represent solely the right to receive payments of the Purchase Price contemplated by this Section 1.6. Each Seller that is a holder of Shares must deliver his or her Share Certificates to the Buyer and, to the extent not an Original Seller, an executed Shareholder Instrument of Accession before the portion of the Purchase Price payable in respect of such Shares will be paid to the holder of such Share Certificate. Each Major Option Holder, to the extent not an Original Seller, must deliver an executed Major Option Holder Instrument of Accession (as contemplated in Section 1.6(d)) to the Company, before the portion of the Purchase Price payable in respect of such Stock Options will be paid to the Company or the applicable Subsidiary for payment to the holder of such Stock Option. Each Option Holder that that is both not a Major Holder and not an Original Seller must deliver an executed Option Surrender Agreement (as contemplated by Section 1.6(d)) to the Company before the portion of the Purchase Price payable in respect of such Stock Options will be paid to the Company or the applicable Subsidiary for payment to the holder of such Stock Option.
(f)    Holdback from Employee Shareholders. Notwithstanding anything in this Agreement to the contrary, the portion of the Estimated Purchase Price otherwise payable to, or in respect of, any Employee Shareholder (prior to reduction for amounts contributed to

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the Escrow Fund and the Securityholder Representative Fund) set forth in a separate letter of even date expressly referencing this Section 1.6(f) (the “Holdback Letter”) shall be retained by the Buyer by way of a reduction of such amount from the amounts otherwise payable to the Employee Shareholder pursuant to Sections 1.4(d) and (e) of this Agreement. In lieu of such held back portion, the Buyer shall grant to each Employee Shareholder on the Closing Date a restricted stock unit award (an “Award”) with respect to the aggregate number of shares of the common stock of Buyer, par value $0.01 per share (“Buyer Common Stock”), calculated as provided in the Holdback Letter. The Award shall vest as follows: (i) one-third (1/3) of the Award shall vest on the date that is one (1) year after the Closing Date and (ii) the remaining unvested Award shall vest in full on the date that is two (2) years after the Closing Date; provided, that in each case, such Employee Shareholder remains continuously employed by the Buyer or any subsidiary of the Buyer, including the Company or any of its subsidiaries, through such date, as applicable. Notwithstanding the foregoing, the Award held by such Employee Shareholder shall immediately and automatically vest in full if (A) such Employee Shareholder’s employment by the Buyer or any subsidiary of the Buyer, including the Company or any of its subsidiaries, is terminated by such employer without Cause, (B) such Employee Shareholder’s employment with the Buyer or any subsidiary of the Buyer, including the Company or any of its subsidiaries, is terminated by the Employee Shareholder for Good Reason, or (C) the Employee Shareholder’s employment with the Buyer or any subsidiary of the Buyer, including the Company or any of its subsidiaries, is terminated due to death or Disability of such Employee Shareholder or in the event of a Change of Control (as defined in Buyer’s Employee Retention and Motivation Agreement, as amended and restated as of May 31, 2013 and as filed with the SEC as an exhibit to the Buyer’s Annual Report on Form 10-K for the fiscal year ended November 30, 2013). If any Employee Shareholder’s employment with the Buyer or any subsidiary of the Buyer, including the Company or any of its subsidiaries, is terminated for any other reason, the Award shall be automatically and irrevocably forfeited to the Buyer. Notwithstanding anything herein to the contrary, with respect to any Employee Shareholder who is a U.S. taxpayer, the amount to be paid to such Employee Shareholder shall be increased by a cash amount equal to an amount (the “Grossed Up Amount”), if any, such that after (x) the federal and state income taxes (based on the highest individual rate) on the Grossed Up Amount are subtracted from (y) the Grossed Up Amount, the difference equals the after Tax amount that otherwise would have resulted had the Award (without any gross up) been treated as consideration received for Shares of such Employee Shareholder. Notwithstanding anything to the contrary set forth in this Section 1.6(f), if an Employee Shareholder is an entity (an “Entity Employee Shareholder”) (as opposed to an Employee Shareholder who is an individual (an “Individual Employee Shareholder”)), the Award that would otherwise be granted to such Entity Employee Shareholder pursuant to this Section 1.6(f) shall be granted to an Individual Employee Shareholder pro rata based upon such Individual Employee Shareholder’s direct or indirect ownership interest in such Entity Employee Shareholder and the requirement of continued employment (subject to the exceptions and accelerations relating thereto set forth in this Section 1.6(f)) for the vesting of such Award shall be satisfied provided that such Individual Employee Shareholder remains continuously employed by the Buyer or any subsidiary of the Buyer, including the Company or any of its subsidiaries, through the applicable vesting date.

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1.7.    Determination of Final Purchase Price.
(a)    Initial Determination. Within forty-five (45) days after the Closing Date, the Buyer will prepare in good faith and deliver to the Securityholder Representative a certificate (the “Purchase Price Certificate”) executed by the Buyer setting forth (i) an itemized listing of the Closing Indebtedness, if any, and (ii) the Buyer’s calculation of the Purchase Price based thereon. The Purchase Price Certificate shall be accompanied by an unaudited consolidated balance sheet of the Company as of the Closing Date prepared in accordance with IFRS (other than deferred revenue, and corresponding offsetting entries, which shall be prepared in accordance with US GAAP) applied consistently with the Company’s past practices (to the extent such past practices are consistent with IFRS), except that such balance sheet may exclude all footnotes and that deferred revenue, and corresponding offsetting entries, shall be calculated and presented in accordance with US GAAP. The Buyer shall also promptly provide to the Securityholder Representative such relevant backup materials and schedules, in detail reasonably acceptable to the Securityholder Representative, as the Securityholder Representative shall reasonably request.
(b)    Securityholder Representative’s Right to Dispute. If the Securityholder Representative delivers written notice (the “Disputed Items Notice”) to the Buyer within thirty (30) days after receipt by the Securityholder Representative of the Purchase Price Certificate stating that the Securityholder Representative objects to any items in the Purchase Price Certificate (the “Disputed Items”), which notice shall specify in reasonable detail the amount (if the Buyer shall have promptly provided the backup materials and schedules referenced in Section 1.7(a) (Initial Determination)), nature and basis of such dispute, the Buyer and the Securityholder Representative will attempt to resolve and finally determine and agree upon the Disputed Items as promptly as practicable (and the Securityholder Representative shall be deemed to have agreed on behalf of all Securityholders with all other items and amounts set forth in the Purchase Price Certificate). If the Securityholder Representative does not deliver the Disputed Items Notice to the Buyer within thirty (30) days after receipt by the Securityholder Representative of the Purchase Price Certificate, the Purchase Price specified in the Purchase Price Certificate will conclusively be deemed to be true and correct in all respects and will be final and binding on the parties.
(c)    Arbitration of Disputes. If the Buyer and the Securityholder Representative are unable to agree upon the Disputed Items within thirty (30) days after delivery of the Disputed Items Notice, the Buyer and the Securityholder Representative will select PricewaterhouseCoopers LLP or, if such Person is unwilling to serve, an independent, nationally-recognized accounting firm reasonably acceptable to each of them (the “Independent Accounting Firm”) to resolve the Disputed Items. If the Buyer and the Securityholder Representative fail or refuse to agree upon the identity of the Independent Accounting Firm within ten (10) calendar days after written request therefor by the Buyer or the Securityholder Representative, such firm shall be selected in accordance with the commercial rules of the Boston, Massachusetts office of the American Arbitration Association (“AAA”), with the fees and expenses of the AAA being borne equally by the Securityholder Representative (such amounts to be paid by the Securityholder Representative solely from the Securityholder Representative Fund) and the Buyer. The Independent Accounting Firm shall (i) address only the Disputed Items set forth in the Disputed Items Notice and may not assign a value greater than

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the greatest value claimed for such item by either party or smaller than the smallest value claimed for such item by either party, (ii) base its determination solely on the submissions of the parties and the relevant definitions contained herein and (iii) re-calculate the Purchase Price, as modified only by the Independent Accounting Firm’s resolution of the Disputed Items. The Buyer and the Securityholder Representative will each have the same opportunity to present its position and submit materials regarding the Disputed Items to the Independent Accounting Firm. The Independent Accounting Firm will make a written determination of each Disputed Item within forty-five (45) days after being selected and, absent fraud or manifest error, such determination will be final and binding on the parties and a judgment on the determination made by the Independent Accounting Firm pursuant to this Section 1.7 may be entered in and enforced by any court having jurisdiction thereover. The fees, costs and expenses of the Independent Accounting Firm will be borne by the Securityholder Representative (such amounts to be paid by the Securityholder Representative solely from the Securityholder Representative Fund), on the one hand, and the Buyer, on the other hand, in proportion to the amounts by which the proposals of the Buyer and the Securityholder Representative differed from the Independent Accounting Firm’s final determination.
(d)    Payment. At such time as the Purchase Price is finally determined, either (i) the Buyer shall pay or cause to be paid an aggregate amount equal to the excess, if any, of the Final Purchase Price over the Estimated Purchase Price directly to each Securityholder to the extent such amount is allocable to such Seller’s Shares or to the Company or the applicable Subsidiary, which in turn shall remit such amount to the applicable Option Holder, to the extent such amount is allocable to Stock Options, or (ii) the Securityholder Representative shall cause to be paid to the Buyer, first from the Securityholder Representative Fund and, if the Securityholder Representative Fund is not sufficient, from the Escrow Fund, an aggregate amount equal to the excess, if any, of the Estimated Purchase Price over the Final Purchase Price.
(e)    Access to Information. The Securityholder Representative and its accountants, lawyers and representatives will be given reasonable access to the books and records of the Company and its Subsidiaries and reasonable access to any personnel of the Company and its Subsidiaries reasonably requested by such Persons, in each case in connection with the determination of the Purchase Price or any dispute relating thereto. Such access shall be at such times and in such a manner as shall not unreasonably interfere with the operation of the Company’s or any Subsidiary’s business.
(f)    Effect on Other Provisions. Any adjustment to the Purchase Price made pursuant to this Section 1.7 shall not constitute, in and of itself, a breach of any representation, warranty or other provision of this Agreement to the extent of any such adjustment.
(g)    Buyer’s Failure to Deliver Purchase Price Certificate. If, for any reason, the Buyer fails to deliver the Purchase Price Certificate within the time period required by Section 1.7(a) (Initial Determination), the Estimated Purchase Price Certificate delivered by the Company to the Buyer prior to the Closing shall be considered for all purposes of this Agreement as being the “Purchase Price Certificate” delivered by the Buyer pursuant to such Section 1.7(a) (Initial Determination) and the Securityholder Representative shall have all of its rights under this Section 1.7 with respect to such certificate.

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ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
The Company represents and warrants to the Buyer that each of the statements contained in this Article II is true and correct.
2.1.    Organization, Power and Standing.
(a)    The Company is a joint‑stock company duly incorporated, validly existing and in good standing under the laws of Bulgaria. The Company has all requisite power to own, lease and operate its properties and to carry on its business as it is now conducted. The copy of the Articles in effect as of the date hereof that has been made available to the Buyer by the Company are complete and correct copies thereof. The Company is not in default under or in violation of any provision of the Articles in any material respect. The only amendments to the Articles to be made by the Company after the date of this Agreement shall be to reflect changes to the Articles required by the exercise of any Stock Options listed in the Capitalization Letter, to reflect the resignation of certain members of the Company Board of Directors pursuant to Section 6.1(n) or to reflect changes to the Articles requested in writing by, or consented to in writing by, the Buyer.
(b)    The minutes and written consents of the Boards of Directors (or comparable governing bodies and including any committees thereof) and stockholders (or other equityholders) of the Company and each Subsidiary made available to the Buyer are complete and accurate records in all material respects of all actions taken at such meetings of the Company’s or such Subsidiary’s stockholders (or other equityholders), Board of Directors (or comparable governing bodies), members or any committee thereof and of all written consents executed in lieu of the holding of any such meeting. There are no other material minutes or written consents of the Company or any of its Subsidiaries for any period after January 1, 2011 that have not been made available to the Buyer.
2.2.    Subsidiaries.
(c)    Except as set forth on Schedule 2.2(a), the Company has no stock or other ownership interests representing (i) more than fifty percent (50%) of the voting power of all outstanding stock or ownership interests of any Person or (ii) the right to receive more than fifty percent (50%) of the net assets of any Person available for distribution to the holders of outstanding stock or ownership interests upon a liquidation or dissolution of such Person. The entities listed on Schedule 2.2(a) are referred to herein as the “Subsidiaries” and each as a “Subsidiary.” The owners of all of the issued and outstanding equity securities of each of the Company’s Subsidiaries are as listed on Schedule 2.2(a), and all such equity securities are held or owned free and clear of any Liens, options, warrants, rights, contracts, calls, commitments, equities, demands and restrictions on transfer, other than restrictions on transfers under applicable securities laws. Such equity securities are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. Each Subsidiary is duly organized, validly existing and (if applicable in the relevant jurisdiction) in Tax and organizational good standing under the laws of its jurisdiction of organization, as set forth on Schedule 2.2(a). Each of the Subsidiaries has all requisite power to own, lease and/or operate its properties and to carry on its business as it

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is now conducted. There are no outstanding options, warrants, convertible or exchangeable securities or other rights that would obligate any Subsidiary to issue any of its equity securities to any Person. There are no outstanding stock appreciation, phantom stock or profit or equity participation rights with respect to any Subsidiary. There are no voting trusts, proxies or other agreements or understandings with respect to the voting of any capital stock of any Subsidiary. The Company has made available to the Buyer complete and accurate copies of the certificate of formation, limited liability company agreement, charter, bylaws or other organizational documents of each Subsidiary. No Subsidiary is in default under or in violation of any provision of its certificate of formation, limited liability company agreement, charter, by laws or other organizational documents in any material respect.
(d)    Except as set forth on Schedule 2.2(b), the Company does not, directly or indirectly, own or have the right to acquire any equity interest or voting power in any other Person.
2.3.    Foreign Qualifications. Schedule 2.3 sets forth a complete and accurate list of all jurisdictions in which the Company or any of its Subsidiaries is qualified or registered to do business as a foreign entity. There are no other jurisdictions in which the Company or any of its Subsidiaries must qualify to do business as a foreign entity, except for any jurisdiction(s) in which the failure to so qualify would not have a Company Material Adverse Effect.
2.4.    Due Authorization.
(a)    The Company has the company power and authority to execute and deliver and to carry out the terms of this Agreement and the other agreements, instruments and documents of the Company contemplated hereby. The execution and delivery by the Company of this Agreement and the other agreements, instruments and documents of the Company contemplated hereby and the performance by the Company of this Agreement and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary company action on the part of the Company.
(b)    Summit has all requisite power and authority to use the power of attorney contained in the drag-along rights set forth in the Shareholders Agreement to cause each stockholder that is not delivering a signature page hereto as a Share Holder on the date hereof to become a Seller under this Agreement. The use of such drag-along rights in accordance with the provisions of this Agreement has been duly and validly authorized by all necessary company action on the part of the Company and Summit and such drag-along right is legally valid, binding and enforceable against each Share Holder, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application affecting enforcement of creditors’ rights generally, by general equitable principles and by laws related to the availability of specific performance, injunctive relief or other equitable remedies.
2.5.    No Conflict; Required Consents and Approvals. Except as set forth in Schedule 2.5, the execution, delivery and performance of this Agreement and the other agreements, instruments and documents contemplated hereby by the Company and/or the Sellers will not result in any violation of, be in conflict with or constitute a default (with or without due notice or lapse of time or both) under, result in the acceleration of obligations under or create in

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any party the right to accelerate, terminate, modify or cancel (a) the Articles or the respective organizational documents of any Subsidiary, (b) any Material Contract, (c) any Authorization, (d) any Registration or (e) any Legal Requirement, other than, in the case of clauses (b)-(e), any such violations, conflicts, defaults, obligations or rights that, individually or in the aggregate, would not reasonably be expected to result in any material Liability or to result in the loss of any material right or benefit of the Company or any of its Subsidiaries. Except as set forth on Schedule 2.5 and subject to the filing requirements of the HSR Act and any other applicable Antitrust Laws, no notice to or consent, order, approval, authorization, declaration or filing with or from any Governmental Authority or any party to a Material Contract is required on the part of the Company or any of its Subsidiaries for or in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions by the Company and/or the Sellers, other than any notices, consents, orders, approvals, authorizations, declarations or filings with or from any party to a Material Contract that, if not obtained or made, would not, individually or in the aggregate, reasonably be expected to result in any material Liability or to result in the loss of any material right or benefit of the Company or any of its Subsidiaries.
2.6.    Validity and Enforceability. This Agreement is, and each of the other agreements, instruments and documents of the Company contemplated hereby will be when executed and delivered by the Company, the valid and binding obligations of the Company enforceable against the Company in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application affecting enforcement of creditors’ rights generally, by general equitable principles and by laws related to the availability of specific performance, injunctive relief or other equitable remedies.
2.7.    Capitalization. The authorized capital shares of the Company as of the date hereof consists of 35,911 ordinary (non-preference) registered materialized voting shares with nominal value of BGN one (1) each and 24,239 preference registered materialized voting shares with nominal value of BGN one (1) each. The Company has provided to the Buyer a separate letter of even date expressly referencing this Section 2.7 (the “Capitalization Letter”) setting forth a complete and accurate list as of the date hereof of all outstanding Company Securities, the registered holders of such Company Securities as of the date of this Agreement and, in the case of Stock Options, the issue date, the amount of vested and unvested Stock Options and the applicable exercise price. After the date hereof, the only changes to the authorized capital shares of the Company and to the outstanding Company Securities shall be to reflect the exercise or termination of Stock Options listed in the Capitalization Letter. All outstanding Shares are duly authorized, validly issued, fully paid, nonassessable and free of all preemptive rights. Except as set forth in the Capitalization Letter, there are no outstanding options, warrants, convertible or exchangeable securities or other rights (contingent or otherwise) that would obligate the Company to issue shares of its capital stock or other equity securities. Except as set forth on Schedule 2.7, the Company has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any shares of capital stock of the Company or any interest therein or to pay any dividend or to make any other distribution in respect thereof. The offer, issuance and sale of all outstanding Company Securities complied in all material respects with all applicable Legal Requirements. Except as set forth on Schedule 2.7, there are no agreements, written or oral, to which the Company or any of its Subsidiaries is a party relating to the acquisition, disposition,

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voting or registration of any Company Securities. There are no outstanding or authorized stock appreciation, phantom stock or equity or profit participation rights with respect to the Company. Except as set forth on Schedule 2.7, no Person has any right of first offer, right of first refusal or preemptive right in connection with any future offer, sale, or issuance of securities by the Company. With respect to each Stock Option, (i) the grant of such Stock Option was duly authorized no later than the date on which the grant of such Stock Option was by its terms to be effective (the “Grant Date”) by all necessary company action, including, as applicable, approval by the Company’s Board of Directors (or a duly constituted and authorized committee thereof) and any required stockholder approval, and (ii) the Company determined that the per share exercise price of such Stock Option was not less than the fair market value of one (1) Share on the Grant Date of such Stock Option. The Transactions qualify as a “Liquidity Event” within the meaning of the Articles.
2.8.    Financial Statements; Undisclosed Liabilities.
(a)    Attached as Schedule 2.8(a) are true and correct copies of the audited consolidated balance sheet of the Company and its Subsidiaries as at December 31, 2012 and December 31, 2013, and audited consolidated income statement, statement of comprehensive income, statement of changes in equity and statement of cash flows for the fiscal years then ended (collectively, the “Financial Statements”). The Financial Statements are consistent with the books and records of the Company and the Subsidiaries and were prepared in accordance with IFRS applied on a consistent basis throughout the periods covered thereby and have been audited in accordance with United States Generally Accepted Auditing Standards. The Financial Statements fairly present in all material respects the consolidated financial position, results of operations and cash-flows of the Company and its Subsidiaries for the periods then ended in accordance with IFRS (except as otherwise stated therein).
(b)    The Company and each Subsidiary maintains books and records accurately reflecting, in all material respects, its assets, liabilities, financial condition and results of operations.
(c)    Ernst & Young Audit OOD, the auditor of the Company for the Financial Statements, was and had been at all times during its engagement by the Company “independent” with respect to the Company and the Subsidiaries within the meaning of IFRS.
(d)    Except as set forth on Schedule 2.8(d), neither the Company nor any Subsidiary has any material Liability, except for (i) Liabilities shown on the audited consolidated balance sheet of the Company and its Subsidiaries as at December 31, 2013 (the “Most Recent Balance Sheet”), (ii) Liabilities which have arisen since the Most Recent Balance Sheet Date in the Ordinary Course of Business, (iii) contractual and other Liabilities incurred in the Ordinary Course of Business which are not required by IFRS to be reflected on a balance sheet and that are not in the aggregate material (in each case, none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, violation of Legal Requirement or an environmental Liability under any Environmental Law), (iv) obligations for future performance (but not, for the avoidance of doubt, for any breach or default) under (A) any Benefit Plan or Material Contract or (B) any other contract to which the Company or any of its Subsidiaries is a party that is not required to be

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listed on a schedule to this Agreement, (v) Liabilities that constitute Sellers’ Expenses or (vi) Liabilities expressly disclosed on Schedule 2.8(d).
2.9.    No Material Adverse Change. Since December 31, 2013, except as set forth on Schedule 2.9, (a) the Company and its Subsidiaries have conducted their business in the Ordinary Course of Business except for the Transactions, (b) there has occurred no change, event, circumstance or development which, individually or in the aggregate, has had, or would reasonably be expected to have, a Company Material Adverse Effect, and (c) neither the Company nor any Subsidiary has taken any of the actions set forth in Section 5.2(b)(i), (ii), (v) or (vii)-(xv).
2.10.    Material Contracts. Schedule 2.10 hereto sets forth, as of the date of this Agreement, a list of all of the following contracts and agreements to which the Company or any Subsidiary is a party:
(a)    contracts with respect to which the Company or any Subsidiary has a stated obligation of more than $250,000 within the twelve (12) month period from and after the date of this Agreement, other than purchase orders entered into in the Ordinary Course of Business;
(b)    contracts relating to any Closing Indebtedness or the borrowing of money, or the guaranty of any obligation for the borrowing of money or under which it has imposed (or may impose) a Lien on any of its assets, tangible or intangible, other than Permitted Liens disclosed on Schedule 2.12;
(c)    contracts under which the amount payable by the Company or any of its Subsidiaries is dependent on the revenue, income or other similar measure of the Company, any of its Subsidiaries or any other Person, and are reasonably expected to result in payments by the Company or any of its Subsidiaries in excess of $50,000 within the twelve (12) month period from and after the date of this Agreement;
(d)    agreements with any non-compete, exclusivity, right of first refusal or “most favored nation” provisions that impose any limitation or restriction on the Company, its Subsidiaries and their respective parent entities (if any), other than “most favored nation” provisions contained in any agreement with a Governmental Authority entered into in the Ordinary Course of Business and in a form that is in all material respects consistent with the form made available to the Buyer;
(e)    employment, bonus, severance (or other agreement that includes provisions for the payment of severance), consulting, change in control, retention and deferred compensation agreements, other than (i) statutory employment agreements in the form and containing the provisions required by local Legal Requirements and no other material provisions and (ii) at will offer letters setting forth the terms and conditions of employment and no other material provisions;
(f)    contracts with any labor union or association relating to employees of the Company or any of its Subsidiaries, or collective bargaining agreements;

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(g)    contracts (other than employment related contracts, agreements evidencing Stock Options listed in the Capitalization Letter, nondisclosure agreements and other similar agreements with any current or former employees) involving any current or former officer, director or equityholder of the Company or any Subsidiary or any Affiliate thereof;
(h)    (i) OEM agreements, (ii) agreements for the supply of goods or services by the Company or any Subsidiary, other than purchase orders entered into in the Ordinary Course of Business, (iii) distribution or reseller agreements involving amounts in excess of $50,000, other than any non-exclusive agreements that are terminable on 30 days or less notice without Liability to the Company or any Subsidiary, and (iv) any agency, sales representative or similar agreements;
(i)    research and development agreements;
(j)    contracts with Governmental Authorities other than purchase orders or end user license agreements, in each case, entered into in the Ordinary Course of Business;
(k)    strategic alliance, franchise, partnership or joint venture agreements, other than Sitefinity agreements entered into in the Ordinary Course of Business and in a form that is in all material respects consistent with the Company’s standard forms, copies of which have been made available to the Buyer;
(l)    contracts with respect to mergers, amalgamations, acquisitions or divestitures by the Company or any Subsidiary (other than acquisitions and sales of raw materials and products in the Ordinary Course of Business);
(m)    any contract for the lease of personal property from or to third parties which involves an annual payment of more than the sum of $250,000;
(n)    any Lease;
(o)    any contract (or group of related contracts) for the purchase or sale of products or for the furnishing or receipt of services which calls for performance over a period of more than one (1) year, excluding (i) any such contracts that are entered into in the Ordinary Course of Business and may be terminated on less than 90 days’ notice by the Company without Liability and (ii) end user license agreements entered into in the Ordinary Course of Business;
(p)    any settlement agreement (including any such agreement in connection with which any employment-related claim was settled);
(q)    any contract under which the consequences of a default or termination would have a Company Material Adverse Effect;
(r)    any contract which contains any material provisions requiring the Company or any Subsidiary to indemnify any other party (excluding customary indemnities contained in agreements for the purchase, sale or license of products or services entered into in the Ordinary Course of Business); and

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(s)    any other contract (or group of related contracts) either involving more than $250,000 in the aggregate or involving more than $75,000 per year and, in each case, not entered into in the Ordinary Course of Business.
All of the foregoing contracts, the Intellectual Property Agreements and the Leases are sometimes collectively referred to herein as the “Material Contracts.” The Company has made available to the Buyer true and correct copies of all Material Contracts (as amended to date). With respect to each Material Contract: (i) the Material Contract is legal, valid, binding and enforceable and in full force and effect against the Company or the Subsidiary that is party thereto and, to the Company’s knowledge, against each other party thereto, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application affecting enforcement of creditors’ rights generally, by general equitable principles and by laws related to the availability of specific performance, injunctive relief or other equitable remedies; and (ii) neither the Company or any Subsidiary nor, to the knowledge of the Company, any other party, is in breach or violation of, or default under, in any material respect, such Material Contract, and no event has occurred, is pending or, to the knowledge of the Company, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by the Company or any Subsidiary or, to the knowledge of the Company, any other party under, in any material respect, such Material Contract. Neither the Company nor any Subsidiary is a party to any oral contract or agreement which, if reduced to written form, would be required to be listed in Schedule 2.10.
2.11.    Real Property.
(a)    Neither the Company nor any of its Subsidiaries has owned any real property, except as set forth on Schedule 2.11(a) (the “Owned Real Property”). With respect to the currently owned Owned Real Property, except as set forth on Schedule 2.11(a): (i) there are no leases, subleases or other agreements granting to any party or parties the right of use or occupancy of any portion of the Owned Real Property; (ii) the Company or one (1) of its Subsidiaries has good and clear record and marketable title to such Owned Property free and clear of all Liens, other than Permitted Liens; (iii) none of the buildings on the Owned Real Property is in need of maintenance or repairs, normal wear and tear and maintenance in the Ordinary Course of Business excepted; (iv) there is no pending or, to the knowledge of the Company, threatened condemnation, eminent domain, administrative or similar proceeding with respect to any Owned Real Property; (v) the legal description for such Owned Real Property contained in the deed thereof describes such Owned Real Property fully and adequately; (vi) there are no buildings or improvements located on such Owned Real Property; (vii) there are no outstanding options or rights of first refusal to purchase such Owned Real Property, or any portion thereof or interest therein, (viii) such Owned Real Property abuts on and has direct vehicular access to a public road or access to a public road via a permanent, irrevocable appurtenant easement benefiting such property and (ix) neither the Company nor any Subsidiary has received notice of, and to the knowledge of the Company, there is no proposed or pending proceeding to change or redefine the zoning classification of all or any portion of such Owned Real Property.
(b)    Schedule 2.11(b) describes each interest in real property leased by the Company or any of its Subsidiaries, including the lessor of such leased property, and identifies

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each lease or any other arrangement under which such property is leased (each, a “Lease”). With respect to each Lease, except as set forth on Schedule 2.11(b): (i) neither the Company nor any Subsidiary has received any written or, to the knowledge of the Company, oral notice from any landlord asserting the existence of a default under any such Lease or been informed that the lessor under any such Lease has taken action or, to the knowledge of the Company, threatened to take any action, to terminate the Lease before the expiration date specified in the Lease; (ii) neither the Company nor any of its Subsidiaries subleases any leased real property to any Person other than to the Company or a Subsidiary; (iii) there are no material disputes or forbearance programs in effect as to such Lease; (iv) neither the Company nor any Subsidiary has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold (other than by way of Permitted Liens); (v) all facilities leased or subleased thereunder are supplied with utilities necessary for the operation of said facilities; (vi) the Company has no knowledge of any Lien (other than Permitted Liens) applicable to the real property subject to such Lease which would reasonably be expected to impair the current uses or the occupancy by the Company or a Subsidiary of the property subject thereto; and (vii) no material construction, alteration or other leasehold improvement work with respect to the Lease remains to be paid for or performed by the Company or any Subsidiary.
2.12.    Personal Property. The Company and each of its Subsidiaries has good title to or a valid leasehold, license or other similar interest in all tangible personal property purported to be owned by or licensed to it, free and clear of all Liens, except for Permitted Liens. The tangible personal property of the Company and its Subsidiaries taken as a whole is in adequate condition and sufficient to conduct the business of the Company and its Subsidiaries as the same is conducted on the date of this Agreement, normal wear and tear and maintenance in the Ordinary Course of Business excepted.
As used herein, the term “Permitted Liens” means (a) in the case of real property, such imperfections of title, easements and similar encumbrances and restrictions that do not materially impair the current use of assets of the Company or any of its Subsidiaries subject thereto; (b) materialmen’s, mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s, landlord’s and other like Liens arising in the Ordinary Course of Business, or deposits to obtain the release of such Liens; (c) Liens for Taxes not yet due and payable, or being contested in good faith by appropriate proceedings and for which adequate reserves, determined in accordance with IFRS, have been established; (d) Liens securing any Closing Indebtedness and other Liens, in each case listed on Schedule 2.12; or (e) any Liens created as a result of any act taken by or through the Buyer or any of its subsidiaries.
2.13.    Intellectual Property.
(a)    Schedule 2.13(a)(i) lists all Company Registrations, in each case enumerating specifically the applicable filing or registration number, title, jurisdiction in which filing was made or from which registration issued, date of filing and issuance, and names of all current applicant(s) and registered owners(s), as applicable. Each such Company Registration has not been abandoned by the Company or the applicable Subsidiary. All assignments of Company Registrations to the Company or any Subsidiary have been properly executed and recorded to the extent required in order to be effective under applicable Legal Requirements. To the Company’s knowledge, all Company Registrations are valid and enforceable. All

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issuance, renewal, maintenance and other payments that are or have become due with respect thereto have been timely paid by or on behalf of the Company with respect to all Company Registrations, and, except as set forth on Schedule 2.13(a)(ii), there are no Liens on any of the Company Registrations.
(b)    Except as set forth on Schedule 2.13(b), there are no inventorship challenges, opposition or nullity proceedings or interferences pending or, to the knowledge of the Company, threatened, with respect to any Patent Rights included in the Company Registrations. The Company and the Subsidiaries have complied with their duty of candor and disclosure to the United States Patent and Trademark Office and any relevant foreign patent office, to the extent applicable, with respect to all patent and trademark applications filed by or on behalf of the Company or the applicable Subsidiary and have made no material misrepresentation in such applications. The Company has no knowledge of any fact that would preclude the Company or the applicable Subsidiary from having clear title to the Company Registrations. There has been no public disclosure by the Company or any Subsidiary of any inventions included in Patent Rights contained in the Company Owned Intellectual Property, including in trade publications or at trade shows, prior to filing of any Company Registrations with respect thereto.
(c)    Except as set forth on Schedule 2.5, each item of Company Intellectual Property will be owned by or licensed to the Company or the applicable Subsidiary immediately following the Closing on the same terms and conditions as it was immediately prior to the Closing. Except as set forth on Schedule 2.13(c)(i), the Company or a Subsidiary is the sole and exclusive owner of all Company Owned Intellectual Property, free and clear of any Liens other than Permitted Liens. A true and complete list of all current revenue generating Customer Offerings, and all other current Customer Offerings made available through websites controlled or operated by the Company or a Subsidiary (other than third party websites), is set forth in Schedule 2.13(c)(ii). The Company Intellectual Property constitutes all Intellectual Property necessary (i) to Exploit the Customer Offerings in the manner so done currently by the Company or the Subsidiaries, (ii) to Exploit the Internal Systems as they are currently used by the Company and the Subsidiaries and (iii) otherwise to conduct the business of the Company and the Subsidiaries in the manner currently conducted.
(d)    The Company or the appropriate Subsidiary, as applicable, has taken commercially reasonable steps (in light of the value and importance to the Company’s business of secrecy of the applicable Company Owned Intellectual Property) to protect the proprietary nature of each item of Company Owned Intellectual Property and to maintain in confidence all trade secrets and confidential information comprising a part thereof. No complaint relating to an improper use or disclosure of, or a breach in the security of, any such information has been made or, to the knowledge of the Company, threatened against the Company or any Subsidiary. To the knowledge of the Company, there has been no: (i) unauthorized disclosure to a third Person of any third party proprietary or confidential information in the possession, custody or control of the Company or any Subsidiary, or (ii) material breach of the Company’s or any Subsidiary’s security procedures wherein confidential information has been disclosed to a third Person. The Company and each Subsidiary has actively policed the quality of all goods and services sold, distributed or marketed under each of its Trademarks and has enforced adequate quality control measures to ensure that no Trademarks that it has licensed to others shall be

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deemed to be abandoned, except with regards to Trademarks that the Company or a Subsidiary has intentionally abandoned.
(e)    None of the Customer Offerings infringes (including under 35 U.S.C. sections 271(a), (b) or (c), or equivalent foreign statutory provisions) or violates, or constitutes a misappropriation of, or in the past has infringed (including under 35 U.S.C. sections 271(a), (b) or (c), or equivalent foreign statutory provisions) or violated, or constituted a misappropriation of, any Intellectual Property rights of any third party. To the Company’s knowledge, none of the Internal Systems, or the Company’s or any Subsidiary’s use thereof, infringes or violates, or constitutes a misappropriation of, or in the past has infringed or violated, or constituted a misappropriation of, any Intellectual Property rights of any third party. Schedule 2.13(e) lists any unresolved written complaint, claim or notice, or material threat of any of the foregoing (including any notification that a license under any patent is or may be required by, or is available for license to, the Company or any Subsidiary), received by the Company or any Subsidiary alleging any such infringement, violation or misappropriation and any request or demand for indemnification (excluding requests or negotiations for contractual indemnity provisions), or defense thereof, received by the Company or any Subsidiary from any reseller, distributor, customer, user or any other third party within the past three (3) years (and, to the Company’s knowledge, within the past six (6) years); and the Company has provided to the Buyer copies of all such complaints, claims, notices, requests, demands or threats.
(f)    Except as set forth on Schedule 2.13(f), to the knowledge of the Company, no Person (including any Company Employee or current or former consultant of the Company or any Subsidiary) is infringing, violating or misappropriating any of the Company Owned Intellectual Property or any of the Company Licensed Intellectual Property that is exclusively licensed to the Company or any Subsidiary. Other than cease and desist letters regarding potential unauthorized use or distribution of the Customer Offerings, general course DMCA and similar takedown requests and notices, the Company has provided to the Buyer copies of all written complaints, claims, notices or threats concerning the infringement, violation or misappropriation of any Company Owned Intellectual Property.
(g)    Schedule 2.13(g) identifies each material license, covenant or other agreement pursuant to which the Company or any Subsidiary has assigned, transferred, licensed, distributed or otherwise granted any right or access to any Person, or covenanted not to assert any right, with respect to any past, existing or future Company Intellectual Property other than non-exclusive licenses of Customer Offerings entered into in the Ordinary Course of Business. Neither the Company nor any Subsidiary is a member of or party to any patent pool, industry standards body, trade association or other organization pursuant to the rules of which it is obligated to license any existing or future Intellectual Property to any Person.
(h)    Schedule 2.13(h) identifies (i) each material item of Company Licensed Intellectual Property and each license or agreement pursuant to which any such Company Licensed Intellectual Property is licensed to the Company or any Subsidiary (excluding off‑the‑shelf software programs that are part of, or used with, the Internal Systems and are licensed by the Company or any Subsidiary pursuant to “shrink wrap” licenses, for each of which the fees paid or payable by the Company are less than $10,000 per year) and (ii) each

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agreement, contract, assignment or other instrument pursuant to which the Company or any Subsidiary has obtained any joint or sole ownership interest in or to each item of Company Owned Intellectual Property (excluding non-disclosure, assignment of inventions and other employment agreements with Company Employees in the Ordinary Course of Business).
(i)    Neither the Company nor any Subsidiary has licensed, distributed or disclosed, and knows of no distribution or disclosure by others (including any Company Employee or any current or former contractor of the Company or any Subsidiary) of, the Company Source Code, for Internal Systems, revenue generating Customer Offerings or any Customer Offerings made available through websites controlled or operated by the Company or a Subsidiary (other than third party websites), to any Person (other than any Company Employee or any then-current contractor of the Company or any Subsidiary at the time of such distribution or disclosure), except as set forth in Schedule 2.13(i), and the Company and each Subsidiary has taken reasonable physical and electronic security measures to prevent disclosure of such Company Source Code. Except as set forth in Schedule 2.13(i), to the knowledge of the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, nor will the consummation of the Transactions, result in the disclosure or release of such Company Source Code by the Company, any Subsidiary, any escrow agent or any other Person to any third party.
(j)    All of the Company Owned Intellectual Property has been designed, authored, tested and debugged by (i) regular Company Employees within the scope of their employment; or by (ii) independent contractors of the Company or a Subsidiary who have executed valid and binding agreements expressly assigning all right, title and interest in such copyrightable materials to the Company or a Subsidiary, waiving their non-assignable rights (including moral rights) in favor of the Company or a Subsidiary and its permitted assigns and licensees, and have no residual claim to such materials, other than any residual claim to moral rights to the extent such rights cannot be waived or assigned under applicable Legal Requirements.
(k)    As used in this Section 2.13(k) and in Schedule 2.13(k), a “Sharing Obligation” with respect to Software means a requirement that such Software, as a result of being incorporated into, derived from or distributed with Open Source Materials, be either (x) made available, disclosed or distributed in source code form, (y) licensed for the purpose of making derivative works, or (z) redistributable at no charge or minimal charge. Schedule 2.13(k) lists all Open Source Materials that the Company or any Subsidiary has incorporated into or distributed with the most recent versions of the revenue generating Customer Offerings, and identifies the Customer Offerings in or with which the Open Source Materials have been incorporated or distributed, including (where such Open Source Materials were made available to the Company or any Subsidiary pursuant to Open Source Licenses that impose on the Company or the applicable Subsidiary any Sharing Obligations) whether such Open Source Materials have been modified and/or distributed by the Company or any Subsidiary. Neither the Company nor any Subsidiary has (i) incorporated Open Source Materials into, or used or combined Open Source Materials with, the Customer Offerings; (ii) distributed Open Source Materials in conjunction with any other software developed or distributed by the Company or any Subsidiary; or (iii) used Open Source Materials; for each of (i), (ii) and (iii), in a manner that grants to any third party any immunities under Company Intellectual Property (other than

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the original Open Source Materials and modifications thereto) or creates obligations for the Company or any Subsidiary with respect to the revenue generating Customer Offerings or the Internal Systems that would subject the Company Intellectual Property therein (other than the original Open Source Materials and modifications thereto) to Sharing Obligations.
(l)    Except as set forth in Schedule 2.13(l), each Company Employee and each current or former independent contractor of the Company or any Subsidiary has executed a valid, binding and enforceable written agreement expressly assigning to the Company or such Subsidiary all right, title and interest in any inventions and works of authorship, whether or not patentable, invented, created, developed, conceived and/or reduced to practice during the term of such Company Employee’s employment or such independent contractor’s work for the Company or the relevant Subsidiary, and all Intellectual Property rights therein, and has waived all moral rights therein in a manner effective to the extent permitted under applicable Legal Requirements.
(m)    Except as set forth in Schedule 2.13(m), the Customer Offerings materially conform to the written Documentation therefor provided to resellers and/or end users, the Customer Offerings and the Internal Systems do not contain any disabling device, and the Company or the applicable Subsidiary uses commercially reasonable efforts in accordance with industry standard practices to detect, and not to include in the Customer Offerings or the Internal Systems, any virus, worm, back door, Trojan horse or other disruptive or malicious code that may, or are intended to, impair their intended performance or otherwise permit unauthorized access to, hamper, delete or damage any computer system, software, network or data.
(n)    Neither the Company nor any Subsidiary has sought, applied for or received any support, funding, resources or assistance from any federal, state, local or foreign governmental or quasi-governmental agency or funding source in connection with the Exploitation of the Customer Offerings, the Internal Systems or any facilities or equipment used in connection therewith. No university or Governmental Authority has sponsored any research or development conducted by the Company or any Subsidiary, or has any claim of right or ownership of or Lien (other than Permitted Liens) on any Company Owned Intellectual Property or any Company Licensed Intellectual Property that is, or is purported to be, exclusively licensed to Company or any Subsidiary.
(o)    Neither the negotiation, execution, delivery or performance of this Agreement, nor the consummation of the Transactions, will result in (i) a breach of or default under any agreement to which the Company or any Subsidiary is a party governing any Company Intellectual Property (other than any such breaches or defaults that, individually or in the aggregate, would not reasonably be expected to result in any material Liability or to result in the loss of any material right or benefit of the Company or any of its Subsidiaries), (ii) an impairment of the rights of the Company or any Subsidiary in or to any Company Intellectual Property or portion thereof, (iii) the grant or transfer to any third party of any new license or other interest under, the abandonment, assignment to any third party, or modification or loss of any right with respect to, or the creation of any Lien on, any Company Intellectual Property, (iv) the Company, any Subsidiary, the Buyer or any of their respective Affiliates being obligated to pay any penalty or new or increased royalty or fee to any Person under any

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agreement to which the Company or any Subsidiary is a party governing any Company Intellectual Property, or (v) the Buyer or any of the Buyer’s Affiliates (excluding the Company and the Subsidiaries) being (A) bound by or subject to any noncompete or licensing obligation or covenant not to sue or (B) obligated to license any of its Intellectual Property to (or obligated not to assert its Intellectual Property against) any Person, in each case as a result of any contract to which the Company or any Subsidiary is a party as of the date of this Agreement.
2.14.    Warranty Claims. No product or service manufactured, sold, leased or licensed by the Company or any Subsidiary is subject to any warranty, right of return or right of credit by the Company or any Subsidiary other than (a) the applicable terms and conditions of sale or lease of the Company or the appropriate Subsidiary in the Ordinary Course of Business and on terms not materially less favorable to the Company than those in the Company’s standard form end user license agreements identified on Schedule 2.14, (b) warranties that apply as a matter of law and (c) as otherwise set forth on Schedule 2.14. There are no claims pending against the Company or any Subsidiary alleging any defects in the Company’s or any Subsidiary’s products, or alleging any failure of the products of the Company or any Subsidiary to meet published specifications, other than any such claims that, individually or in the aggregate, would reasonably be expected to be less than $50,000.
2.15.    Customers and Vendors. Schedule 2.15 hereto sets forth a list of (a) the twenty (20) largest customers of the Company and its Subsidiaries (on a consolidated basis) measured by dollar value of gross sales to such customer for the fiscal year ended December 31, 2013 and the interim period through June 30, 2014, and (b) the top ten (10) vendors based on the aggregate dollar amount of purchases of vendor product by the Company and its Subsidiaries (on a consolidated basis) during such fiscal year and the interim period through June 30, 2014 or any sole supplier of any significant product or service to the Company or any Subsidiary. No such customer or vendor has, since January 1, 2013, informed the Company or any Subsidiary in writing or, to the knowledge of the Company, orally that it intends to terminate its business relationship with the Company or any of its Subsidiaries.
2.16.    Compliance with Legal Requirements.
(a)    The Company and its Subsidiaries are conducting, and since January 1, 2011 have conducted, their respective businesses and operations in compliance with all Legal Requirements in all material respects. Since January 1, 2011, neither the Company nor any Subsidiary has received any written notice or communication from any Governmental Authority alleging any material noncompliance with or violation of any Legal Requirement, except as set forth on Schedule 2.16. As used herein, the term “Legal Requirements” means, with respect to any Person, all foreign, federal, state and local statutes, laws, ordinances, judgments, decrees and orders and all governmental rules and regulations applicable to such Person.
(b)    There has not been any material violation of any Legal Requirements by the Company or any Subsidiary in their product development efforts, submissions or reports to any Governmental Authority that would reasonably be expected to require investigation, corrective action or enforcement action. Except as set forth on Schedule 2.16, there is no civil, criminal or administrative action, suit, demand, claim, complaint, hearing, investigation, demand

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letter, notice, warning letter, inspection, mandatory or voluntary recall, safety alert, enforcement proceeding or request for information by any Governmental Authority pending or, to the knowledge of the Company, threatened relating to the Company or any Subsidiary or to the conduct of their respective businesses or the ownership or operation of their respective properties or assets.
(c)    The Company and each Subsidiary is and has been in compliance with the Foreign Corrupt Practices Act, 15 U.S.C. §§ 78dd-1, et seq., the Organization for Economic Cooperation and Development Convention Against Bribery of Foreign Public Officials in International Business Transactions and legislation implementing such convention, all other international anti-bribery conventions and all applicable anti-corruption or bribery Legal Requirements in any jurisdiction in which the Company or any Subsidiary has conducted its business (collectively, “Anti-Bribery Laws”). Neither the Company nor any Subsidiary has received any written communication from any Governmental Authority that alleges that the Company or any Subsidiary, or any current or former employee, agent or representative thereof (the “Representatives”) is or may be in violation of, or has, or may have, any Liability under, any Anti-Bribery Laws, and no such potential violation of any Anti-Bribery Laws has been discovered by or brought to the attention of the Company or any Subsidiary since January 1, 2011. Neither the Company nor any Subsidiary has made or anticipates making any disclosures to any Governmental Authority for potential violations of Anti-Bribery Laws. Neither the Company nor any Subsidiary, nor any of their respective current or former Representatives while acting on behalf of the Company or any Subsidiary, has directly or indirectly offered, given, reimbursed, paid or promised to pay, or authorized the payment of, any money or other thing of value (including any fee, gift, sample, travel expense or entertainment) or any commission payment payable to (i) any Person who is an official, officer, agent, employee or representative of any Governmental Authority or of any existing or prospective customer (whether or not owned by a Governmental Authority), (ii) any political party or official thereof, (iii) any candidate for political or political party office or (iv) any other Person affiliated with any such customer, political party or official or political office, in each case while knowing or having reason to believe that all or any portion of such money or thing of value would be offered, given, reimbursed, paid or promised, directly or indirectly, for purposes not allowable under the Anti-Bribery Laws, to any such official, officer, agent, employee, representative, political party, political party official, candidate, individual, or other Person affiliated with any such customer, political party or official or political office.
(d)    The collection, use, storage, transfer and disclosure by the Company and the Subsidiaries of any personally identifiable information (“Information Practices”) and, to the knowledge of the Company, the use by third parties having authorized access to the websites of the Company and the Subsidiaries or other records, conforms in all material respects, and at all times since January 1, 2011 have conformed in all material respects, to all Legal Requirements and all contractual commitments of the Company and the Subsidiaries to their customers, the viewers of the websites of the Company and the Subsidiaries, and third parties relating to such practices. The Information Practices of the Company and the Subsidiaries have been consistent in all material respects with all representations made to customers, potential customers and third parties regarding such practices.

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(e)    The Company and its Subsidiaries have timely filed all material reports, data and other information required under applicable Legal Requirements.
(f)    Neither the Company nor any Subsidiary has knowingly made any material false statements on, or material omissions from, any notifications, applications, approvals, reports and other submissions to any Governmental Authority.
(g)    Neither the Company nor any Subsidiary has any ongoing reporting or monetary obligations pursuant to any settlement agreement entered into with any Governmental Authority.
(h)    The Company and each of its Subsidiaries has conducted its operations in material compliance with all applicable U.S. export and re-export controls and Legal Requirements and all other applicable import and export controls and Legal Requirements, including, in each case, all applicable Legal Requirements pertaining to the disclosure of technical information to foreign Persons wherever located and/or the provision of access to such technical information by such foreign Persons, and has maintained a written internal program to facilitate such compliance, including training, technology assessment and classification, transaction screening, license compliance tracking, export clearance and recordkeeping measures.
2.17.    Licenses and Permits. Schedule 2.17 hereto sets forth a list of all material licenses, permits and authorizations of Governmental Authorities held by the Company or any of its Subsidiaries (collectively, the “Authorizations”). Such listed Authorizations are the only material Authorizations that are required for the Company and its Subsidiaries to conduct their business as presently conducted. The Authorizations are in full force and effect. The Company and each of its Subsidiaries complies in all material respects with the terms of the Authorizations. To the knowledge of the Company, no Governmental Authority has threatened the suspension or cancellation of any Authorization. The Company has not been informed in writing or, to the Company’s knowledge, orally by the applicable Governmental Authority that such Authorization will not be renewable upon expiration and, to the knowledge of the Company, there is no reasonable basis for believing that such Authorization will not be renewable upon expiration.
2.18.    Taxes. The representations and warranties set forth in this Section 2.18 are subject to the qualifications and disclosures set forth on the corresponding Section of Schedule 2.18.
(a)    The Company and each Subsidiary has properly filed on a timely basis all Tax Returns that it was required to file, and all such Tax Returns were complete and accurate in all material respects. The Company has made available to the Buyer true and correct copies of (i) the Tax Returns of the Company and its Subsidiaries for all taxable years for which the statute of limitations period has not expired, (ii) all private letter rulings, notices of proposed deficiencies, deficiency notices, closing agreements, settlement agreements, pending ruling requests and any similar documents submitted by, received by, or agreed to by or on behalf of the Company or a Subsidiary relating to Taxes for all taxable periods for which the statute of limitations has not yet expired, and (iii) all material agreements, rulings, settlements, or other Tax documents with or from any Governmental Entity relating to Tax incentives of the Company

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or a Subsidiary. The Company and the Subsidiaries have paid on a timely basis all Taxes that were due and payable (whether or not shown on any Tax Return). The Company has maintained all workpapers to the extent required by any Legal Requirement.
(b)    Neither the Company nor any Subsidiary has (i) any currently effective waiver that would have the effect of extending any applicable statute of limitations in respect of any of its Tax Liabilities, (ii) requested any extension of time within which to file any Tax Return, which Tax Return has not yet been filed, or (iii) executed or filed any power of attorney with any taxing authority, which power of attorney remains in effect. There are no unpaid assessments against the Company or any Subsidiary of any Taxes for any taxable period. No examination or audit of any Tax Return of the Company or any Subsidiary by any Governmental Authority is currently in progress or, to the knowledge of the Company, threatened. Neither the Company nor any Subsidiary has received written or, to the Company’s knowledge, other notice from any jurisdiction that the jurisdiction believes that the Company or any Subsidiary was required to file any Tax Return that was not filed or is subject to Tax in such jurisdiction.
(c)    No Governmental Authority has given written or, to the knowledge of the Company, oral notice of any intention to assert any deficiency or claim for additional Taxes against the Company or any of its Subsidiaries. All Taxes that the Company and each Subsidiary is or was required by any Legal Requirement to withhold or to collect have been duly withheld and collected and, to the extent required, properly paid to the applicable Governmental Authority, and the Company and each Subsidiary have complied with all information reporting requirements, including the maintenance of required records with respect thereto, in connection with amounts paid to any employee, independent contractor, creditor or other third party. There are no Tax Liens pending or, to the knowledge of the Company, threatened against the Company, any Subsidiary or any of their respective properties or assets, other than Permitted Liens.
(d)    Neither the Company nor any of its Subsidiaries is a party to any Tax sharing, Tax indemnity, Tax allocation or similar agreement. Neither the Company nor any Subsidiary is liable for the Taxes of any other Person, other than withholding Taxes arising in the Ordinary Course of Business.
(e)    All transactions between the Company and its Subsidiaries have been at arm’s length terms in all material respects. Neither the Company nor any Subsidiary is or has been a party to a transaction or agreement that violates in any material respect any Legal Requirement with respect to transfer pricing in any relevant jurisdiction.

(f)    No United States person (within the meaning of Section 7701(a)(30) of the Code) indirectly owns, or will own at or prior to the Closing, ten percent (10%) or more of the Company as a result of such person’s direct or indirect ownership of EMEA IT Investments Limited.

2.19.    Litigation. Except as disclosed on Schedule 2.19, there is no action, suit, arbitration, litigation, claim, complaint or proceeding (each, a “Legal Proceeding”) pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries and, to the knowledge of the Company, there is no investigation by any Governmental Authority pending or threatened against the Company or any of its Subsidiaries. Since January 1, 2011,

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neither the Company nor any Subsidiary has conducted any internal investigation with respect to any actual, potential or alleged violation of any Legal Requirement by any equity holder, director, manager, officer or employee or the Company or any Subsidiary or concerning actual or alleged fraud, whether or not material. There are no judgments, orders or decrees outstanding against the Company or any Subsidiary. As of the date of this Agreement, neither the Company nor any Subsidiary has current plans to initiate any Legal Proceeding against another Person.
2.20.    Employees and Compensation.
(a)    Except as set forth on Schedule 2.20(a), the employees of the Company or any Subsidiary are not represented by any union, works council or similar organization and, to the knowledge of the Company, there is no labor strike, slowdown, grievance, or other collective bargaining dispute, stoppage or organizational effort pending or threatened against the Company or any Subsidiary. The Company has no knowledge of any organizational effort made or threatened (including the filing of a petition for certification) either currently or within the past two (2) years, by or on behalf of any labor union, works council or similar organization with respect to the employees of the Company or any Subsidiary. The Company and each Subsidiary have complied in all material respects with their respective obligations to inform, consult with and/or obtain consent under any collective bargaining agreement, trade union agreement, works council, employee representative agreement or similar information or consultation agreement about the Transactions.
(b)    The Company has provided to the Buyer a separate letter of even date expressly referencing this Section 2.20 setting forth for each employee as of the date hereof of the Company or a Subsidiary a true and correct list of the name, date of hire, employer, salary as of each of December 31, 2013 and October 1, 2014, bonus from November 1, 2013 through March 31, 2014 and current annual salary (or with respect to employees compensated on an hourly or per diem basis, the hourly or per diem rate of compensation).
(c)    Neither the Company, any Subsidiary nor any of their respective predecessors (or any other Person for whose conduct any of them are or may be responsible) has breached or violated in any material respect any (i) Legal Requirements respecting employment and employment practices, terms and conditions of employment and wages and hours, including any such Legal Requirements respecting hiring, eligibility to work in any jurisdiction, employment discrimination, employee classification, workers’ compensation, family and medical leave and occupational safety and health requirements, or (ii) employment agreement covering individual employees; and no material claims, controversies, investigations, audits or suits are pending or, to the knowledge of the Company, threatened with respect to such Legal Requirements or agreements, either by private individuals or by Governmental Authorities. Neither the Company nor any Subsidiary has incurred, and to the knowledge of the Company no circumstances exist under which the Company or any Subsidiary would reasonably be expected to incur, any material Liability arising from the misclassification of employees as consultants or independent contractors, or from the misclassification of consultants or independent contractors as employees. Except as set forth on Schedule 2.20(c), the Company and each Subsidiary has fully and accurately reported in all material respects the compensation for all consultants or independent contractors on IRS Forms 1099 or other applicable Tax forms for independent contractors when required to do so.

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(d)    Neither the Company nor any Subsidiary is, or since January 1, 2011, has been, engaged in any unfair labor practice or the subject of any unfair labor practice complaint pending or, to the knowledge of the Company, threatened before any Governmental Authority or any workers’ council.
(e)    The Company has provided to Buyer in a separate letter of even date expressly referencing this Section 2.20 a list of all independent contractors currently engaged by the Company or the Subsidiaries, along with the position, date of retention and rate of remuneration for each such Person. Except as set forth in Schedule 2.20(e), none of such independent contractors is a party to a written agreement or contract with the Company or any of its Subsidiaries. The Company and any of its Subsidiaries do not have, nor have they ever had, any temporary or leased employees.
(f)    No employee of the Company or any Subsidiary (i) to the knowledge of the Company, is in material violation of any term of any patent disclosure agreement, non-competition agreement or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company or any Subsidiary because of the nature of the business conducted by the Company or such Subsidiary or to the use of trade secrets or proprietary information of others or (ii) in the case of any key employee or group of key employees, has given notice to the Company or any Subsidiary that such employee or any employee in a group of key employees intends to terminate his or her employment with the Company or such Subsidiary, except as set forth on Schedule 2.20(f), or, to the knowledge of the Company, has any plans to terminate employment with the Company or such Subsidiary.
(g)    Except as set forth on Schedule 2.20(g), all employees of the Company and any of its Subsidiaries are citizens or lawful permanent residents of the country in which they are employed. Schedule 2.20(g) sets forth a list of each Company employee who is providing services in the United States and who holds a temporary work authorization (“Work Permit”), including H-1B, TN, E-1, E-2, L-1, F-1 or J-1 visa status or Employment Authorization Document (“EAD”) work authorizations, setting forth the name of such Company employee, the type of Work Permit and the length of time remaining on such Work Permit. With respect to each Work Permit, all of the information that the Company or any Subsidiary provided to the United States Department of Labor (“DOL”) and the United States Customs and Immigration Service (“USCIS”) in the applications for such Work Permit was, to the knowledge of the Company, true and complete at the time of filing such applications. The Company or the applicable Subsidiary received the appropriate notice of approval or other evidence of authorized employment from the USCIS, the DOL, the Department of State or other relevant Governmental Authority with respect to each such Work Permit. Neither the Company nor any Subsidiary has received any notice from the USCIS or any other Governmental Authority that any Work Permit has been revoked. There is no action pending or, to the knowledge of the Company, threatened to revoke or adversely modify the terms of any of the Work Permits.
2.21.    Benefit Plans.
(a)    Schedule 2.21(a) hereto sets forth all Benefit Plans maintained by the Company or any Subsidiary (other than employment agreements disclosed on Schedule 2.10 or not required to be disclosed on Schedule 2.10). “Benefit Plans” mean any material written or

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oral plan, agreement, program or arrangement involving direct or indirect compensation or benefits, including insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation.
(b)    With respect to each Benefit Plan, the Company has made available to the Buyer true and complete copies, if applicable, of: (i) any and all plan texts and agreements; (ii) any and all outstanding summary plan descriptions and modifications thereto; (iii) the most recent annual report, if applicable; and (iv) the most recent annual and periodic accounting of plan assets, if applicable.
(c)    Except as set forth on Schedule 2.21(c), with respect to each Benefit Plan: (i) such Benefit Plan has been administered in accordance with its terms and all Legal Requirements in all material respects; (ii) no breach of fiduciary duty or prohibited transaction has occurred with respect to which the Company, any of its Subsidiaries or any Benefit Plan would be liable; (iii) no disputes with nor audits by any Governmental Authority are pending or, to the knowledge of the Company, threatened; and (iv) the Company and its Subsidiaries have made all contributions and payments required by the terms of such Benefit Plan.
(d)    Except as set forth on Schedule 2.21(d), the consummation of the Transactions will not (i) accelerate the time of payment or vesting under any Benefit Plan or employment agreement or (ii) increase the amount of compensation or benefits due to any individual under any Benefit Plan or employment agreement. Except as set forth on Schedule 2.21(d), no Benefit Plan or other contract, agreement, plan or arrangement covering any one (1) or more individuals contains any provision or is subject to any Legal Requirement that, as a result of the Transactions or as a result of the Transactions and a related, concurrent or subsequent employment termination, would (A) require severance, termination or retention payments, (B) provide any guaranteed term of employment or compensation guaranty, (C) trigger any material Liability or (D) forgive any indebtedness. No stockholder, member, equity owner, employee, officer, manager or director of the Company or the Subsidiaries has any right to any bonus or incentive compensation related to the Transactions.
(e)    Each “non-qualified deferred compensation plan” (as defined in Section 409A of the Internal Revenue Code of 1986, as amended from time to time (the “Code”)) of the Company has complied in all material respects with the applicable document requirements of, and has been operated in material compliance with, Section 409A of the Code.
(f)     Neither the Company nor any of its Subsidiaries has any Liability under Title IV of the Employee Retirement Income Security Act of 1974, as amended.
(g)    Each Benefit Plan has been maintained in all material respects in accordance with its constituent documents and with all applicable Legal Requirements. No act or omission has occurred and no condition exists with respect to any Benefit Plan that would reasonably be expected to subject the Company or any Subsidiary to (i) any material Liability of any kind imposed by any Governmental Authority or (ii) any material contractual indemnification or contribution obligation protecting any fiduciary, insurer or service provider with respect to any Benefit Plan.

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(h)    Except as set forth on Schedule 2.21(h), or as prohibited by applicable Legal Requirements, each Benefit Plan is amendable and terminable unilaterally and with no further expense by the Company or the applicable Subsidiary (other than for benefits accrued through the date of termination or amendment and reasonable administrative expenses related thereto) and no Benefit Plan, plan documentation or agreement, summary plan description or other written communication distributed generally to employees by its terms prohibits the Company or the applicable Subsidiary from amending or terminating any such plans or arrangements.
(i)    There are no pending claims (other than routine benefit claims and proceedings with respect to qualified domestic relations orders) or lawsuits that have been asserted or instituted by, against or relating to, any Benefit Plan. No Benefit Plan is or has been since January 1, 2011 under audit or examination (nor has notice been received of a potential audit or examination) by any Governmental Authority. No voluntary or required corrections procedures are in progress, or, to the knowledge of the Company, under internal or governmental review, or contemplated and no corrections procedures have been filed with any Governmental Authority since January 1, 2011.
(j)    Except as set forth on Schedule 2.21(j), there are no loans or extensions of credit from the Company or any Subsidiary to any employee of or independent contractor of the Company or any Subsidiary (excluding advances for business expenses in the Ordinary Course of Business).
2.22.    Environmental Laws. Each of the representations and warranties set forth in this Section 2.22 is subject in all respects to the qualifications and disclosures set forth on the corresponding section of Schedule 2.22.
(a)    For purposes of this Agreement, the following definitions shall apply:
(i)    “Environment” shall mean soil, surface waters, groundwaters, land, surface or subsurface strata and ambient air.
(ii)    “Environmental Claim” shall mean any litigation, proceeding, investigation, inquiry, order, directive, summons, complaint, citation or notice of violation from any Governmental Authority relating to Environmental Laws or Hazardous Substances.
(iii)    “Environmental Laws” shall mean all foreign, federal, state and local statutes, regulations, rules and ordinances relating to the Environment, occupational health and safety or exposure of Persons or property to Hazardous Substances, including any statute, regulation, administrative decision or order pertaining to: (A) the presence of or the treatment, storage, disposal, generation, transportation, handling, distribution, manufacture, processing, use, import, export, labeling, recycling, registration, investigation or remediation of Hazardous Substances or documentation related to the foregoing; (B) air, water and noise pollution; (C) groundwater and soil contamination; (D) the release, threatened release, or accidental release into the Environment, the workplace or other areas of Hazardous Substances, including emissions, discharges,

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injections, spills, escapes or dumping of Hazardous Substances; (e) transfer of interests in or control of real property which may be contaminated; (f) community or worker right-to-know disclosures with respect to Hazardous Substances; (g) the protection of wild life, marine life and wetlands, and endangered and threatened species; (h) storage tanks, vessels, containers, abandoned or discarded barrels and other closed receptacles; and (i) health and safety of employees and other Persons.
(iv)    “Hazardous Substances” shall mean any substance that is a “hazardous substance,” “hazardous waste,” “toxic substance,” “toxic waste,” “pollutant,” “contaminant,” “pesticide,” “solid waste,” “radioactive material,” “oil, petroleum or petroleum product” or words of similar import under any Environmental Law.
(b)    The operations of the Company and its Subsidiaries comply in all material respects with all applicable Environmental Laws.
(c)    The use, handling, manufacture, treatment, processing, storage, generation, release, discharge and disposal of Hazardous Substances by the Company and its Subsidiaries comply in all material respects with all applicable Environmental Laws.
(d)    The Company and each of its Subsidiaries has obtained all material permits, licenses and authorizations required under applicable Environmental Laws, and the operations of the Company and its Subsidiaries comply in all material respects with the terms and conditions of such required permits, licenses and authorizations.
(e)    There are no pending or, to the knowledge of the Company, threatened material Environmental Claims against the Company or any of its Subsidiaries.
(f)    Neither the Company nor any Subsidiary has any material Liability arising from the release or threatened release of any Hazardous Substances into the Environment.
(g)    Neither the Company nor any Subsidiary is a party to or bound by any court order, administrative order, consent order or other agreement between the Company or any Subsidiary and any Governmental Authority entered into in connection with any Liability arising under any Environmental Law.
(h)    The Company has no knowledge of any environmental Liability relating to any solid or hazardous waste transporter or treatment, storage or disposal facility that has been used by the Company or any Subsidiary.
(i)    A complete and accurate copy of all documents the Company has possession of (whether in hard copy or electronic form) that contain any environmental reports, investigations and audits relating to premises currently or previously owned or operated by the Company or any Subsidiary (whether conducted by or on behalf of the Company, the Subsidiaries or a third party, and whether done at the initiative of the Company or a Subsidiary or directed by a Governmental Authority or other third party) has been made available to the Buyer.
2.23.    Insurance. The Company and its Subsidiaries are currently insured under the insurance policies listed on Schedule 2.23, each of which is in full force and effect. The

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Company and its Subsidiaries comply in all material respects with the terms and provisions of such insurance policies. Except as disclosed on Schedule 2.23, as of the date of this Agreement, there are no material claims pending under any such insurance policy as to which coverage has been denied or disputed by the underwriter of such policy. All premiums due under such policies have been paid and neither the Company nor any Subsidiary may be liable for retroactive premiums or similar payments. The Company has no knowledge of any threatened termination of, or premium increase with respect to, any such policy. Except as set forth on Schedule 2.23, each such policy will continue in full force and effect immediately following the Closing in accordance with its terms.
2.24.    Affiliate Transactions. Except for employment relationships and the payment of compensation and benefits in the Ordinary Course of Business and except as otherwise disclosed on Schedule 2.24, (a) neither the Company nor any of its Subsidiaries is a party to any agreement or contract with any shareholder holding more than five percent (5%) of the Company’s outstanding stock, officer, director or, to the Company’s knowledge, Affiliate of the Company or any Subsidiary and (b) no such shareholder, officer, director or Affiliate (other than a Subsidiary) of the Company (i) owns any property or right, tangible or intangible, which is used in the business of the Company or any Subsidiary, (ii) to the Company’s knowledge, has any claim or cause of action against the Company or any Subsidiary, (iii) owes any money to, or is owed any money by, the Company or any Subsidiary (excluding advances for business expenses in the Ordinary Course of Business) or (iv) to the Company’s knowledge, owns, directly or indirectly, individually or collectively, any interest in any entity that is in a business similar or competitive to the business of the Company and the Subsidiaries other than any Permitted Investments. Schedule 2.24 describes any transactions or relationships between the Company or a Subsidiary and any such shareholder, officer, director or Affiliate of the Company or any of its Subsidiaries (but excluding all arrangements and transactions solely among the Company and the Subsidiaries and all employee compensation and benefits arrangements entered into in the Ordinary Course of Business) which occurred or have existed since the beginning of the time period covered by the Financial Statements.
2.25.    Brokers. Except for Lazard Frères & Co. LLC, neither the Company nor any of its Subsidiaries has dealt with any broker, finder or similar agent with respect to the Transactions, and neither the Company nor any of its Subsidiaries is under any obligation to pay any broker’s fee, finder’s fee or commission in connection with the consummation of the Transactions.
2.26.    Accounts Receivable. All accounts receivable of the Company and the Subsidiaries reflected on the Most Recent Balance Sheet (other than those paid since such date) are valid receivables subject to no setoffs or counterclaims, net of the applicable reserve for bad debts on the Most Recent Balance Sheet. All accounts receivable of the Company and the Subsidiaries that have arisen since the Most Recent Balance Sheet Date are valid receivables subject to no setoffs or counterclaims, net of a reserve for bad debts related to such accounts receivable in an amount proportionate to the reserve shown on the Most Recent Balance Sheet. Neither the Company nor any Subsidiary has received any written notice from a current account debtor stating that any account receivable in an amount in excess of $10,000 is subject to any contest, claim or setoff by such account debtor.

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2.27.    Bank Accounts; Powers of Attorney. Schedule 2.27 contains a list of all bank accounts and safe deposit boxes of the Company and the Subsidiaries and the names of persons having signature authority with respect thereto or access thereto. Except as set forth on Schedule 2.27, there are no outstanding powers of attorney executed on behalf of the Company or any Subsidiary.
2.28.    Government Contracts. Neither the Company nor any Subsidiary has been suspended or debarred from bidding on contracts or subcontracts with any Governmental Authority; no such suspension or debarment has been initiated or, to the knowledge of the Company, threatened; and the consummation of the Transactions will not result in any such suspension or debarment of the Company, any Subsidiary or the Buyer (assuming that no such suspension or debarment will result solely from the identity of the Buyer). Neither the Company nor any Subsidiary has been or is now being audited or investigated by any Governmental Authority; nor, to the knowledge of the Company, has any such audit or investigation been threatened. To the knowledge of the Company, there is no valid basis for (a) the suspension or debarment of the Company or any Subsidiary from bidding on contracts or subcontracts with any Governmental Authority or (b) any claim (including any claim for return of funds to the government) pursuant to any such audit or investigation. Neither the Company nor any Subsidiary has any agreements, contracts or commitments which require it to obtain or maintain a security clearance with any Governmental Authority.
ARTICLE III
REPRESENTATIONS AND WARRANTIES CONCERNING EACH SELLER
Each Seller severally, but not jointly, represents and warrants solely as to such Seller (and not as to any other Seller) that each of the statements contained in Sections 3.1-3.7 (and the Summit SARL Holders severally, but not jointly, represents and warrants solely as to such Summit SARL Holder (and not as to any other Summit SARL Holder) that each of the statements contained in Section 3.8) is true and correct.
3.1.    Title. Seller owns such Seller’s Purchased Securities, free and clear of any and all Liens other than restrictions on transfers under applicable securities laws and the Articles and the Shareholders Agreement. Such Seller is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting or transfer of any of such Seller’s Purchased Securities, other than the agreements set forth on Schedule 2.7. Upon the consummation of the Transactions, the Buyer will acquire from such Seller good and marketable title to all such Seller’s Purchased Securities, free and clear of all Liens other than restrictions on transfers under applicable securities laws.
3.2.    Authority. If a natural person, such Seller is legally competent to execute and deliver this Agreement. If not a natural person, such Seller is validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, as applicable, and has the requisite power and authority to enter into, deliver and perform its obligations pursuant to this Agreement and such Seller’s execution, delivery and performance of this Agreement has been duly authorized by all necessary corporate or other organizational action of such Seller.

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3.3.    No Conflict. Such Seller’s execution, delivery and performance of this Agreement will not (a) conflict with or result in a breach of the terms of, (b) constitute a default under, (c) result in the creation of any Lien upon any Purchased Securities owned by such Seller pursuant to, or (d) require any authorization, consent, approval, exemption or other action by or declaration or notice to any Person or Governmental Authority pursuant to (i) any Legal Requirement, (ii) any contract binding upon such Seller or (iii) in the case of a Seller that is not an individual, the certificate of incorporation, bylaws or similar governing documents of such Seller.
3.4.    Enforceability. This Agreement has been duly executed and delivered by such Seller and is the valid and binding obligation of such Seller enforceable against such Seller in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application affecting enforcement of creditors’ rights generally, by general equitable principles and by laws related to the availability of specific performance, injunctive relief or other equitable remedies.
3.5.    Litigation. There are no Legal Proceedings pending or, to such Seller’s knowledge, threatened that question the validity of this Agreement or any action taken or to be taken by such Seller in connection herewith.
3.6.    Broker. Except for Lazard Frères & Co. LLC, such Seller has not dealt with any broker, finder or similar agent with respect to the Transactions, and the Seller is under no obligation to pay any broker’s fee, finder’s fee or commission in connection with the consummation of the Transactions.
3.7.    Affiliate Transactions. Such Seller does not have any claim or cause of action against the Company or any Subsidiary and does not own, directly or indirectly, individually or collectively with others, any interest in any entity that is in a business similar or competitive to the business of the Company and the Subsidiaries other than any Permitted Investments.
3.8.    Summit SARLs. In addition to its representations set forth in Sections 3.1 (Title) to 3.7 (Affiliate Transactions) above, each of the Summit SARL Holders severally, and not jointly, represents and warrants to the Buyer that (a) it owns all of the outstanding equity and debt interests in the Summit SARL set forth on Schedule 3.8, free and clear of any and all Liens other than restrictions on transfers under applicable securities laws, (b) except set forth on Schedule 3.8, it is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting or transfer of any of such Seller’s equity and debt interests in the Summit SARL, and (c) with respect to the Summit SARL set forth on Schedule 3.8 as owned by it (i) upon consummation of the purchase contemplated hereby, the Buyer will acquire from such Seller good and marketable title to all such Seller’s equity and debt interests in the Summit SARL, free and clear of all Liens other than restrictions on transfers under applicable securities laws, (ii) the Summit SARL is a holding company and has never engaged in any business, (iii) the Summit SARL owns no assets other than the Shares owned by the Summit SARL and cash, and has no Liabilities other than the debt interests of the Summit SARL held by the Summit SARL Holders that will be transferred to the Buyer at the Closing or expenses associated with the maintenance of such entity, (iv) the capital shares of the Summit SARL is set forth on Schedule 3.8, (v) Schedule 3.8 sets forth a complete and accurate list of all outstanding

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securities of the Summit SARL and the registered holders of such securities as of the date of this Agreement, (vi) all such outstanding securities are duly authorized, validly issued, fully paid, nonassessable and free of all preemptive rights, (vii) there are no outstanding options, warrants, convertible or exchangeable securities or other rights (contingent or otherwise) that would obligate the Summit SARL to issue capital shares of any class or series, (viii) except for the equity and debt interests being acquired by the Buyer, the Summit SARL has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any shares of capital stock of, or any other equity interest in, the Summit SARL or any interest therein or to pay any dividend or to make any other distribution in respect thereof, (ix) the offer, issuance and sale of all outstanding securities of the Summit SARL complied in all material respects with all applicable Legal Requirements, (x) except as disclosed on Schedule 3.8, there are no agreements to which the Summit SARL is a party relating to the acquisition, disposition, voting or registration of any securities of the Summit SARL, (xi) there are no outstanding or authorized stock appreciation, phantom stock or equity or profit participation rights with respect to the capital shares of, or other equity interests in, the Summit SARL, (xii) the Summit SARL has properly filed on a timely basis all Tax Returns that it was required to file and all such Tax Returns were complete and accurate in all respects, and the Summit SARL has paid on a timely basis all Taxes that were due and payable (whether or not shown on any Tax Return), (xiii) during the period of the taxable year beginning on January 1, 2014 through and including the Closing, the Summit SARL has not derived (or been treated for U.S. federal income taxes as deriving) any item of income described in Section 952(a) of the Code (as determined after the due application of Section 952(c) of the Code), (xiv) the Summit SARL is not a party to any Tax sharing, Tax indemnity, Tax allocation or similar agreement, and the Summit SARL is not liable for the Taxes of any other Person, other than withholding Taxes arising in the Ordinary Course of Business, and (xv) for U.S. federal income tax purposes, the Summit SARL is, and has been at all times since its formation, a corporation within the meaning of Treasury Regulation Section 301.7701-2(b).
ARTICLE IV
REPRESENTATIONS AND WARRANTIES CONCERNING THE BUYER
The Buyer represents and warrants to the Company and the Securityholders that each of the statements contained in this Article IV is true and correct.
4.1.    Organization, Power and Standing. The Buyer is a corporation duly organized and validly existing under the laws of the Commonwealth of Massachusetts, with all requisite corporate power to own its properties and to carry on its business as such business is now conducted.
4.2.    Power and Authority; No Conflict. The Buyer has the corporate power and authority to execute and deliver and to carry out the terms of this Agreement and all other agreements, instruments and documents of the Buyer contemplated hereby and the execution and delivery by the Buyer of this Agreement and the other agreements, instruments and documents of the Buyer contemplated hereby and the performance by the Buyer of this Agreement and the consummation by the Buyer of the Transactions have been duly and validly authorized by all necessary corporate action on the part of the Buyer. None of such actions will result in any violation of, be in conflict with or constitute a default under any (a) charter, bylaw or other organizational document, (b) Legal Requirement, (c) contract, agreement or instrument to which

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the Buyer is a party or by which the Buyer is bound, other than, in the case of clauses (b) and (c), any such violations, conflicts, or defaults that, individually or in the aggregate, are not adverse to the ability of the Buyer to consummate the Transactions.
4.3.    Consents and Approvals. Except as set forth on Schedule 4.3 and subject to the filing requirements of the HSR Act and any other applicable Antitrust Laws, no notice to, consent, order, approval, authorization, declaration or filing from or with any Governmental Authority or third party is required on the part of the Buyer for the execution, delivery and performance of this Agreement or any other agreement, instrument or document contemplated hereby by the Buyer or for the consummation of the Transactions, other than any notices, consents, orders, approvals, authorizations, declarations or filings that, if not obtained or made, would not, individually or in the aggregate, be adverse to the ability of the Buyer to consummate the Transactions.
4.4.    Validity and Enforceability. This Agreement is, and each of the other agreements, instruments and documents of the Buyer contemplated hereby will be when executed and delivered by the Buyer, the valid and binding obligations of the Buyer, enforceable against it in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application affecting enforcement of creditors’ rights generally, by general equitable principles, and by laws related to the availability of specific performance, injunctive relief or other equitable remedies.
4.5.    Brokers. The Buyer has not dealt with any broker, finder or similar agent with respect to the Transactions, and the Buyer is not under any obligation to pay any broker’s fee, finder’s fee, commission or similar amount in connection with the consummation of the Transactions.
4.6.    Financial Ability. The Buyer has the financial capability to consummate the Transactions and the Buyer understands that the Buyer’s obligations hereunder are not in any way contingent or otherwise subject to (a) the consummation of any financing arrangements or obtaining financing or (b) the availability of any financing to the Buyer or any of its Affiliates.
4.7.    Independent Investigation; No Other Representations or Warranties of the Securityholders or the Company. The Buyer agrees that none of the Company, any Securityholder or any of their respective Affiliates or advisors have made and shall not be deemed to have made, nor has the Buyer or any of the Buyer Indemnified Parties relied on, any representation, warranty, covenant or agreement, express or implied, with respect to the Company and its Subsidiaries, their business or the Transactions or the accuracy or completeness of any information made available to the Buyer Indemnified Parties, other than those representations, warranties, covenants and agreements explicitly set forth in this Agreement. Without limiting the generality of the foregoing, the Buyer agrees that no representation or warranty, express or implied, is made with respect to any forward looking statements regarding the future prospects of the Company or any of its Subsidiaries or their business, including financial projections or budgets or any such statements relating to research or development plans (collectively, the “Excluded Matters”). The Buyer further covenants, acknowledges and agrees that it is a sophisticated entity and has made its own independent investigation into, and based

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thereon and on the representations and warranties expressly set forth in this Agreement, has formed an independent judgment concerning, the Company and its Subsidiaries and their business. Notwithstanding the foregoing, except for the Excluded Matters, nothing in this Agreement shall, or shall be deemed or construed to, preclude, limit or impair any claim in respect of, relieve any Person of any Liability or obligation for, or limit or impair any recourse available in respect of, fraud.
4.8.    No Other Agreements. Except for the agreements listed on Schedule 4.8, neither Buyer nor any subsidiary thereof has entered into any other agreements with any Share Holder or Employee Shareholder in respect of the Transactions.
ARTICLE V
COVENANTS
5.1.    Access to Information; Confidentiality.
(c)    During the Pre-Closing Period, the Company shall (and shall cause each Subsidiary to) permit the Buyer and its representatives reasonable access, upon reasonable notice and during normal business hours, to (a) the properties, books and records of the Company and its Subsidiaries and (b) employees, advisors, consultants and other personnel of the Company and its Subsidiaries, so that the Buyer may have reasonable opportunity to make such investigation as it shall desire to make of the management, business, properties and affairs of the Company and the Subsidiaries. Any such access shall at all times be managed by and conducted through those representatives of the Company identified by the Company, and shall be subject to such additional limitations as the Company may reasonably require to prevent unreasonable disruption of the business of the Company or any Subsidiary, the disclosure of legally privileged information for which a joint defense agreement with the Buyer would not protect such privileged information and/or the disclosure or use of any Personal Information other than in compliance with applicable Legal Requirements. “Personal Information” means any information in the possession or control of the Company about an identifiable individual other than the name, title or business address or telephone number of an employee.
(d)    The confidentiality agreement between the Company and the Buyer dated May 28, 2014 shall remain in full force and effect and the Buyer and its representatives shall continue to comply with the provisions thereof (the “Confidentiality Agreement”). All information furnished or made available to the Buyer and its subsidiaries and representatives shall be subject to the Confidentiality Agreement. If this Agreement terminates for any reason, the term of the Confidentiality Agreement shall be deemed extended for a period of time equal to the period of time elapsed from May 28, 2014 through the date of termination of this Agreement.
(e)    Within ten (10) days after the end of each month ending prior to the Closing, beginning with October 31, 2014, the Company shall furnish to Buyer a statement of bookings in the form of Schedule 5.1(c)(i) attached hereto as of the end of such month, prepared on a basis consistent with past practice. Within fifteen (15) days after the end of each month ending prior to the Closing, beginning with October 31, 2014, the Company shall furnish to Buyer a statement of operating expenses in the form of Schedule 5.1(c)(ii) attached hereto as of the end of such month, prepared on a basis consistent with past practice. Within twenty (20)

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days after the end of each month ending prior to the Closing, beginning with October 31, 2014, the Company shall furnish to the Buyer a balance sheet in the form of Schedule 5.1(c)(iii) attached hereto as of the end of such month, prepared on a basis consistent with past practice. Such statements shall present fairly in all material respects the information set forth therein as of the dates thereof and for the periods covered thereby, and shall be consistent with the books and records of the Company and the Subsidiaries. Notwithstanding anything to the contrary contained herein, liability with respect to any inaccuracies set forth in the statements and balance sheets delivered pursuant to this Section 5.1(c) shall be determined pursuant to Article VII as though such statements were representations governed by Section 7.2(a) and not on the basis of such being a covenant governed by Section 7.2(b), and, except for claims of fraud, no claim shall be made with respect to any inaccuracy of such statements or balance sheets after the Cut-Off Date.
(f)    Upon the request of the Buyer and with the consent of the Company, such consent not to be unreasonably withheld, conditioned or delayed, the Company shall introduce the Buyer to key customers of the Company and the Subsidiaries for the purpose of facilitating the post-Closing integration of the Company and the Subsidiaries and their businesses into that of the Buyer; provided that Buyer shall offer the Company the opportunity to participate in all communications and meetings with any such Person.
5.2.    Conduct of Business. From the date of this Agreement until the Closing Date or the earlier termination of this Agreement (the “Pre-Closing Period”), except (i) as set forth on Schedule 5.2, (ii) in the case of Section 5.2(b)(xi), as otherwise provided in a separate letter of even date herewith from the Company to the Buyer expressly referencing this Section 5.2, (iii) as otherwise required by the express terms of this Agreement or by any Legal Requirement or (iv) as consented to in writing by the Buyer (which consent, in the case of Section 5.2(b)(vi), (x), (xi) and (xv), will not be unreasonably withheld, delayed or conditioned), the Company shall comply with the following covenants:
(g)    Required Actions. The Company shall, and shall cause each Subsidiary to:
(i)    maintain its legal existence; and
(ii)    conduct its business only in the Ordinary Course of Business and, to the extent consistent therewith, use its commercially reasonable efforts to preserve intact its current business organization, keep its physical assets in good working condition, keep available the services of its current officers and key employees and preserve its material relationships with customers, suppliers and others having business dealings with it.
(h)    Prohibited Actions. The Company shall not, and shall not permit any Subsidiary to, do any of the following:
(i)    effect any change or amendment to the Articles or the respective organizational documents of the Subsidiaries, in each case as in effect on the date hereof;

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(ii)    acquire, sell, lease, license or dispose of any properties or assets (including any shares or other equity interests in or securities of any Subsidiary or any other corporation, partnership, association or other business organization or division thereof), other than purchases, sales and non-exclusive licenses of products and services in the Ordinary Course of Business and other than the sale or disposition of obsolete assets in the Ordinary Course of Business;
(iii)    create or incur any new indebtedness or replace any existing indebtedness for borrowed money (including obligations in respect of capital leases) in excess of $250,000 in the aggregate; assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person; or, except for advances for business expenses and similar loans to employees made in the Ordinary Course of Business, make any loans, advances or capital contributions to, or investments in, any other Person;
(iv)    mortgage or pledge any of its properties or assets or subject any of its properties or assets to any Lien, other than Permitted Liens;
(v)    declare, set aside, make or pay any dividend or distribution on its shares or other equity interests (whether in cash, stock or property or any combination thereof), or split, combine or reclassify any shares of its capital stock or other equity interests or, except as required by the terms of existing Company Securities, issue, repurchase or redeem any shares or other equity interests or any options, warrants, convertible or exchangeable securities or other rights to acquire shares or other equity interests of the Company or any Subsidiary;
(vi)    materially modify or amend, terminate, knowingly take or omit to take any action that would constitute a material violation of or default under, or waive any material rights under, any Material Contract or under any contract or agreement of a nature that would constitute a Material Contract if in existence on the date of this Agreement; or enter into any contract or agreement of a nature that would constitute a Material Contract if in existence on the date of this Agreement, other than contracts entered into in the Ordinary Course of Business for (A) the purchase or sale of products and services not in excess of $100,000 for any such contract or (B) any non-exclusive license of products or services in connection with any contract permitted by clause (A) or otherwise incidental to the sale or purchase of products or services in the Ordinary Course of Business;
(vii)    make any material change in its Tax or accounting practices other than any change required by IFRS or any Legal Requirement, make or change any material Tax election or change an annual accounting period other than any change required by IFRS or any Legal Requirement;
(viii)     file any material amendment to an existing Tax Return, enter into any closing agreement, waive or extend any statute of limitation with respect to Taxes, settle or compromise any material Tax Liability, claim or assessment, surrender any right to claim a material refund of Taxes or take any other similar action relating to the filing of

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any Tax Return or the payment of any Tax; provided, however, that nothing in this Section 5.2(b)(viii) shall prevent the Company or any Subsidiary from pursuing a refund for Taxes attributable to any Pre-Closing Taxable Period;
(ix)    acquire any business, whether by merger, amalgamation or consolidation, purchase of assets or equity interests or any other manner;
(x)    make any capital expenditures in excess of $200,000 individually or in the aggregate;
(xi)    except as required to comply with applicable Legal Requirements or agreements, plans or arrangements existing on the date of this Agreement and listed in Schedule 2.10, Schedule 2.20 or Schedule 2.21 or provided in the letter referenced in Section 2.20 (Employees and Compensation), (A) adopt, enter into, terminate or amend any Benefit Plan or any collective bargaining agreement, (B) increase the compensation or benefits of, or pay or promise any bonus to, any director, officer, employee or consultant or materially modify their terms of employment or engagement (except for increases in base salary in the Ordinary Course of Business described in a separate letter of even date herewith from the Company to the Buyer expressly referencing this Section 5.2(b)(xi)), (C) amend or accelerate the payment, right to payment or vesting of any compensation or benefits, including any outstanding equity compensation, (D) pay any bonus or other benefit to its directors, officers or employees (except for existing payment obligations described in a separate letter of even date herewith from the Company to the Buyer expressly referencing this Section 5.2(b)(xi)) or hire any new officers or (except in the Ordinary Course of Business) any new employees, (E) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or benefit plan, including the grant of performance units or the removal of existing restrictions in any benefit plans or agreements or awards made thereunder, or (F) take any action to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or benefit plan;
(xii)    discharge or satisfy any Lien, or pay any Liability in excess of $50,000, other than in the Ordinary Course of Business;
(xiii)    sell, assign, transfer, license or sublicense any Company Intellectual Property, other than pursuant to non-exclusive licenses and agreements entered into with customers and distributors in the Ordinary Course of Business;
(xiv)    change the nature or scope of its business being carried on as of the date of this Agreement or commence any new business not being ancillary or incidental to such business or take any action to alter its organizational or management structure;
(xv)    institute or settle any Legal Proceeding in excess of $50,000;
(xvi)    take any action or fail to take any action permitted by this Agreement with the knowledge that such action or failure to take action would result in (i) any of the representations and warranties of the Company or the Sellers set forth in

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this Agreement becoming untrue in any material respect or (ii) any of the conditions to the Closing set forth in Article VI not being satisfied;
(xvii)    fail to make any payments or filings that become due to Governmental Authorities with respect to, or are required in order to preserve, renew or maintain, Company Registrations for material Patent Rights or material Trademarks; or
(xviii)    agree to take any of the foregoing actions.
In addition, during the Pre-Closing Period, the Company shall and shall cause each of the Subsidiaries to (A) accept customer orders in the Ordinary Course of Business and (B) continue to make regularly scheduled payments pursuant to the terms of any Contract with respect to any indebtedness, if any, in existence as of the date of this Agreement.
5.3.    Exclusivity.
(h)    During the Pre-Closing Period, each Seller severally, and not jointly, and the Company shall not, and each such party shall require each of its officers, directors, employees, representatives and agents not to, directly or indirectly, through any officer, director, employee, Affiliate, agent or representative or otherwise, (i) initiate, solicit, encourage or otherwise facilitate any inquiry, proposal, offer or discussion with any party (other than the Buyer or its representatives) concerning any acquisition, equity or debt financing, joint venture, merger, reorganization, consolidation, recapitalization, business combination, liquidation, dissolution, share exchange, sale of stock, sale of material assets or similar business transaction involving the Company, any Subsidiary or either Summit SARL, (ii) furnish any information concerning the business, properties or assets of the Company, any Subsidiary, the Purchased Securities or either Summit SARL to any party (other than the Buyer or its representatives) in connection with, to facilitate or to any third party contemplating any such transaction or (iii) engage in negotiations or enter into any agreement with any party (other than the Buyer or its representatives) concerning any such transaction.
(i)    The Company shall immediately notify any party with which discussions or negotiations of the nature described in Section 5.3(a) were pending that such party is terminating such discussions or negotiations. If, on or after the date hereof, any Seller or the Company receives any inquiry, proposal or offer of the nature described in Section 5.3(a), such party shall, within one (1) business day after such receipt, notify the Buyer of such inquiry, proposal or offer and the terms of such inquiry, proposal or offer.
5.4.    Third Party Consents and Governmental Approvals. During the Pre-Closing Period:
(a)    The Buyer and the Company shall cooperate, and each shall use its commercially reasonable efforts, to take all actions and to do all things necessary, proper or advisable to consummate the Transactions, including using its commercially reasonable efforts to (i) obtain all such waivers, consents or approvals from third parties, and to give all such notices to third parties, as are required to be listed by such party in any Schedule to this Agreement and (ii) ensure that (A) each of its representations and warranties remain true and correct in all

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material respects through the Closing Date, and (B) the conditions to the obligations of the other parties to consummate the Closing are satisfied. Each Seller, severally, shall use its commercially reasonable efforts to ensure that its representations and warranties remain true and correct in all material respects through the Closing Date.
(b)    Each party shall use commercially reasonable efforts to file, as promptly as practicable after the date of this Agreement, all notices, reports and other documents required to be filed by such party with any Governmental Authority with respect to the Transactions, to submit promptly any additional information requested by any such Governmental Authority with respect to the Transactions, and to obtain all waivers, permits, consents, approvals or other authorizations from Governmental Authorities as may be required for such party to consummate the Transactions and otherwise comply with applicable Legal Requirements in connection with the consummation of the Transactions. Without limiting the generality of the foregoing, the Buyer and the Company shall, within five (5) business days following the date of execution of this Agreement, make or cause to be made any and all required filings under the HSR Act (and will request early termination of the waiting period required under the HSR Act). Except as may be prohibited by any applicable Legal Requirement, the parties agree to cooperate with respect to the obtaining of information needed for the preparation of any such notices, reports and other documents. Except as may be prohibited by any applicable Legal Requirement, each of the Buyer and the Company shall (A) give the other party prompt notice upon becoming aware of the commencement of any antitrust Legal Proceeding by or before any Governmental Authority with respect to the Transactions, (B) keep the other party reasonably informed as to the status of any such Legal Proceeding and (C) promptly inform the other party of any substantive communication to or from any Governmental Authority regarding the Transactions. Except as may be prohibited by any applicable Legal Requirement, the Buyer and the Company will reasonably consult and cooperate with one another, and will consider in good faith the views of one another, in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any antitrust Legal Proceeding relating to the Transactions. In addition, except as may be prohibited by any Governmental Authority or by any Legal Requirement and except as may be reasonably required by a party to protect such party’s confidential information, in connection with any antitrust Legal Proceeding relating to the Transactions, each of the Buyer and the Company will permit authorized representatives of the other party to be present at each meeting or conference with a Governmental Authority relating to any such Legal Proceeding and to have access to and be consulted in advance in connection with any document, opinion or proposal made or submitted to any Governmental Authority in connection with any such Legal Proceeding. Notwithstanding the foregoing or anything to the contrary in this Agreement, (i) neither party shall be obligated to respond to formal “second” requests for additional information or documentary material under the HSR Act or similar requests from any Governmental Authority except to the extent it elects to do so in its sole discretion, (ii) neither party shall be obligated to commence any Legal Proceeding to challenge the ruling of any Governmental Authority and (iii) the Buyer shall not be obligated to offer, negotiate, commit to or effect, by consent decree, hold separate order or otherwise (A) the sale, divestiture, license or other disposition of any of the capital stock, assets, rights, products or businesses of the Company, the Buyer or any of their respective Affiliates, (B) any restrictions or limitations on the conduct of the business of the Company, the Buyer or any of

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their respective Affiliates, or (C) any limitations on the ability of the Buyer to acquire or hold, or to exercise full rights of ownership of, any of the Purchased Securities.
5.5.    Seller Signature Pages; Exercise of Drag-Along Right. As of the date of this Agreement, Sellers holding, directly or indirectly, at least seventy-five percent (75%) of the Shares (calculated on a fully diluted basis) have executed and delivered a signature page to this Agreement. Prior to the Closing, Summit and the Company will cause each of the remaining Share Holders to sell such Seller’s Shares to the Buyer at the Closing in accordance with the terms of this Agreement, either by delivering to the Buyer a counterpart signature page to this Agreement in the form of Exhibit A-1 hereto executed by such Seller or through the exercise of the drag-along rights and power of attorney set forth in the Company’s Shareholders Agreement, dated as of June 30, 2008, as amended (the “Shareholders Agreement”). In addition, the Company shall use commercially reasonable efforts to obtain, prior to the Closing, from each Major Option Holder an Option Holder Instrument of Accession and from each holder of Stock Options that is not a Major Option Holder an Option Surrender Agreement.
5.6.    Company Option Plan. Prior to the Closing, the Company’s Board of Directors shall adopt appropriate resolutions and the Company shall take all other actions necessary to cause (a) the vesting of each Stock Option outstanding as of immediately prior to the Closing that is held by a person that, as of immediately prior to the Closing, is a then current employee or director of or consultant to the Company or any Subsidiary to be accelerated such that each such Stock Option is fully vested and exercisable as of immediately prior to the Closing and (b) with respect to each vested Stock Option outstanding immediately prior to the Closing, the termination of such Stock Option and the conversion of such Stock Option into the right to receive a portion of the Purchase Price, in each case in accordance with and subject to Section 1.6(d) of this Agreement.
5.7.    Updates to Schedules. During the Pre-Closing Period, the Company and each Seller (solely with respect to itself) shall promptly deliver to the Buyer supplemental information concerning events or circumstances occurring subsequent to the date hereof which would render any representation, warranty or statement of the Company or such Seller, as applicable, in this Agreement or any Schedule incomplete or inaccurate in any material respect at any time after the date of this Agreement until the Closing. No such supplemental information shall be deemed to avoid or cure any misrepresentation or breach of warranty or constitute an amendment of any representation, warranty or statement in this Agreement or the Schedules. Notwithstanding the foregoing, if (a) such supplemental information relates to an event or circumstance hereafter arising (without breach of Section 5.2 (Conduct of Business) or Section 5.3 (Exclusivity)), (b) such supplemental information is accompanied by a written statement from the Securityholder Representative, on behalf of the Securityholders, informing the Buyer of the Securityholder Representative’s belief that the Buyer is entitled to terminate this Agreement in accordance with the provisions of Section 8.1(b) (Termination) as a result of such supplemental information (which statement shall be binding on the Sellers) and (c) the Buyer would, in fact, have the right to terminate this Agreement pursuant to Section 8.1(b) (Termination) as a result of the information so disclosed and it does not exercise such right prior to the Closing, then such supplemental information shall constitute an amendment of the representation, warranty or statement to which it relates for purpose of Article VII (Survival; Indemnification) of this Agreement such that the Buyer shall not be entitled to indemnification under Article VII of this

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Agreement with respect to such matter to the extent of the information so disclosed; provided, further, that if such supplemental information is provided to the Buyer less than two (2) full business days prior to the scheduled Closing Date, then the Closing Date shall be deferred by two (2) business days to provide the Buyer with sufficient time to evaluate such information.
5.8.    Tax Matters.
(c)    Consistent Tax Reporting.
(i)    The parties agree that the payment of the Sellers’ Expenses and any other amounts (including Closing Indebtedness) deducted from the Purchase Price shall be treated for Tax purposes as (A) not included in the amount realized by the Sellers or the Summit SARL Holders, (B) contributed to the Company by the Buyer and, as applicable, contributed by the Company to its Subsidiaries and (C) paid by the Company or its Subsidiaries, as applicable. For purposes of this Agreement, all deductions and credits allowed by applicable Legal Requirements arising from such payments in a taxable year that includes the Closing Date shall be allocated to the Pre-Closing Taxable Periods or, for taxable periods that include but do not end on the Closing Date, to the portion of such periods ending prior to the Closing Date, regardless of which portion of the period such deductions and credits are allowed by applicable Legal Requirements.
(ii)    All interest and other earnings on the Escrow Fund shall be treated as interest and earnings of Buyer for income Tax purposes, except as otherwise required by any Legal Requirement.
(iii)    For purposes of any federal, state, local or foreign Tax, the Sellers, the Company and the Buyer shall (A) treat and report the Transactions in all respects consistently with the provisions of this Section 5.8 and (B) not take any actions or positions inconsistent with the obligations of the parties set forth in this Section 5.8.
(iv)    Without the prior written consent of the Securityholder Representative (in the case of the Company or any Subsidiary) or the applicable Summit SARL Holder (in the case of a Summit SARL), which consent will not be unreasonably withheld, delayed or conditioned, no election shall be made with respect to the Company or any of its Subsidiaries or any Summit SARL under Sections 336(e) or 338 of the Code (relating to stock purchases treated as asset acquisitions) and no similar election under any foreign Tax law shall be made with respect to the Company or any of its Subsidiaries or any Summit SARL.
(v)    Except in connection with the matters set forth as items 1 through 6 on Schedule 2.18 (the “Disclosed Tax Matters”), neither the Buyer, the Company, any of its Subsidiaries nor a Summit SARL shall amend or modify any Tax Return with respect to any Pre-Closing Taxable Period or any Straddle Period, or extend the statute of limitations period in respect of any such Tax Return (except in connection with a routine audit of the Company, any Subsidiary or a Summit SARL for which the Securityholder Representative or Summit SARL Holders, as the case may be, does not have the right to control pursuant to Section 5.8(e)), without the prior written consent of the

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Securityholder Representative (in the case of the Company or any Subsidiary) or the applicable Summit SARL Holder (in the case of a Summit SARL), which consent will not be unreasonably withheld, delayed or conditioned.
(d)    Tax Returns.
(i)    The Company shall prepare, or cause to be prepared, and timely file, or cause to be timely filed, all Tax Returns of the Company and any of its Subsidiaries that are required to be filed on or before the Closing Date (taking into account any validly obtained extensions of time to file) and shall timely pay or cause to be timely paid all Taxes shown due thereon. All such Tax Returns shall be prepared and filed in a manner consistent with the past practice of the Company and its Subsidiaries, except as otherwise required by any Legal Requirement.
(ii)    The Buyer shall prepare, or cause to be prepared, and timely file, or cause to be timely filed, all Tax Returns of the Company and each of its Subsidiaries that are required to be filed after the Closing Date (taking into account any validly obtained extensions of time to file). All Tax Returns for taxable periods ending on or before the Closing Date (“Pre-Closing Taxable Periods”) and for taxable periods that include but do not end on the Closing Date (“Straddle Periods”) shall be prepared and filed in a manner consistent with the past practice of the Company and its Subsidiaries, except as otherwise required by any Legal Requirement. The Company shall permit the Securityholder Representative and its representatives to review and comment on each such Tax Return with respect to Pre-Closing Tax Periods or Straddle Periods at least thirty (30) days prior to the due date and shall consider in good faith such revisions to such Tax Returns as are reasonably requested by Securityholder Representative and its representatives. The Buyer shall timely pay any Taxes of the Company and any of its Subsidiaries shown due on any Tax Returns filed pursuant to this Section 5.8(a)(ii), provided however that the Sellers shall promptly reimburse the Buyer pursuant to Section 7.2(d) to the extent any such Taxes are Pre-Closing Taxes, with such payment to be satisfied, first, by the Escrow Fund as set forth in Section 7.2.
(iii)    The Summit SARL Holders shall prepare, or cause to be prepared, and timely file, or cause to be timely filed, all Tax Returns of the Summit SARLs for all Pre-Closing Taxable Periods, including any such Tax Returns required to be filed after the Closing Date, and shall timely pay or cause to be timely paid all Taxes shown due thereon. All such Tax Returns shall be prepared and filed in a manner consistent with the past practice of the respective Summit SARL, except as otherwise required by any Legal Requirement. The Summit SARL Holders shall permit the Buyer and its representatives to review and comment on each such Tax Return filed after the Closing Date at least thirty (30) days prior to the due date and shall consider in good faith such revisions to such Tax Returns as are reasonably requested by the Buyer and its representatives.
(iv)    The Buyer shall prepare, or cause to be prepared, and timely file, or cause to be timely filed, all Tax Returns of the Summit SARLs for any Straddle Period. All such Tax Returns shall be prepared and filed in a manner consistent with the past practice of the respective Summit SARL, except as otherwise required by any Legal

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Requirement. The Company shall permit the Summit SARL Holders and their representatives to review and comment on each such Tax Return at least thirty (30) days prior to the due date and shall consider in good faith such revisions to such Tax Returns as are reasonably requested by the Summit SARL Holders and their representatives. The Buyer shall timely pay any Taxes of the Summit SARLs shown due on any Tax Returns filed pursuant to this Section 5.8(b)(iv), provided however that the Summit SARL Holders shall promptly reimburse the Buyer to the extent any such Taxes are Pre-Closing Taxes.
(e)    Cooperation on Tax Matters. The Buyer, the Company, the Summit SARLs, the Summit SARL Holders, and the Securityholder Representative shall cooperate fully, to the extent reasonably requested by another, in connection with the filing of Tax Returns pursuant to Section 5.8(b) and any audit, examination, litigation, refund or other proceeding with respect to Taxes (a “Contest”). Such cooperation shall include the retention and (upon another party’s request) the provision of records and information which are reasonably relevant to any such Tax Return filing or Contest and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Buyer, the Company, the Summit SARLs and the Securityholder Representative agree, upon written request, to use reasonable efforts to provide the other parties with all information that any party may be required to report for Tax purposes.
(f)    Tax Refunds. To the extent not attributable to the carryback of a net operating loss of the Company, any Subsidiary or any Summit SARL, as applicable from a Taxable period (or portion thereof) beginning after the Closing Date or for the Disclosed Tax Matters, all Tax refunds and overpayments of the Company or any Subsidiary relating to Taxable periods or any portion thereof ending on the Closing Date, whether received in cash or credit or applied to a subsequent Taxable period, shall be solely for the benefit of the Securityholders, and the Buyer shall cause the same to be paid to the Securityholder Representative within fifteen (15) days after the receipt or utilization thereof (net of any reasonable out-of-pocket expenses of the Buyer, the Company or any Subsidiary) and all Tax refunds and overpayments of the Summit SARLs relating to Taxable periods or any portion thereof ending on the Closing Date, whether received in cash or credit or applied to a subsequent Taxable period, shall be solely for the benefit of the Summit SARL Holders, and the Buyer shall cause the same to be paid to the Summit SARL Holders within fifteen (15) days after the receipt or utilization thereof (net of any reasonable out-of-pocket expenses of the Buyer or the Summit SARLs). Upon request by the Securityholder Representative, the Buyer shall cause the Company, any applicable Subsidiary and any applicable Summit SARL to use commercially reasonable efforts to pursue diligently and in good faith, at the Securityholders’ or Summit SARL Holders’ expense, as applicable, any Tax refunds available pursuant to applicable Legal Requirements that relate to Taxable periods or any portion thereof ending on the Closing Date and to cause any such refund to be paid in cash rather than applied to a subsequent Taxable period, to the extent permitted by applicable Legal Requirements. Any payments pursuant to this Section 5.8(d) shall be treated as an adjustment to the Purchase Price, except as otherwise required by any Legal Requirement.
(g)    Control of Audits.

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(i)    To the extent that a Contest after the Closing Date in relation to the Company or any Subsidiary relates solely to Pre-Closing Taxable Periods (other than any of the Disclosed Tax Matters), the Securityholder Representative shall control the conduct of such Contest, but the Buyer shall have the right to participate in such Contest at its own expense, and the Securityholder Representative shall not settle, compromise and/or concede any portion of such Contest that could affect the Tax liability of the Company or its Subsidiaries for any taxable period (or portion thereof) after the Closing Date without the written consent of the Buyer, which shall not be unreasonably withheld, delayed or conditioned.
(ii)    To the extent that a Contest after the Closing Date may give rise to liability (whether under this Agreement or otherwise) to any Seller in relation to the Company or any Subsidiary and is not described in Section 5.8(e)(i), the Buyer shall control the conduct of such Contest, but the Securityholder Representative shall have the right to participate in such Contest at its own expense, and the Buyer shall not settle, compromise and/or concede any portion of such Contest that could give rise to liability (whether under this Agreement or otherwise) to any Seller without the written consent of the Securityholder Representative, which shall not be unreasonably withheld, delayed or conditioned. For the avoidance of doubt, the Buyer shall have the right to control any Contest with respect to any of the Disclosed Tax Matters.
(iii)    To the extent that a Contest after the Closing Date in relation to the Summit SARLs relates solely to Pre-Closing Taxable Periods, the Summit SARL Holders shall control the conduct of such Contest, but the Buyer shall have the right to participate in such Contest at its own expense, and the Summit SARL Holders shall not settle, compromise and/or concede any portion of such Contest that could affect the Tax liability of a Summit SARL for any taxable period (or portion thereof) after the Closing Date without the written consent of the Buyer, which shall not be unreasonably withheld, delayed or conditioned.
(iv)    To the extent that a Contest after the Closing Date may give rise to liability (whether under this Agreement or otherwise) to any Summit SARL Holder (or its partners) in relation to the Summit SARLs and is not described in Section 5.8(e)(iii), the Buyer shall control the conduct of such Contest, but the Summit SARL Holders shall have the right to participate in such Contest at their own expense, and the Buyer shall not settle, compromise and/or concede any portion of such Contest that could give rise to liability (whether under this Agreement or otherwise) to any Summit SARL Holder (or its partners) without the written consent of the Summit SARL Holders, which shall not be unreasonably withheld, delayed or conditioned.
(v)    In the event of any conflict between the provisions of this Section 5.8(e) and the provisions of Section 7.5 (Procedure for Indemnification), the provisions of this Section 5.8(e) shall control.
(h)    Transfer Taxes. All transfer, documentary, sales, use, stamp, conveyance, value added, recording, registration, filing and other similar Taxes and administrative fees (including notary fees) arising in connection with the consummation of the Transactions

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(“Transfer Taxes”) shall be paid one-half by the Sellers and one-half by the Buyer. The Sellers’ share of such Transfer Taxes shall constitute “Sellers’ Expenses” for purposes of this Agreement. The Sellers and the Buyer will each file all necessary Tax Returns and other documentation required to be filed by such party with respect to Transfer Taxes, and, if required by applicable Legal Requirements, the other party will join in the execution of any such Tax Returns and other documentation.
5.9.    Proprietary Information.
(a)    From and after the Closing, each Seller agrees severally, but not jointly, on behalf of itself and its controlled Affiliates that have received Proprietary Information of the Company or any Subsidiary not to disclose or make use of any such information which is not generally known by, nor easily learned or determined by, Persons outside the Company (collectively referred to herein as “Proprietary Information”), including: (i) specifications, manuals and products in various stages of development, and other technical data; (ii) customer and prospect lists, details of agreements and communications with customers and prospects, and other customer information; (iii) sales plans and projections, product pricing information, protocols, acquisition, expansion, marketing, financial and other business information and existing and future products and business plans and strategies of the Company, the Subsidiaries or the Buyer; (iv) sales proposals, demonstrations systems and sales material; (v) research and development; (vi) software systems, computer programs and source codes; (vii) Proprietary Information developed by specialized consultants and contractors for the Company or any Subsidiary; (viii) purchasing, operating and other cost data; (ix) special customer needs, customer Personal Information, cost and pricing data; and (x) employee information (including personnel, payroll, employee Personal Information, compensation and benefit data and plans), including all such information recorded in manuals, memoranda, projections, reports, minutes, plans, drawings, sketches, designs, data, specifications, software programs and records, whether or not legended or otherwise identified by the Company, the Subsidiaries or the Buyer as Proprietary Information. Proprietary Information shall not include such information that the Sellers can demonstrate (A) is generally available to the public (other than as a result of a disclosure by a Seller or a controlled Affiliate of any of them in violation of this Agreement), (B) was disclosed to a Seller by a third party who is, to the knowledge of the Seller after reasonable inquiry, under no obligation to keep such information confidential or (C) was independently developed by the Seller (other than as an employee of or contractor to the Company or any Subsidiary) without reference to Proprietary Information. Notwithstanding the foregoing, (i) the Seller shall have no obligation hereunder to keep confidential any of the Proprietary Information to the extent disclosure thereof is required by any Legal Requirement; provided, however, that in the event disclosure is required by any Legal Requirement such Seller shall (except as set forth in the next sentence) use reasonable efforts to provide the Buyer with prompt advance notice of such requirement so that the Buyer may seek (at its sole expense) an appropriate protective order, (ii) each Seller shall be permitted to use Proprietary Information in connection with the enforcement of any rights against the Buyer pursuant to this Agreement or, in the case of any Seller that is an employee of the Company or any Subsidiary, the enforcement of any employment related rights against the Company or any Subsidiary, and (iii) the Summit SARL Holders may disclose to their current and potential investors financial information related to the nature of, amount of and return on their investment in the Company on a confidential basis.

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Notwithstanding the foregoing, in the event of any routine examination by a Governmental Authority having jurisdiction over the Summit SARL Holders or any of their Affiliates that is not specific to this Transaction or the Company or any Subsidiary, the Summit SARL Holders and such Affiliates may disclose such information to the extent required by any Legal Requirement without the need to notify the Buyer.
(b)    Each Seller severally, but not jointly, agrees that the remedy at law for any breach of this Section 5.9 would be inadequate and that the Buyer shall be entitled to seek injunctive relief in addition to any other remedy it may have upon breach of any provision of this Section 5.9.
5.10.    Directors’ and Officers’ Indemnification and Insurance.
(a)    The Buyer shall not, for a period of six (6) years after the Closing, take any action to alter or impair any exculpatory or indemnification provisions now existing in the Articles, the respective organizational documents of the Subsidiaries or in the agreements listed on Schedule 5.10(a) entered into for the benefit of any individual who served as a director or officer of the Company or any of its Subsidiaries at any time prior to the Closing. Notwithstanding the foregoing, the Buyer shall be permitted to alter or impair any such exculpatory or indemnification provisions (i) to the extent required to conform with changes in Legal Requirement and (ii) if such alterations or impairments do not affect the application of such provisions to acts or omissions of such individuals prior to the Closing, other than matters relating to acts or omissions of such individuals prior to the Closing as to which the Buyer is entitled to indemnification under Article VII of this Agreement; it being the intent of the parties that, except as provided in this sentence and subject to applicable Legal Requirements, the individuals who are or were officers and directors of the Company and its Subsidiaries at any time prior to the Closing (the “Indemnified Persons”) shall continue to be entitled to such exculpation and indemnification to the full extent now contained in the Articles, the respective organizational documents of its Subsidiaries and any agreements listed on Schedule 5.10(a) entered into for the benefit of such Persons. The Company and its Subsidiaries shall, and the Buyer shall cause the Company and its Subsidiaries to, perform under the provisions described in this Section 5.10(a).
(b)    On or prior to the Closing Date, the Company shall purchase and prepay in full all premiums, fees and other costs for a director and officer liability insurance policy covering the Indemnified Persons for pre-Closing periods and covering the period commencing on the Closing Date and ending no earlier than six (6) years from the Closing Date, which policy shall be no less favorable to such individuals than the policy or policies maintained by the Company and its Subsidiaries immediately prior to the Closing for the benefit of such individuals (the “Tail Policy”). The Buyer will not, and will cause the Company and the Subsidiaries not to, take any action to cancel, amend or modify the Tail Policy without the prior written consent of the Securityholder Representative. The Company shall pay all premiums, fees and costs of the Tail Policy and such premiums, fees, costs and expenses shall constitute “Sellers’ Expenses” hereunder to the extent unpaid as of the Closing.
(c)    The provisions of this Section 5.10 are intended to be for the benefit of, and enforceable by, each Indemnified Person and such Indemnified Person’s estate, heirs and

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representatives, and nothing herein shall affect any indemnification rights that any Indemnified Person or such Indemnified Person’s estate, heirs and representatives may have under the Articles, the respective organizational documents of the Subsidiaries, any Legal Requirement, any contract or otherwise.
5.11.    Books and Records. After the Closing, the Securityholder Representative and its accountants, lawyers and representatives shall be entitled to have reasonable access to and to make copies of the books and records and other information of the Company or any of the Subsidiaries for any purpose relating to the Sellers’ ownership of the Company or any of its Subsidiaries prior to the Closing. Such access shall be in such a manner as does not unreasonably interfere with the operation of the business of the Buyer, the Company or the Subsidiaries. In the event of any litigation or threatened litigation between the parties relating to this Agreement or the Transactions, the covenants contained in this Section 5.11 shall not apply and shall not be considered a waiver by any party of any right to assert the attorney-client privilege or any similar privilege.
5.12.    Buyer Benefit Plans.
(a)    For a period of one (1) year after the Closing, except for any equity incentive plans, the Buyer shall cause the Company and its Subsidiaries to maintain employee benefit and compensation plans, programs, policies and arrangements (collectively, the “Buyer’s Plans”) which, in the aggregate, will provide compensation and benefits to the employees of the Company and its Subsidiaries substantially similar in all material respects, in the aggregate, to those provided pursuant to the plans, programs, policies and arrangements of the Company and its Subsidiaries in effect on the date of this Agreement (collectively, the “Company Plans”); provided, that nothing herein shall interfere with the Company’s or any Subsidiary’s right or obligation to make such changes to such plans, programs, policies or arrangements as are necessary to conform with applicable Legal Requirements. To the maximum extent permitted by any Legal Requirements, for the purposes of any of the Buyer’s Plans for which eligibility or vesting of benefits depends on length of service, and for any benefit for which the amount or level of benefits depends on length of service, the Buyer shall give (or cause to be given) to each employee full credit for past service with the Company and/or its Subsidiaries as of and through the Closing Date (“Prior Service”) under the Company Plans. In addition, and without limiting the generality of the foregoing, each employee (a) shall be given credit for Prior Service for purposes of eligibility to participate, satisfaction of any waiting periods, evidence of insurability requirements, or the application of any pre-existing condition limitations; (b) shall be given credit for amounts paid under a corresponding Company Plan during the same period for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the Buyer’s Plans; and (c) shall be eligible to receive under the Buyer’s Plans such periods of vacation leave, sick leave, personal days, holidays and other similar periods of leave as were accrued and available to the employee under the Company Plans immediately prior to the Closing.
(b)    The Buyer’s management shall recommend to Buyer’s compensation committee that (i) new hire grants of restricted stock units and performance units having an aggregate value (based on the fair market value of Buyer Common Stock on the date of grant)

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of approximately $10 million will be made by Buyer to the employees employed by the Company or any Subsidiary within thirty (30) days of the Closing Date with the grants vesting over three (3) years commencing October 1, 2015 in accordance with the Buyer’s standard vesting policies for new hire awards, (ii) a cash bonus pool of $2.5 million will be paid by Buyer to certain of the employees employed by the Company or any Subsidiary on the date that is twelve (12) months after the Closing Date if on such date such employee remains employed by the Buyer or any of its subsidiaries, including the Company and its subsidiaries, or if such employee’s employment with Buyer or any of its subsidiaries, including the Company and its Subsidiaries, is terminated without Cause by the Buyer or any of its subsidiaries, including the Company and its subsidiaries, prior to such date and (iii) with respect to such grants and such cash bonus pool, so long as they are employed by the Buyer or any of its subsidiaries, including the Company and its Subsidiaries, Svetozar Georgiev and Vassil Terziev shall be consulted as to the allocation by person and amount of such grants and such cash bonus pool; provided, that if any cash bonus awards made pursuant to clause (ii) above are forfeited by the grantee within twelve (12) months of the grant date due to a termination of employment without Cause, Buyer, in consultation with Svetozar Georgiev and Vassil Terziev, shall reallocate such forfeited cash bonus awards to employees employed by the Company or any Subsidiary who, at such time, are employed by the Buyer or any of its subsidiaries, including the Company and its Subsidiaries. The amount of any reallocated cash bonus awards shall be based on the cash bonus awards so forfeited and shall provide for payment on the date that is twelve (12) months after the grant of such reallocated cash bonus awards if such employee remains employed by the Buyer or any of its subsidiaries, including the Company and its Subsidiaries, on such date.
5.13.    Information Statement. Within ten (10) business days following the execution of this Agreement the Company shall prepare for the Buyer’s review and approval, which approval shall not be unreasonably withheld, conditioned or delayed, an information statement (the “Information Statement”) that shall include a summary of the terms of this Agreement (which summary shall include a summary of the terms relating to the indemnification obligations of the Sellers, the escrow arrangements, the authority of the Securityholder Representative and the treatment of Stock Options pursuant to Section 1.6(d) (Stock Options) of this Agreement). Promptly following the Buyer’s reasonable opportunity to review the Information Statement and the Company’s inclusion of the Buyer’s reasonable comments thereon (to the extent timely provided), the Company shall deliver the Information Statement to each Seller that is not an Original Seller. The Company shall ensure that the Information Statement, other than any information regarding the Buyer supplied in writing by the Buyer for inclusion therein, does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.
5.14.    Seller Releases. Effective as of the Closing, each Seller voluntarily, knowingly and irrevocably, acting individually or through its, his or her attorney, on its, his or her own behalf and on behalf of its, his or her heirs, successors, trustees, executors, administrators, assigns and any other person or entity that can claim by, through or under any of them (collectively with the Sellers, the “Releasors”) releases and discharges the Buyer, the Company and their respective present and future subsidiaries, directors, officers, shareholders, agents,

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employees, representatives and Affiliates (collectively with the Company, as the case may be, the “Releasees”) from all actions, suits, causes of action and Liabilities of any kind or nature, whether in law or equity, and whether arisen, accrued or matured heretofore or hereafter, which against the Releasees, any of them, the Releasors, or any of them, ever had, now has or hereafter may have, upon or by reason of any cause, matter or thing whatsoever occurring prior to the date hereof and related in any manner to the Company or any Subsidiary (collectively, “Claims”), including (a) any Claims relating to or arising out of such Seller’s status as a holder of Purchased Securities or any Company Securities held at any time by such Seller, (b) any dividends or distributions on such securities, (c) the allocation of the Purchase Price among the Purchased Securities, and (d) any obligation of the Company or any of its Subsidiaries to issue any Share, Stock Option or other security to such Seller; provided, however, that notwithstanding anything in this Section 5.14 to the contrary, nothing herein shall be deemed a release or discharge (i) of any obligation of the Buyer or the Company or any Subsidiary to perform any of the terms, conditions and agreements contained in this Agreement or any other agreement, document or instrument entered into pursuant to this Agreement, (ii) the Company or any Subsidiary from any indemnification obligation to such Seller in accordance with the provisions of Section 5.10 (Directors’ and Officers’ Indemnification and Insurance) of this Agreement, (iii) any rights a Seller may have under any insurance policy maintained by the Company naming such Seller as an insured party, including under any directors or officers liability insurance policy, (iv) any contractual rights of any employee, or (v) any rights of an employee to accrued compensation or benefits.
5.15.    Covenants of Summit SARL Holders. During the Pre-Closing Period, the Summit SARL Holders shall (a) cause each Summit SARL to maintain its legal existence and (b) not permit either Summit SARL to (i) engage in any business, (ii) acquire any assets other than the Shares owned by such Summit SARL or (iii) incur any Liabilities other than the debt interests of such Summit SARL held by the Summit SARL Holders that will be transferred to the Buyer at Closing or transaction or maintenance expenses which will be paid by the Summit SARL Holders.
5.16.    Termination of 401(k) Plan. Prior to Closing, the Company shall terminate any and all Benefit Plans intended to qualify under Section 401(k) of the Code, or any successor statute, effective not later than the day immediately preceding the Closing Date. Upon the termination of such plans, the Company shall provide Buyer with evidence that such 401(k) plans have been terminated pursuant to resolution of the Company’s Board of Directors not later than the day immediately preceding the Closing Date.
5.17.    Summit SARL Name Change. The Buyer acknowledges and agrees that the acquisition of the Summit SARLs shall not grant to it any rights in the name “Summit Partners” or any abbreviations or derivations thereof. The Buyer shall refrain from using such name or abbreviations or derivations after the Closing (except in reference to historical fact) and shall, within ten (10) business days after the Closing, change the legal name of the Summit SARLs to a name that is not confusingly similar to such name.
5.18.    Updating of Company’s Shareholders Register. Promptly following the Closing (and in no event later than seven (7) days following the Closing), the Company shall,

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and Buyer shall cause the Company to, update the Company’s shareholders register to reflect the consummation of the Transactions.
5.19.    Financial Statements. Prior to Closing, the Company shall deliver to the Buyer:
(j)    with respect to the Company and its Subsidiaries, interim financial statements for the six month period ended June 30, 2014 (and the corresponding six month period ended June 30, 2013) as contemplated pursuant to IFRS; with each such financial statement to be prepared in accordance with IFRS as issued by the International Accounting Standards Board applied consistently with the Company’s past practices (to the extent such past practices are consistent with IFRS); and
(k)    with respect to the Company and its Subsidiaries, an unaudited consolidated balance sheet and income statement as of December 31, 2013 and for the nine month period ending September 30, 2014; with each such financial statement prepared in accordance with US GAAP and with Rule 11-01 pursuant to Regulation S-X and the accompanying reconciling items to conform the financial statements from IFRS to US GAAP.
The financial statements specified in Section 5.19(a) shall be accompanied by an unqualified review report under ISRE 2410 from the Company’s independent accounting firm stating that such financial statements present fairly, in all material respects, the consolidated financial position, as well as the consolidated results of operations and cash flows, of the Company and its Subsidiaries for the periods covered by the such financial statements, in conformity with IFRS.
(l)    Prior to the Closing, the Company shall also provide the Buyer with (i) customary reliance and consent letters in form and substance reasonably satisfactory to the Buyer with respect to the items set forth in Section 5.19(a) and (ii) customary consent letters in form and substance reasonably satisfactory to the Buyer with respect to the Financial Statements.
5.20.    Further Assurances. From time to time after the Closing Date, upon request of any party, each party shall execute, acknowledge and deliver all such other instruments and documents and shall take all such other actions required to consummate and make effective the Transactions; provided that the Buyer shall not be required to pay any further consideration or amounts therefor.
5.21.    Section 280G Covenant. Not less than five (5) business days prior to the Closing Date, the Company shall submit to a stockholder vote, in a manner that satisfies the stockholder approval requirements under Section 280G(b)(5)(B) of the Code and the Treasury Regulations promulgated thereunder, the right of any “disqualified individual” (as defined in Section 280G(c) of the Code) to receive any and all payments or other benefits contingent on the consummation of the transactions contemplated by this Agreement (within the meaning of Section 280G(b)(2)(A)(i) of the Code) to the extent necessary so that no payment or benefit received by such “disqualified individual” shall be a “parachute payment” under Section 280G(b) of the Code (determined without regard to Section 280G(b)(4) of the Code, except to the extent otherwise agreed by the Buyer and the Company). Such vote shall establish the disqualified individual’s right to receive the payment or other benefit, and the Company shall obtain any required waivers or consents from the disqualified individual prior to the vote. In addition, the Company shall

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provide adequate disclosure to Company stockholders that hold voting Shares of all material facts concerning all payments to any such disqualified individual that, but for such vote, could be deemed “parachute payments” under Section 280G of the Code in a manner that satisfies Section 280G(b)(5)(B)(ii) of the Code and the Treasury Regulations promulgated thereunder. At least five (5) business days prior to the vote, the Buyer and its counsel shall be given the right to review and comment on all documents required to be delivered to the Company stockholders in connection with such vote and any required disqualified individual waivers or stockholder consents, and the Company shall reflect all reasonable comments of the Buyer thereon. The Buyer and its counsel shall be provided copies of all documents executed by the stockholders and disqualified individuals in connection with the vote.
ARTICLE VI
CONDITIONS TO CLOSING
6.1.    Conditions Precedent to the Buyer’s Obligations. The obligation of the Buyer to consummate the Transactions is expressly subject to the fulfillment or express written waiver by the Buyer of the following conditions on or prior to the Closing Date:
(i)    Representations and Warranties True. (i) The representations and warranties of the Company and the Sellers set forth in the first sentence of Section 2.1 (Organization, Power and Standing), the third and seventh sentences of Section 2.2 (Subsidiaries), Section 2.4 (Due Authorization), the second, third and fifth sentences of Section 2.7 (Capitalization), and Sections 3.1 (Title), 3.2 (Authority) and 3.8 (Summit SARLs) of this Agreement shall be true and correct in all respects as of the date of this Agreement and shall be true and correct in all respects as of the Closing as though made as of the Closing and (ii) all other representations and warranties of the Sellers and the Company set forth in this Agreement shall be true and correct in all respects as of the date of this Agreement and shall be true and correct in all respects as of the Closing as though made as of the Closing, except (A) with respect to the representations and warranties described in clauses (i) and (ii) above, to the extent that any such representation or warranty relates to an earlier date (in which case such representations and warranties shall be true and correct in all respects as of such date, subject to clauses (B) and (C) below), (B) with respect to the representations and warranties contained in the second and fourth sentences of Section 2.7 (Capitalization), errors that, individually and in the aggregate, are de minimus, and (C) with respect to the representations and warranties described in clause (ii) above, where the failure of all such representations and warranties to be true and correct in all respects (whether as of the date of this Agreement, the Closing or such earlier date), individually or in the aggregate, has not had a Company Material Adverse Effect (it being agreed that any materiality qualifications in particular representations and warranties shall be disregarded in determining whether any such failures to be true and correct have had a Company Material Adverse Effect for purposes of this Section 6.1(a)).
(j)    Covenants Performed. The Company and each Original Seller shall have performed or complied in all material respects with each of its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Closing, and each of the Company and Summit shall have complied in all respects with its agreements and covenants set forth in Section 5.5 (Seller Signature Pages; Exercise of Drag-Along Right) of this Agreement.

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(k)    Compliance Certificate. The Buyer shall have received a certificate signed by both of the Chief Executive Officers and by the Chief Financial Officer of the Company certifying as to the matters set forth in Sections 6.1(a), (b), (d) and (i).

(l)    No Legal Proceedings or Legal Requirements. No Legal Proceeding shall be pending or threatened in writing wherein an unfavorable judgment, order, decree, stipulation or injunction, and no Legal Requirement shall be in effect which, would (i) prevent consummation of the Transactions, (ii) cause the Transactions to be rescinded following consummation of any such transaction or (iii) have, individually or in the aggregate, a Company Material Adverse Effect, and no such judgment, order, decree, stipulation or injunction shall be in effect.
(m)    Section 1.3(b) Deliverables. The Company shall have delivered the Estimated Purchase Price Certificate and Payment Spreadsheet required by Section 1.3(b) (Closing Deliverables).
(n)    Escrow Agreement. The Securityholder Representative and the Escrow Agent shall have entered into the escrow agreement in the form of Exhibit B (the “Escrow Agreement”).
(o)    Share Certificates. The Sellers or the Company shall have delivered Share Certificates duly endorsed, or executed stock powers, sufficient to transfer all of the issued and outstanding Shares (other than those held by the Summit SARL Holders) to the Buyer. The Summit SARL Holders shall have delivered all of the outstanding equity securities in each Summit SARL duly endorsed, or executed stock powers or other similar instruments of transfer reasonably acceptable to the Buyer, sufficient to transfer such securities to the Buyer.
(p)    Option Holders. Option Holder Instruments of Accession and Option Surrender Agreements shall have been executed and delivered by at least that number of holders of Stock Options such that the Buyer shall have received Option Holder Instruments of Accession, Option Surrender Agreements and Share Holder Instruments of Accession representing, together with the Original Sellers, not less than 90% of the portion of the Purchase Price payable at Closing pursuant to Sections 1.4(b), (c), (d) and (e).
(q)    No Company Material Adverse Effect. From and after the date of this Agreement, there shall have occurred no Company Material Adverse Effect.
(r)    Antitrust Approvals. All applicable waiting periods (and any extensions thereof) under the HSR Act and under any other applicable Antitrust Laws shall have expired or otherwise been terminated.
(s)    Required Consents. The Company shall have obtained at its own expense (and shall have provided copies thereof to the Buyer) all of the waivers, permits, consents, approvals, consents or other authorizations, and effected all of the registrations, filings and notices, listed on Schedule 6.1(k).

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(t)    Lien Releases. The Company shall have delivered to the Buyer duly executed written instrument(s) releasing any Lien pursuant to the Loan and Security Agreement, dated as of June 24, 2014, by and between Avidbank and Telerik Inc. and the agreements related thereto, and authorizing the filing of UCC-3 termination statements (or other comparable documents) for all UCC-1 financing statements (or other comparable documents) filed in connection with any such Lien.
(u)    Financial Statements. The Company shall have delivered to the Buyer the financial statements contemplated by Section 5.19 (Financial Statements).
(v)    Director and Officer Resignations. The Buyer shall have received copies of the resignations, effective as of the Closing, of each director and officer of the Company and the Subsidiaries (other than any such resignations which the Buyer designates, by written notice to the Company, as unnecessary). For greater certainty, it is understood that this Section 6.1(n) does not require any director or officer to resign in such person’s capacity as an employee of the Company or any Subsidiary and will not affect such person’s rights under his or her employment agreement with the Company or any Subsidiary as in effect as of the date hereof.
(w)    Termination of Affiliate Arrangements. The agreements and other arrangements between Affiliates of the Company (other than Subsidiaries), on the one hand, and the Company or any Subsidiary, on the other hand, listed on Schedule 6.1(o) shall have been satisfied and discharged in full and otherwise terminated (including with respect to Liabilities or obligations that would otherwise survive termination thereof), in each case without any liability to the Company or any Subsidiary.
(x)    Other Deliveries. The Buyer shall have received certificates of good standing of Telerik Inc. in its jurisdiction of organization and the various foreign jurisdictions in which it is qualified, certified charter documents of Telerik Inc., and certificates as to the incumbency of officers of the Company and the adoption of authorizing resolutions by the Company in connection with the Closing.
6.2.    Conditions Precedent to the Company’s and Sellers’ Obligations. The obligation of the Company and the Sellers to consummate the Transactions is expressly subject to the fulfillment, or express written waiver by the Company, of the following conditions on or prior to the Closing Date:
(j)    Representations and Warranties True. (i) The representations and warranties of the Buyer set forth in Sections 4.1 (Organization, Power and Standing), the first sentence of Section 4.2 (Power and Authority; No Conflict) and Section 4.4 (Validity and Enforceability) of this Agreement shall be true and correct in all respects as of the date of this Agreement and shall be true and correct in all respects as of the Closing as though made as of the Closing and (ii) all other representations and warranties of the Buyer set forth in this Agreement shall be true and correct in all respects as of the date of this Agreement and shall be true and correct in all respects as of the Closing as though made as of the Closing, except (A) with respect to the representations and warranties described in clauses (i) and (ii) above, to the extent such representations and warranties are specifically made as of a particular date (in which case such

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representations and warranties will be true and correct in all respects as of such date, subject to clause (B) below) and (B) with respect to the representations and warranties described in clause (ii) above, where the failure, if any, of all such representations and warranties to be true and correct in all respects (whether as of the date of this Agreement, the Closing or such earlier date), individually or in the aggregate, has not had, and would not reasonably be expected to result in, a material adverse effect on the Buyer’s ability to consummate the Transactions (it being agreed that any materiality qualifications in particular representations and warranties shall be disregarded in determining whether any such failures to be true and correct have had, or would reasonably be expect to result, in a material adverse effect for purposes of this Section 6.2(a)).
(k)    Covenants Performed. The Buyer shall have performed or complied in all material respects with each of its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Closing.
(l)    Compliance Certificate. The Company and the Securityholder Representative shall have received a certificate signed by an authorized officer of the Buyer certifying as to the matters set forth in Sections 6.2(a) and (b).
(m)    Escrow Agreement. The Buyer shall have entered into the Escrow Agreement.
(n)    Closing Payments. The Buyer shall have made the payments contemplated by Section 1.4 (Payments at Closing).
ARTICLE VII
SURVIVAL; INDEMNIFICATION
7.1.    Survival. Except for claims of fraud, all covenants and agreements of the Sellers, the Company and/or the Buyer which require performance prior to the Closing will survive the Closing and remain in effect until the date that is eighteen (18) months following the Closing Date (the “Cut-Off Date”), and unless a specified period is set forth in this Agreement, the covenants and agreements in this Agreement which require performance after the Closing will survive the Closing and remain in effect indefinitely. Except for claims of fraud, all representations and warranties shall expire on the Cut-Off Date; provided, however, that the indemnification claims with respect to the representations and warranties set forth in Sections 2.1(a) (Organization, Power and Standing), 2.2(a) (Subsidiaries), 2.4 (Due Authorization), 2.6 (Validity and Enforceability), 2.7 (Capitalization), 2.18 (Taxes), 2.25 (Brokers), 3.1 (Title), 3.2 (Authority), 3.4 (Enforceability), 3.8 (Summit SARLs), 4.1 (Organization, Power and Standing), 4.2 (Power and Authority; No Conflict), 4.4 (Validity and Enforceability) and 4.7 (Independent Investigation; No Other Representations or Warranties of the Securityholders or the Company) shall survive for the duration of the period ending sixty (60) days following the expiration of the longest applicable statute of limitations. All representations and warranties described in the proviso of the prior sentence of this Section 7.1 shall be collectively referred to herein as “Fundamental Representations.” If an Indemnified Party delivers to an Indemnifying Party, before expiration of a representation, warranty, covenant or agreement, a Notice of Claim based upon a breach of such representation, warranty, covenant or agreement, then the applicable representation, warranty, covenant or agreement shall survive until, but only for purposes of, the

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final resolution of the matter covered by such notice (including the final determination and/or payment of any Losses which any Indemnified Party may incur at any future date to the extent of the matter covered by such notice or otherwise arising out of the matter covered by such notice). If the Legal Proceeding or written claim with respect to which a Notice of Claim has been given is definitively withdrawn or resolved in favor an Indemnified Party, such Indemnified Party shall promptly so notify the Indemnifying Party. The rights to indemnification set forth in this Article VII shall not be affected by (i) any investigation conducted by or on behalf of the Buyer or any knowledge acquired (or capable of being acquired) by the Buyer, whether before or after the date of this Agreement or the Closing Date, with respect to the inaccuracy or noncompliance with any representation, warranty, covenant or obligation which is the subject of indemnification hereunder, or (ii) any waiver by the Buyer of any closing condition relating to the accuracy of representations and warranties or the performance of or compliance with agreements and covenants.
7.2.    Indemnification of the Buyer Indemnified Parties for matters related to the Company. Subject to the other terms of this Article VII, from and after the Closing, each Seller severally and not jointly in accordance with its Pro Rata Share (but subject to the provisions in clause (viii) below) agrees to indemnify, defend and hold harmless the Buyer, its controlled Affiliates (including, after the Closing, the Company and the Subsidiaries) and all of their respective officers, managers, directors, equityholders (other than equityholders of the Buyer), employees and agents (the “Buyer Indemnified Parties”) from and against any and all Losses incurred or suffered by any Buyer Indemnified Parties (regardless of whether such Losses relate to any Third Party Action or any claim or conduct of any third party) arising out of, resulting from or constituting:
(c)    any failure of any representation or warranty of the Company contained in Article II of this Agreement to be true and correct (i) on the date of this Agreement, (ii) as of the Closing Date as if made on the Closing Date, except in the case of clauses (i) and (ii) to the extent such representations and warranties are specifically made only as of a particular date, and (iii) in the case of representations and warranties made only as of a particular date, as of such date;
(d)    any breach by the Company of any covenant of the Company contained in this Agreement which requires performance at or prior to the Closing or any breach by Summit of the covenant contained in Section 5.5 (Seller Signature Pages; Exercise of Drag-Along Right) of this Agreement;
(e)    except to the extent (i) paid pursuant to Section 1.4(a), any Sellers’ Expenses or (ii) actually deducted in the calculation of the Purchase Price, any Closing Indebtedness or Change of Control Obligations;
(f)    except as provided in paragraph (x) below, the following Taxes: (i) any Pre-Closing Taxes of the Company or any of its Subsidiaries, (ii) any Taxes of another Person (other than the Company or any Subsidiary) for which the Company or its Subsidiaries has any liability as a result of being a member of an affiliated, consolidated, combined, unitary or similar group on or prior to the Closing Date, and (iii) any Taxes of another Person (other than the Company or any Subsidiary) for which the Company or any of its Subsidiaries has any liability

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as a transferee or successor, pursuant to any contractual obligation (excluding any contract entered into either (A) subsequent to the Closing, or (B) in the Ordinary Course of Business the primary purpose of which is unrelated to Taxes) or otherwise, which Tax is attributable to the operations of the Company or any of its Subsidiaries on or prior to the Closing Date or an event or transaction occurring before the Closing;
(g)    any claim by an equityholder or former equityholder of the Company or any Subsidiary, or any other Person, seeking to assert, or based upon, in each case to the extent existing at or prior to the Closing: (i) the ownership or rights to ownership of any equity interest in the Company or any Subsidiary; (ii) any rights of an equityholder of the Company or any Subsidiary (other than the right to receive the consideration pursuant to Article I (Purchase and Sale; Closing)), including any option, preemptive rights or rights to notice or to vote; (iii) any rights under the Articles or the respective organizational documents of any Subsidiary; or (iv) any claim that such Person’s equity interest was wrongfully repurchased by the Company or any Subsidiary;
(h)    any claim by any Person based upon the exercise of the power of attorney contained in the drag-along rights set forth in the Shareholders Agreement; or
(i)    any error or inaccuracy in the Payment Spreadsheet.
The Buyer Indemnified Parties’ right to make claims under this Section 7.2, however, shall be subject to the following limitations and conditions:
(i)    No claim shall be made under Section 7.2(a) unless, and only to the extent that, any Loss (or series of related or similar Losses) exceeds $10,000.
(ii)    No claim shall be made under Section 7.2(a) unless, and only to the extent that, the cumulative amount of Losses incurred by the Buyer Indemnified Parties (excluding Losses for which indemnification would not be available as a result of clause (i) above) exceeds $1,750,000, and then the Buyer Indemnified Parties shall only be entitled to recover the amount of such excess; provided, however, that the foregoing limitation shall not apply to (A) claims of fraud or (B) any claim relating to a breach of any of the Fundamental Representations.
(iii)    Except for (A) claims of fraud or (B) any claim relating to a breach of any of the Fundamental Representations, the Escrow Fund shall be the sole and exclusive means for the Buyer Indemnified Parties to collect any Losses for which it is entitled to indemnification under Section 7.2(a) from any Seller, and no Buyer Indemnified Party shall seek recourse against any other assets of the Sellers for any such claim. Further, (1) the Buyer Indemnified Parties shall not attempt to collect any Losses with respect to a claim for indemnification under this Section 7.2 directly from any Seller unless and solely to the extent there are insufficient unclaimed Escrow Funds remaining to satisfy such Losses pursuant to the Escrow Agreement and (2) in no event will any Seller be liable for aggregate Losses under this Agreement in excess of the portion of the Purchase Price actually received by, or held in escrow for the benefit of, such Seller. All claims by the Buyer Indemnified Parties shall be brought first against the Escrow Fund

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until it is exhausted, and only thereafter may the Buyer Indemnified Parties seek recourse against any other assets of the Sellers.
(iv)    To the extent a Loss is not satisfied from the Escrow Fund, no Seller shall be liable for any Loss in excess of such Seller’s Pro Rata Share of such Loss. As used herein, a Seller’s “Pro Rata Share” shall equal a fraction, the numerator of which is the total number of Company Securities held by such Seller as of immediately prior to the Closing (calculated on a fully-diluted basis), and the denominator of which is the total number of outstanding Company Securities (calculated on a fully-diluted basis) held by all Sellers as of immediately prior to the Closing. For this purpose, (A) each Stock Option shall be deemed to equal the total number of Shares for which it is exercisable as of the Closing, and (B) the Summit SARL Holders shall be deemed to own the total number of Company Securities held by each Summit SARL in proportion to their interests in such Summit SARL.
(v)    No Buyer Indemnified Party shall (A) initiate a claim for indemnification unless such claim is made against at least each of the Employee Shareholders, each of the Summit SARL Holders, and EMEA IT Investments Limited, or (B) directly or indirectly offer to compromise any claim unless the same offer is made to all of the Sellers potentially liable for such claim hereunder. None of the Buyer, the Company or any Seller may assign their rights in the Escrow Fund or any interest therein without the prior written consent of the Buyer, the Company and the Securityholder Representative.
(vi)    No claim shall be made with respect to Losses arising out of any breach of the representations or warranties contained in Article II (Representations and Warranties of the Company) to the extent there has previously been a corresponding reduction in the calculation of the Purchase Price pursuant to Section 1.7 (Determination of Final Purchase Price).
(vii)    For purposes solely of this Article VII, all representations and warranties of the Company set forth in Article II of this Agreement (other than Section 2.8(b) (Financial Statements; Undisclosed Liabilities), clause (b) of Section 2.9 (Material Adverse Change) and clause (q) of Section 2.10 (Material Contracts)) shall be construed as if the term “material” and any reference to “Company Material Adverse Effect” (and variations thereof) were omitted from such representations and warranties.
(viii)    The indemnification obligations of each Seller pursuant to this Section 7.2 shall be determined without regard to the knowledge of a Seller of any breach by the Company of any representation or warranty.
(ix)    No claim shall be made for Taxes for any taxable period or portion thereof beginning after the Closing Date, unless such claim relates to (A) any Taxes of another Person (other than the Company or any Subsidiary) for which the Company or its Subsidiaries has any liability as a result of being a member of an affiliated, consolidated, combined, unitary or similar group on or prior to the Closing Date, (B) any Taxes of another Person (other than the Company or any Subsidiary) for which the Company or

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any of its Subsidiaries has any liability as a transferee or successor, pursuant to any contractual obligation (excluding any contract entered into either (1) subsequent to the Closing, or (2) in the Ordinary Course of Business the primary purpose of which is unrelated to Taxes) or otherwise, which Tax is attributable to the operations of the Company or any of its Subsidiaries on or prior to the Closing Date or an event or transaction occurring before the Closing, or (C) a breach of the representations and warranties contained in Sections 2.18(d) or (f).
(x)    No Seller shall be responsible for any Losses incurred by a Buyer Indemnified Party with respect to the Disclosed Tax Matters.
(xi)    No Seller shall be responsible for any Losses arising out of any voluntary Tax disclosure to a Governmental Entity other than any voluntary Tax disclosure made by the Company or any Subsidiary prior to the eighteen (18) month anniversary of the Closing for which a Buyer Indemnified Party has made a claim for indemnification prior to such eighteen (18) month anniversary.
7.3.    Indemnification of Buyer for Matters Relating to the Sellers. Subject to the other terms of this Article VII, from and after the Closing, each Seller, severally and not jointly, agrees to indemnify, defend and hold harmless the Buyer Indemnified Parties from and against any and all Losses incurred or suffered by such Buyer Indemnified Parties (regardless of whether such Losses relate to any Third Party Action or any claim or conduct of any third party) arising out of, resulting from or constituting:
(e)    any failure of any representation or warranty of such Seller (but not any other Seller) contained in Article III of this Agreement to be true and correct (i) on the date such Seller executed and delivered a signature page to this Agreement, (ii) as of the Closing Date as if made on the Closing Date, except in the case of clauses (i) and (ii) to the extent such representations and warranties are specifically made only as of a particular date, and (iii) in the case of representations and warranties made only as of a particular date, as of such date;
(f)    any breach by such Seller (but not any other Seller) of any covenant of such Seller contained in this Agreement;
(g)    any failure of such Seller (but not any other Seller) to deliver good, valid and marketable title to the Purchased Securities issued in the name of such Seller, free and clear of all Liens (other than restrictions on transfer arising under applicable securities laws); or
(h)    In addition, subject to the other terms of this Article VII, from and after the Closing, each Summit SARL Holder shall severally, and not jointly, indemnify, defend and hold harmless the Buyer Indemnified Parties from and against any and all Losses incurred or suffered by such Buyer Indemnified Parties (regardless of whether such Losses relate to any Third Party Action) arising out of, resulting from or constituting, (i) any Pre-Closing Taxes of its Summit SARL, (ii) any Taxes of another Person (other than its Summit SARL) for which its Summit SARL has any liability as a result of being a member of an affiliated, consolidated, combined, unitary or similar group on or prior to the Closing Date, and (iii) any Taxes of another Person (other than its Summit SARL) for which its Summit SARL has any liability as a

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transferee or successor, pursuant to any contractual obligation (excluding any contract entered into either (A) subsequent to the Closing, or (B) in the Ordinary Course of Business the primary purpose of which is unrelated to Taxes) or otherwise, which Tax is attributable to the operations of its Summit SARL on or prior to the Closing Date or an event or transaction occurring before the Closing.
The Buyer Indemnified Parties’ right to make claims under this Section 7.3, however, shall be subject to the following limitations and conditions:
(xii)    In no event shall any Seller be liable (A) in excess of the portion of the Purchase Price actually received by, or held in escrow for the benefit of, such Seller or (B) for any other Seller’s breach of this Agreement.
(xiii)    For purposes solely of this Article VII, all representations and warranties of the Sellers set forth in Article III of this Agreement shall be construed as if the term “material” were omitted from such representations and warranties.
(xiv)    The Buyer Indemnified Parties shall not attempt to collect any Losses with respect to a claim for indemnification under this Section 7.3 directly from any Seller unless and solely to the extent there are insufficient unclaimed Escrow Funds allocable to such Seller remaining to satisfy such Losses pursuant to the Escrow Agreement. All claims by the Buyer Indemnified Parties shall be brought first against the Escrow Fund until it is exhausted with respect to the portion of the Escrow Fund allocable to the Seller, and only thereafter may the Buyer Indemnified Parties seek recourse against any other assets of the applicable Seller.
(xv)    No claim shall be made with respect to a Summit SARL Holder for Taxes for any taxable period or portion thereof beginning after the Closing Date, unless such claim relates to (A) any Taxes of another Person (other than its Summit SARL) for which its Summit SARL has any liability as a result of being a member of an affiliated, consolidated, combined, unitary or similar group on or prior to the Closing Date, (B) any Taxes of another Person (other than its Summit SARL) for which its Summit SARL has any liability as a transferee or successor, pursuant to any contractual obligation (excluding any contract entered into either (1) subsequent to the Closing, or (2) in the Ordinary Course of Business the primary purpose of which is unrelated to Taxes) or otherwise, which Tax is attributable to the operations of its Summit SARL on or prior to the Closing Date or an event or transaction occurring before the Closing, or (C) a breach of the representations and warranties contained in Section 3.8(c)(xiii), (xiv) or (xv).
(xvi)    Neither Summit SARL Holder shall be responsible for any Losses arising out of any voluntary Tax disclosure to a Governmental Entity other than any voluntary Tax disclosure with respect to a Summit SARL made prior to the eighteen (18) month anniversary of the Closing for which the Buyer Indemnified Parties have made a claim for indemnification prior to such eighteen (18) month anniversary.
(xvii)    Any indemnity claim for breach of Section 5.5 (Seller Signature Pages; Exercise of Drag-Along Right) shall be made pursuant to Section 7.2(b) and not pursuant to this Section 7.3.

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7.4.    Indemnification of Securityholders. Subject to the other terms of this Article VII, from and after the Closing, the Buyer agrees to indemnify, defend and hold harmless each Securityholder, its controlled Affiliates and all of their respective officers, managers, directors, equityholders, employees and agents (the “Securityholder Indemnified Parties”) from and against any and all Losses incurred or suffered by such Securityholder Indemnified Parties (regardless of whether such Losses relate to any Third Party Action or any claim or conduct of any third party) arising out of, resulting from or constituting:
(a)    any failure of any representation or warranty of the Buyer contained in Article IV of this Agreement to be true and correct (i) on the date of this Agreement, (ii) as of the Closing Date as if made on the Closing Date, except in the case of clauses (i) and (ii) to the extent such representations and warranties are specifically made only as of a particular date, and (iii) in the case of representations and warranties made only as of a particular date, as of such date;
(b)    any breach by the Buyer of any covenant of the Buyer contained in this Agreement; or
(c)    any breach by the Company of any covenant of the Company contained in this Agreement which requires performance after the Closing.
Except for (A) claims of fraud or (B) any claim relating to a breach of any of the Fundamental Representations, the total liability of the Buyer for Losses under Sections 7.4(a) shall not exceed $26,250,000. In no event will the Buyer be liable for aggregate Losses under this Agreement in excess of the Purchase Price.
7.5.    Procedure for Indemnification.
(t)    Any party entitled to make a claim for indemnification hereunder (an “Indemnified Party”) shall promptly notify the party from which indemnification is sought (the “Indemnifying Party”) of the claim by sending a written notice (a “Notice of Claim”) upon learning of such claim or the facts constituting such claim, describing the claim in reasonable detail, the amount thereof (to the extent known), and the basis therefor. No delay or failure on the part of the Indemnified Party in so notifying the Indemnifying Party shall relieve the Indemnifying Party of any Liability or obligation hereunder except to the extent of any damage or Liability caused by or arising out of such delay or failure. The Indemnifying Party shall respond to each such claim within thirty (30) days of receipt of such Notice of Claim.
(u)    If the Notice of Claim is based on a claim by a third party (a “Third Party Action”), then within the thirty (30) day period after receipt of the Notice of Claim the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such Third Party Action with counsel reasonably satisfactory to the Indemnified Party; provided that (i) the Indemnifying Party may only assume control of such defense if (A) it acknowledges in writing to the Indemnified Party that any damages, fines, costs or other Liabilities that may be assessed against the Indemnified Party in connection with such Third Party Action constitute Losses for which the Indemnified Party shall be indemnified pursuant to this Article VII and (B) if any Seller is an Indemnifying Party, the ad damnum in such Third Party Action, taken together with the estimated costs of defense thereof and the amount claimed

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with respect to any unresolved claims for indemnification then pending, is less than or equal to the current balance of the Escrow Fund and (ii) the Indemnifying Party may not assume control of the defense of any Third Party Action involving Taxes (except as otherwise provided in Section 5.8(e)) or criminal Liability or in which equitable relief (other than incidental equitable relief) is sought against the Indemnified Party. If the Indemnifying Party does not, or is not permitted under the terms hereof to, so assume control of the defense of a Third Party Action, the Indemnified Party shall control such defense. The party not controlling such Third Party Action (the “Non-Controlling Party”) may participate in such defense at its own expense. The party controlling such Third Party Action (the “Controlling Party”) shall keep the Non-Controlling Party advised of the status of such Third Party Action and the defense thereof and shall consider in good faith recommendations made by the Non-Controlling Party with respect thereto. The Non-Controlling Party shall furnish the Controlling Party with such information as it may have with respect to such Third Party Action (including copies of any summons, complaint or other pleading which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and shall otherwise cooperate reasonably with the Controlling Party in the defense of such Third Party Action. If an Indemnified Party has a right to indemnification hereunder, the fees and expenses of counsel to the Indemnified Party with respect to a Third Party Action shall be considered Losses for purposes of this Agreement if (A) the Indemnified Party controls the defense of such Third Party Action pursuant to the terms of this Section 7.5(b) or (B) the Indemnifying Party assumes control of such defense and the Indemnified Party reasonably concludes that the Indemnifying Party and the Indemnified Party have conflicting interests or different defenses available with respect to such Third Party Action. The Indemnifying Party shall not agree to any settlement of, or the entry of any judgment arising from, any Third Party Action without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld, conditioned or delayed; provided that the consent of the Indemnified Party shall not be required if the Indemnifying Party agrees in writing to pay any amounts payable pursuant to such settlement or judgment (which amounts may be paid on behalf of the Sellers from the Escrow Fund) and such settlement or judgment includes a complete release of the Indemnified Party from further Liability and has no other adverse effect on the Indemnified Party. Except as provided in Section 7.5(e) below, the Indemnified Party shall not agree to any settlement of, or the entry of any judgment arising from, any such Third Party Action without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld, conditioned or delayed.
(v)    For purposes of this Section 7.5 (i) if the Sellers comprise the Indemnifying Party with respect to any claim for indemnification made under Section 7.2, any references to the Indemnifying Party (except provisions relating to an obligation to make any payments) shall be deemed to refer to the Securityholder Representative, and (ii) if the Securityholders comprise the Indemnified Party with respect to any claim for indemnification made under Section 7.4, any references to the Indemnified Party (except provisions relating to an obligation to make or a right to receive any payments) shall be deemed to refer to the Securityholder Representative.
(w)    If the Notice of Claim is not based on a claim by a third party, then within the forty (40) day period after receipt of the Notice of Claim, the Indemnifying Party shall deliver to the Indemnified Party a written response, in which the Indemnifying Party shall (i)

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agree that the Indemnified Party is entitled to receive all of the Claimed Amount (in which case if the indemnification was sought against the Sellers under Section 7.2, such response shall be accompanied by a letter from the Securityholder Representative instructing the Escrow Agent to disburse to the Indemnified Party from the Escrow Fund an amount in cash equal to the Claimed Amount), (ii) agree that the Indemnified Party is entitled to receive the Agreed Amount (in which case if the indemnification was sought against the Sellers pursuant to Section 7.2, such response shall be accompanied by a letter from the Securityholder Representative instructing the Escrow Agent to disburse to the Indemnified Party from the Escrow Fund an amount in cash equal to the Agreed Amount) or (iii) dispute that the Indemnified Party is entitled to receive any of the Claimed Amount. If no such response is delivered by the Indemnifying Party within such forty (40) day period, the Indemnifying Party shall be deemed to have disputed that all of the Claimed Amount is owed to the Indemnified Party. Acceptance by the Indemnified Party of partial payment of any Claimed Amount shall be without prejudice to the Indemnified Party’s right to claim the balance of any such Claimed Amount.
(x)    Notwithstanding the other provisions of this Section 7.5, if a third party asserts (other than by means of a lawsuit) that any Buyer Indemnified Party is liable to such third party for a monetary or other obligation which may constitute or result in Losses for which such Buyer Indemnified Party may be entitled to indemnification pursuant to this Article VII, and such Buyer Indemnified Party reasonably determines that it has a valid business reason to fulfill such obligation, then (i) such Buyer Indemnified Party shall be entitled to satisfy such obligation, without prior notice to or consent from the Indemnifying Party, (ii) such Buyer Indemnified Party may subsequently make a claim for indemnification in accordance with the provisions of this Article VII and (iii) such Buyer Indemnified Party shall be reimbursed, in accordance with the provisions of this Article VII, for any such Losses for which it is entitled to indemnification pursuant to this Article VII (subject to the right of the Indemnifying Party to dispute both such Buyer Indemnified Party’s entitlement to indemnification and the amount for which it is entitled to indemnification, under the terms of this Article VII; it being understood that the settlement thereof by the Buyer Indemnified Party shall not be determinative of the amount of Losses for which any Seller has any indemnity obligation hereunder).
7.6.    Determination of Losses. As used herein, “Losses” means any and all direct or indirect damages, losses, expenses, costs, diminution in value, financial obligations, fines, penalties and other liabilities (including amounts paid in settlement, interest, court costs, costs of investigators, reasonable fees and expenses of attorneys, accountants, financial advisors and other experts, and other reasonable expenses of litigation, arbitration or other dispute resolution procedures), but excluding (notwithstanding any language in the definition of “Liability” or “Loss” to the contrary) all consequential damages (other than those that are reasonably foreseeable), punitive and exemplary damages; it being agreed, however, that any consequential, punitive or exemplary damages payable to any third party pursuant to a Third Party Action shall constitute Losses recoverable by the Indemnified Party under this Article VII. In determining the amount of any Losses for which an Indemnified Party is entitled to assert a claim for indemnification hereunder, the amount of any such Losses shall be determined after deducting therefrom the amount of any insurance proceeds (after giving effect to any applicable deductible or retention) and other third party recoveries actually received by the Indemnified Party in respect of such Losses. If an indemnification payment is received by an Indemnified Party, and

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any Indemnified Party later receives insurance proceeds or other third party recoveries in respect of such Losses, the Indemnified Party shall promptly pay to the Indemnifying Party a sum equal to the lesser of (a) the actual amount of such insurance proceeds and other third party recoveries or (b) the actual amount of the indemnification payment previously paid to the Indemnified Party with respect to such Losses, provided, however, that if such recovery is made by the Buyer within eighteen (18) months after the Closing Date and the amount of such Losses had been paid to the Buyer from the Escrow Fund, the Buyer may replenish the Escrow Fund up to $26,250,000 and pay the balance to the Sellers (with each Seller receiving its Pro Rata Share of such balance amount). All parties shall use commercially reasonable efforts to mitigate the amount of Losses for which they may be entitled to indemnification hereunder. The Sellers shall not have any right of contribution or any claim over against the Company with respect to any breach by the Company of any of its representations, warranties, pre-Closing covenants or pre-Closing agreements. Each Buyer Indemnified Party shall have the right, but not the obligation, to set off, in whole or in part, against any obligation or payment it owes to any Seller (other than any employment-related payment obligations), amounts owed by such Seller to any Buyer Indemnified Party pursuant to this Agreement or any other agreement delivered in connection herewith to the extent the amount of such obligation shall have been either agreed to in writing by the applicable parties or determined by a court or other Governmental Authority through issuance of an order, decree or ruling.
7.7.    Subrogation. If (a) the Securityholder Representative authorizes any indemnification payment hereunder, and (b) the Buyer, the Company or any Subsidiary has or may have a claim against a third party (including any insurer) in respect of the related Losses, the Securityholder Representative, on behalf of the Sellers, to the extent permitted by applicable Legal Requirements, shall be subrogated to the rights and claims of the Buyer, the Company and such Subsidiary, as the case may be, at the Sellers’ sole cost and expense, against such third party. The Securityholder Representative (on behalf of the Sellers) shall not, however, have the right to collect aggregate payments from such third party or third parties in excess of the actual amount of the indemnification payment previously paid with respect to such Losses. The Buyer and the Company will, and will cause the Subsidiaries to, execute and deliver to the Securityholder Representative such documents and take such other actions as may reasonably be requested in order to give effect to this Section. Notwithstanding the foregoing, in no event shall the Securityholder Representative be permitted to bring any such subrogation claim against any Person to whom the Company or any Subsidiary has an obligation to provide support and maintenance pursuant to an active prepaid end user license agreement or other active prepaid support and maintenance agreement, in each case to which the Company or a Subsidiary is a party, without the Buyer’s prior consent. To the extent the filing of a legal claim is required in connection with the exercise of rights pursuant to this Section 7.7, the parties shall use commercially reasonable efforts to cause such claims to be styled so that the Securityholder Representative or Seller is identified as “subrogee” to the rights of the Buyer, the Company or Subsidiary, as the case may be.
7.8.    Remedies Exclusive. Except for claims of fraud, the remedies provided in this Article VII shall be the sole and exclusive remedies of the Buyer Indemnified Parties and Securityholder Indemnified Parties and their heirs, successors and assigns after the Closing with respect to this Agreement and the Transactions including, without limitation, any breach or non-

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performance of any representation, warranty, covenant or agreement contained herein or in any agreement, document or certificate delivered at the Closing pursuant to this Agreement. From and after the Closing, no Buyer Indemnified Party or Securityholder Indemnified Party will bring any claim in respect of, arising out of, related to or connected with this Agreement or the Transactions, whether in tort (including negligence or negligent misrepresentation), contract or otherwise, except for (a) a claim for indemnification in accordance with and subject to the provisions of Sections 7.2, 7.3 or 7.4, (b) a claim of fraud, (c) a claim for breach of Sections 5.9 (Proprietary Information), 5.14 (Seller Releases) or 5.15 (Covenants of Summit SARL Holders) or (d) a claim for specific performance or other equitable relief. The provisions of this Article VII constitute an integral part of the consideration given to the Securityholders pursuant to this Agreement and were specifically bargained for and reflected in the total amount of the Purchase Price payable to the Securityholders pursuant to this Agreement.
7.9.    Tax Treatment of Indemnity Payments. To the maximum extent permitted by law, it is the intention of the parties to treat any indemnity payment made under this Agreement as an adjustment to the Purchase Price for all purposes, and the parties agree to file their Tax Returns consistently with such characterization.
ARTICLE VIII
TERMINATION
8.1.    Termination. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated at any time prior to the Closing:
(j)    by mutual written consent of the Company and the Buyer;
(k)    by the Buyer, if (i) any of the representations and warranties of the Company or the Sellers set forth in this Agreement shall not be true and correct to the extent set forth in Section 6.1(a) (Representations and Warranties True), or the Company or the Sellers shall have breached or failed to perform any of their respective obligations under this Agreement to the extent set forth in Section 6.1(b) (Covenants Performed), and (ii) such breach, failure or misrepresentation is not cured within thirty (30) days after the Buyer gives the Company written notice identifying in reasonable detail such breach, failure or misrepresentation;
(l)    by the Company, if (i) any of the representations and warranties of the Buyer set forth in this Agreement shall not be true and correct to the extent set forth in Section 6.2(a) (Representations and Warranties True), or if the Buyer shall have breached or failed to perform any of its obligations, covenants or agreements under this Agreement to the extent set forth in Section 6.2(b) (Covenants Performed), and (ii) such breach, failure or misrepresentation is not cured within thirty (30) days after the Company gives the Buyer written notice identifying in reasonable detail such breach, failure or misrepresentation;
(m)    by either the Company or the Buyer, if any court or other Governmental Authority has issued a final and non-appealable order, decree or ruling permanently restraining, enjoining or otherwise prohibiting the consummation of the Transactions;

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(n)    by the Buyer, if the Closing has not occurred by January 31, 2015 or such other date, if any, as the Company and the Buyer may agree in writing; provided that the right to terminate this Agreement under this Section 8.1(e) shall not be available if the failure to close results primarily from a breach by the Buyer of any representation, warranty, covenant or agreement contained in this Agreement; or
(o)    by the Company, if the Closing has not occurred by January 31, 2015 or such other date, if any, as the Company and the Buyer may agree in writing; provided that the right to terminate this Agreement under this Section 8.1(f) shall not be available if the failure to close results primarily from a breach by the Company or any Seller of any representation, warranty, covenant or agreement contained in this Agreement.
8.2.    Effect of Termination.
(i)    If this Agreement is terminated as provided above, the parties shall have no further obligations hereunder (including, without limitation, for costs and expenses incurred by other parties in connection with this Agreement and the Transactions), except as provided below and except that each party shall be liable for its willful and knowing breach of this Agreement or, in the case of the Company and the Sellers, for any breach of Section 5.3 (Exclusivity), and the other parties hereto shall be entitled to all rights and remedies provided by law in respect of any such breach.
(j)    The obligations of the Buyer and its Representatives (as defined in the Confidentiality Agreement) under Section 5.1(b) (Confidentiality) shall survive the termination of this Agreement.
ARTICLE IX
MISCELLANEOUS
9.1.    Notices. Any notices, demands and communications to a party hereunder shall be in writing and shall be deemed to have been duly given and received (a) if delivered personally, as of the date received, (b) if delivered by certified mail, return receipt requested, three (3) business days after being mailed, (c) if delivered by a nationally recognized overnight delivery service, one (1) business day after being sent to such delivery service, or (d) if sent via facsimile, electronic mail or similar electronic transmission, as of the date received, to such party at its address set forth below (or such other address as it may from time to time designate in writing to the other parties hereto):

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(vi)    If to the Securityholder Representative or, before the Closing, the Company to:
Vassil Terziev and Svetozar Georgiev
c/o Telerik AD
33 Alexander Malinov Blvd.
Mladost region, 1A, Mladost quarter
1729 City of Sofia, Bulgaria

and

Summit Partners Venture Capital Fund II-A, L.P.
c/o Summit Partners, L.P.
222 Berkeley Street, 18th Floor
Boston, MA 02116
Attention: Thomas H. Jennings
Facsimile: (617) 824-1100
E-mail: tjennings@summitpartners.com
in each case with a copy (which shall not constitute notice) to:
Choate, Hall & Stewart LLP
Two International Place
Boston, Massachusetts 02110
Attention: T.J. Murphy
Facsimile: (617) 248-4000
E-mail: tmurphy@choate.com

(vii)    If to the Buyer or, after the Closing, the Company, to:
Progress Software Corporation
14 Oak Park Drive
Bedford, Massachusetts 01730
Facsimile: (781) 280-4035
Attention: Stephen H. Faberman,
Senior Vice President and General Counsel
E-mail: sfaberma@progress.com
with a copy (which shall not constitute notice), to:
Wilmer Cutler Pickering Hale and Dorr LLP
60 State Street
Boston, MA 02109
Attn: Hal J. Leibowitz, Esq.
Facsimile: (617) 526-5000
E-mail: hal.leibowitz@wilmerhale.com

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9.2.    No Waiver. No failure of any party to exercise and no delay in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder.
9.3.    Amendments and Waivers. The provisions of this Agreement may be modified, amended or waived at any time only by a writing signed by (a) the Buyer, (b) the Company and (c) the Securityholder Representative, and any such modification, amendment or waiver shall be binding on each of the parties hereto, including the Sellers.
9.4.    Choice of Law; Forum. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Delaware. Any dispute arising out of or relating to this Agreement shall be resolved under the International Chamber of Commerce Rules of Arbitration (“ICC Rules”) by three (3) arbitrators appointed in accordance with the ICC Rules (the “Arbitral Tribunal”), with each of the Buyer and the Securityholder Representative (or, in the case of a claim against a Seller pursuant to Section 7.3 (Indemnification of the Buyer for Matters Relating to the Sellers), the applicable Seller), nominating one (1) arbitrator and the two (2) party-appointed arbitrators nominating the referee. For the sake of clarity, any disputes regarding the appointment of arbitrators shall be resolved in accordance with the ICC Rules. The place of arbitration shall be Boston, Massachusetts. Subject to Section 9.14, such arbitration shall be the sole and exclusive forum for resolution of any such dispute, and the award rendered shall be final and binding. Judgment on the award rendered may be entered in any court having jurisdiction thereof. In addition to those provided for under the ICC Rules, the following additional procedures shall apply to any arbitration conducted pursuant to this Section 9.4:
(i)    The arbitration shall be conducted in the English language, and any non-English-language documents presented to the Arbitral Tribunal at such arbitration shall be accompanied by an English translation thereof.
(j)    Any final award of the Arbitral Tribunal (i) shall be in writing, and (ii) shall state with reasonable particularity the reasons upon which such award is based.
(k)    Prior to the appointment of the Arbitral Tribunal, each of the Buyer, the Company and the Securityholder Representative (or, in the case of a claim against a Seller pursuant to Section 7.3 (Indemnification of the Buyer for Matters Relating to the Sellers), the applicable Seller), may seek appointment of a pre-arbitral referee pursuant to the ICC Rules and/or may apply to any court having jurisdiction hereof and seek injunctive relief and/or other provisional measures in order to maintain the status quo until such time as the arbitration award is rendered or the dispute is otherwise resolved. After the appointment of the Arbitral Tribunal, each of the Buyer, the Company and the Securityholder Representative (or, in the case of a claim against a Seller pursuant to Section 7.3 (Indemnification of the Buyer for Matters Relating to the Sellers), the applicable Seller), may make an application to the Arbitral Tribunal seeking injunctive relief and/or other provisional measures to maintain the status quo until such time as the arbitration award is rendered or the dispute is otherwise resolved.

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(l)    In the event of any conflict between the ICC Rules and the provisions of this Section 9.4, the applicable provision(s) of this Section 9.4 shall govern.
9.5.    Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective heirs, successors and assigns, but may not be assigned by any party without the prior written consent of the Buyer, the Company and the Securityholder Representative; provided, however, that the Buyer may (a) (at any time prior to the Closing) at its sole discretion, in whole or in part assign its rights pursuant to this Agreement, including the right to purchase the Purchased Securities, to one (1) or more of the Buyer’s direct or indirect wholly owned subsidiaries, and (b) designate one (1) or more of its Affiliates to perform its obligations hereunder (in any or all of which cases the Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder).
9.6.    Integration; Schedules. This Agreement, together with the Exhibits and Schedules attached hereto, embodies the entire agreement and understanding among the parties with respect to the Transactions and supersedes all prior discussions, understandings and agreements concerning the matters covered hereby, except as set forth in Section 5.1(b). Information set forth on any Schedule which would reasonably be apparent on its face to be responsive to another Section of this Agreement shall be deemed to be made with respect to such other Section regardless of whether or not such Section is qualified by reference to a Schedule. No disclosure in any Schedule hereto relating to any possible breach or violation of any agreement, Authorization, Registration or Legal Requirement shall be construed as an admission or indication that any such breach or violation exists or has actually occurred, or shall constitute an admission of Liability to any third party.
9.7.    Counterparts. This Agreement may be executed in two (2) or more counterparts, and with counterpart signature pages, each of which shall be an original, but all of which together shall constitute one (1) and the same Agreement, binding on all of the parties hereto notwithstanding that all such parties have not signed the same counterpart. Counterpart signature pages to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.
9.8.    Expenses. Except as otherwise expressly provided herein, the Buyer will pay all fees and expenses (including legal and accounting fees and expenses) incurred by it in connection with the Transactions and the Company will pay all fees and expenses incurred by the Company prior to the Closing in connection with the Transactions, which expenses shall constitute “Sellers’ Expenses” for purposes of this Agreement. The Summit SARL Holders will be responsible for the payment of all unpaid fees and expenses of attorneys, accountants, representatives and other advisors of either Summit SARL incurred prior to or as of the Closing.
9.9.    No Third Party Beneficiaries. The Persons listed in Section 4.7 (Independent Investigation; No Other Representations or Warranties of the Securityholders or the Company) and the Indemnified Persons are intended third party beneficiaries of the Buyer’s covenants and agreements in Section 5.10 (Directors’ and Officers’ Indemnification and Insurance) and the Buyer Indemnified Parties and the Seller Indemnified Parties are intended third party

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beneficiaries of Article VII. No employee of the Company or any Subsidiary shall be considered a third party beneficiary of Section 5.12 (Buyer Benefit Plans). Except as otherwise expressly set forth in this Agreement, nothing in this Agreement will be construed as giving any third party any right, remedy or claim under or in respect of this Agreement or any provision hereof.
9.10.    Publicity. No party shall, and each party shall causes its Affiliates not to, issue a press release or make any other public announcement concerning the Transactions without the prior written consent of the Securityholder Representative, the Company and the Buyer, except to the extent required by any applicable Legal Requirement or stock market rule, in which case the disclosing party shall use reasonable efforts to advise the other parties and provide them with a copy of the proposed disclosure and make reasonable attempts, to the extent practicable, to permit such other parties to comment on it prior to making the disclosure. Nothing in this Agreement shall prohibit the Buyer or any of its Affiliates, following the Closing, from disclosing the change in ownership of the Company and the Subsidiaries resulting from the consummation of the Transactions so long as such communications or disclosures do not otherwise disclose the terms of this Agreement.
9.11.    Construction of Agreement.
(g)    Severability. If any provision of this Agreement is unenforceable or illegal, such provision shall be enforced to the fullest extent permitted by law and the remainder of the Agreement shall remain in full force and effect.
(h)    No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and the other agreements and documents contemplated herein. In the event an ambiguity or question of intent or interpretation arises under any provision of this Agreement or any other agreement or documents contemplated herein, this Agreement and such other agreements or documents shall be construed as if drafted jointly by the parties thereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authoring any of the provisions of this Agreement or any other agreements or documents contemplated herein.
(i)    Headings. The headings of Articles and Sections herein are inserted for convenience of reference only and shall be ignored in the construction or interpretation hereof.
(j)    Currency. Unless otherwise specified herein, any references to “dollars”, “$” or other dollar amounts in this Agreement shall mean the lawful currency of the United States.
(k)    Business Days. Any reference to a “business day” is a reference to any day except Saturday, Sunday, any statutory holiday in Boston, Massachusetts or any other day on which banks in the City of Boston are closed for business.
(l)    Calculation of Days. When calculating the period of time within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is

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the reference date in calculating such period shall be excluded. If the last day of such period is a non-business day, the period in question shall end on the next business day.
(m)    Knowledge. Any reference to “to the knowledge of the Company,” “to the Company’s knowledge,” or any other similar phrase shall mean the knowledge of any of Vassil Terziev, Svetozar Georgiev, John Ritchie, Boyko Iaramov, Hristo Kosev, Dimitri Taslakov, Faris Sweis, Aaron Mahimainathan and Esther Dominguez. The above named individuals will be deemed to have knowledge of a particular fact, circumstance, event or other matter if (i) such individual has actual knowledge of such fact, circumstance, event or other matter, or (ii) such fact, circumstance, event or other matter would be known to such individual had he or she made reasonable inquiry within the Company and of the Company’s advisors.
(n)    Pronouns. All words and personal pronouns shall be read and construed as the number and gender of the party or parties referred to in each case require and the verb shall be construed as agreeing with the required word and pronoun.
(o)    Legal Requirements and Documents. Unless otherwise specified, (i) any references herein to any Legal Requirement shall be construed as a reference thereto as in effect from time to time, and (ii) any reference to this Agreement or any other document is a reference to this Agreement or such other document as amended, restated and supplemented from time to time and includes all schedules and exhibits thereto.
(p)    References to this Agreement. The words “hereof,” “herein,” “hereto,” “hereunder,” “hereby” and other similar expressions refer to this Agreement as a whole and not to any particular section or portion of it.
(q)    Including. Where the word “including” or the word “includes” is used in this Agreement, it means “including (or includes) without limitation.”
(r)    English. The parties confirm it is their wish that this Agreement and any other documents delivered or given under this Agreement, including notices, have been and will be in the English language only.
(s)    Made Available. Where this Agreement provides that documents have been “made available” to the Buyer, such documents have been posted in the Company’s electronic data room for access by the Buyer or otherwise delivered to the Buyer or its counsel not less than two (2) business days prior to the date of this Agreement.
9.12.    The Securityholder Representative.
(a)    Vassil Terziev, Svetozar Georgiev and Summit Partners Venture Capital Fund II-A, L.P. shall act jointly as the “Securityholder Representative” under this Agreement and for all purposes of this Agreement any action, decision or determination by the Securityholder Representative hereunder shall require the approval of all of them; provided, that any one of them may execute and deliver the Escrow Agreement and take any or all actions related thereto (as contemplated by Section 9.12(b)) subsequent to obtaining the unanimous consent therefor from each person that jointly acts as the Securityholder Representative.

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(b)    The Securityholder Representative shall be irrevocably and exclusively authorized as the Securityholders’ attorney, with full power of substitution, to take all actions and make all decisions and determinations on behalf of the Securityholders in respect of this Agreement, the Escrow Agreement and the Transactions. Without limiting the generality of the prior sentence, the Securityholder Representative shall be exclusively authorized to (i) negotiate, execute and deliver all amendments, modifications and waivers to this Agreement, the Escrow Agreement and/or the agreements, documents and instruments contemplated hereby and thereby, (ii) take all actions on behalf of the Securityholders in connection with any claims or disputes with respect to this Agreement, the Escrow Agreement and/or the Transactions (other than any claims against a Seller under Section 7.3 (Indemnification of the Buyer for Matters Relating to the Sellers), (iii) to initiate, prosecute, defend and/or settle such claims and disputes, (iv) to authorize payments from the Escrow Fund and Securityholder Representative Fund, and (v) to take all actions and sign all agreements, documents and instruments necessary, convenient or advisable to accomplish any of the foregoing. No Securityholder shall be permitted to take any such actions without the prior written approval of the Securityholder Representative. This power of attorney is deemed coupled with an interest and shall survive the death, incapacity, disability, termination, liquidation, dissolution or any other event affecting any Securityholder.
(c)    The Securityholder Representative will not receive a fee for serving as the representative of the Securityholders hereunder. The Securityholder Representative shall be entitled to engage counsel, accountants and other advisors, and the fees and expenses of such counsel, accountants and advisors and any out-of-pocket expenses incurred by Securityholder Representative may be paid from the Securityholder Representative Fund or from any other payment received hereunder by Securityholder Representative, in its capacity as such.
(d)    The Securityholder Representative shall not be liable to any Securityholder for any action taken by Securityholder Representative pursuant to this Agreement, and the Securityholders shall severally, and not jointly (determined based on their Pro Rata Shares) indemnify and hold the Securityholder Representative harmless from and against any and all Losses arising out of or relating to Securityholder Representative serving in this capacity, except in each case if and to the extent the Securityholder Representative has engaged in willful misconduct.
(e)    The Securityholder Representative is serving in this capacity solely for purposes of administrative convenience. The Securityholder Representative is not personally liable in its capacity as such for any of the obligations of the Securityholders hereunder, and the Buyer Indemnified Parties agree that they will not look to the underlying assets of the Securityholder Representative in its capacity as such for the satisfaction of any obligations of the Securityholders.
(f)    Any Person serving as a Securityholder Representative hereunder may resign from such role upon at least ten (10) days prior written notice to the other persons then serving as Securityholder Representative and the Buyer. Securityholders holding Purchased Securities (as of immediately prior to the Closing) constituting a majority in interest of the Purchase Price paid or payable hereunder may appoint a replacement. All rights of such Person to indemnification and exculpation hereunder shall survive such resignation.

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(g)    Each Securityholder agrees that the Buyer shall be entitled to rely conclusively on the instructions and decisions of the Securityholder Representative as to the settlement of any claims for indemnification by the Buyer pursuant to Article VII hereof (other than any claims against a Seller under Section 7.3 (Indemnification of Buyer for Matters Relating to Sellers) of this Agreement), or any other actions required or permitted to be taken by the Securityholder Representative hereunder, and no party hereunder shall have any cause of action against the Buyer for any action taken by the Buyer in reliance upon the instructions or decisions of the Securityholder Representative.
9.13.    Waiver of Conflicts. Buyer (on behalf of itself and its subsidiaries) hereby irrevocably acknowledges and agrees that: (a) each of the Securityholder Representative and the Securityholders shall have the right to retain Choate, Hall & Stewart LLP and Tsvetkova, Bebov & Partners (each, a “Designated Firm”) to represent their respective interests in any dispute arising under or in connection with this Agreement, any agreement, document or instrument entered into pursuant to this Agreement, or the Transactions (a “Dispute”); (b) the Buyer (on behalf of itself and its subsidiaries) irrevocably waives, consents to and covenants not to assert any objection, based on conflict of interest, to any representation of any Securityholder by either of the Designated Firms in any Dispute; (c) all communications by and among the Securityholders, the Securityholder Representative, the Company, or any of their respective Affiliates, stockholders, optionholders, directors, managers, officers, employees or representatives, on the one (1) hand, and the Designated Firm, on the other hand, made in connection with, and to the extent solely relating to, the negotiation, preparation, execution, delivery and closing under, or any dispute arising in connection with, this Agreement (the “Protected Securityholder Communications”), shall be deemed to be privileged and confidential communications to the extent otherwise afforded protection under applicable Legal Requirements; (d) all rights to such Protected Securityholder Communications, and the control of the confidentiality and privilege applicable thereto, shall be retained by the Securityholder Representative and the Securityholders; and (e) to the extent the Buyer or any of its Affiliates (including the Company and its Subsidiaries) should discover in its possession after the Closing any Protected Securityholder Communications, it shall take reasonable steps to preserve the confidentiality thereof and promptly deliver the same to the Securityholder Representative, keeping no copies, and shall not by reason thereof assert any loss of confidentiality or privilege protection.
9.14.    Specific Performance. Each of the parties hereto acknowledges and agrees that the other parties would be damaged irreparably in the event that any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached or violated. Accordingly, notwithstanding any other provision of this Agreement, each of the parties hereto agrees that, without posting bond or any other undertaking, the Securityholder Representative, the Company and the Buyer will each be entitled to an injunction or injunctions to prevent breaches or violations of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof (including the obligation of the parties to close the Transactions) in any action instituted in any court having jurisdiction over the parties and the matter in addition to any other remedy to which it may be entitled, at law or in equity. Each party hereto further agrees that, in the event of any action for specific performance in

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respect of such breach or violation, it will not assert the defense that a remedy at law would be an adequate remedy.
9.15.    Index of Defined Terms. The following terms, as used in this Agreement, have the meanings given to them in the section or place indicated below:

Term	Section or Place Where Defined

AAA	Section 1.7(c)
Affiliate	Section 1.3(a)
Agreed Amount	Section 1.3(a)
Agreement Arbitral Tribunal	Preamble Section 9.4
Articles	Section 1.6(a)
Anti-Bribery Laws	Section 2.16(c)
Antitrust Laws	Section 1.3(a)
Authorizations Award	Section 2.17 Section 1.6(f)
Benefit Plans	Section 2.21(a)
Buyer Buyer Common Stock	Preamble Section 1.6(f)
Buyer Indemnified Parties	Section 7.2
Buyer’s Plans Capitalization Letter Cause	Section 5.12 Section 2.7 Section 1.3(a)
Change of Control Obligation	Section 1.3(a)
Claimed Amount	Section 1.3(a)
Claims	Section 5.14
Closing	Section 1.2
Closing Date	Section 1.2
Closing Indebtedness	Section 1.3(a)
Code Company Company Employee	Section 2.21(e) Preamble Section 1.3(a)
Company Intellectual Property	Section 1.3(a)
Company Licensed Intellectual Property	Section 1.3(a)
Company Material Adverse Effect	Section 1.3(a)
Company Owned Intellectual Property	Section 1.3(a)
Company Plans	Section 5.12
Company Registrations	Section 1.3(a)
Company Security(ies)	Section 1.3(a)
Company Source Code	Section 1.3(a)
Confidentiality Agreement	Section 5.1(b)
Contest	Section 5.8(c)

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Term	Section or Place Where Defined
Controlling Party	Section 7.5(b)
Customer Offerings	Section 1.3(a)
Cut-Off Date Designated Firm Disability Disclosed Tax Matters Dispute	Section 7.1 Section 9.13 Section 9.13 Section 5.8(a)(v) Section 1.3(a)
Disputed Items	Section 1.7(b)
Disputed Items Notice	Section 1.7(b)
Documentation	Section 1.3(a)
DOL	Section 2.20(h)
EAD	Section 2.20(h)
Employee Shareholders Entity Employee Shareholder	Introduction Section 1.6(f)
Environment	Section 2.22(a)(i)
Environmental Claim	Section 2.22(a)(ii)
Environmental Laws	Section 2.22(a)(iii)
Escrow Agent	Section 1.4(b)
Escrow Agreement	Section 6.1(f)
Escrow Fund	Section 1.4(b)
Estimated Purchase Price	Section 1.3(a)
Estimated Purchase Price Certificate	Section 1.3(b)
Excluded Matters	Section 4.7
Exploit	Section 1.3(a)
Final Purchase Price	Section 1.3(a)
Financial Statements	Section 2.8(a)
Fundamental Representations Good Reason	Section 7.1 Section 1.3(a)
Governmental Authority	Section 1.3(a)
Grant Date Grossed Up Amount	Section 2.7 Section 1.6(f)
Hazardous Substances Holdback Letter	Section 2.22(a)(iv) Section 1.6(f)
HSR Act ICC Rules	Section 1.3(a) Section 9.4
IFRS	Section 1.3(a)
Indemnified Party	Section 7.5(a)
Indemnified Persons	Section 5.10(a)
Indemnifying Party	Section 7.5(a)
Independent Accounting Firm Individual Employee Shareholder	Section 1.7(c) Section 1.6(f)
Information Practices	Section 2.16(d)
Information Statement	Section 5.13
Intellectual Property	Section 1.3(a)

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Term	Section or Place Where Defined
Intellectual Property Agreement	Section 1.3(a)
Intellectual Property Registrations	Section 1.3(a)
Internal Systems	Section 1.3(a)
Lease	Section 2.11(b)
Legal Proceedings	Section 2.19
Legal Requirements	Section 2.16(a)
Liability	Section 1.3(a)
Lien	Section 1.3(a)
Losses	Section 7.6
Major Option Holder	Section 1.3(a)
Major Option Holder Instrument of Accession	Section 1.4
Material Contracts	Section 2.10(s)
Most Recent Balance Sheet Most Recent Balance Sheet Date	Section 2.8(d) Section 1.3(a)
Non-Controlling Party	Section 7.5(b)
Notice of Claim Open Source License	Section 7.5(a) Section 1.3(a)
Open Source Materials	Section 1.3(a)
Option Holder	Section 1.6(d)(i)
Option Surrender Agreement	Section 1.3(a)
Ordinary Course of Business	Section 1.3(a)
Original Sellers	Preamble
Owned Real Property	Section 2.11(a)
Patent Rights	Section 1.3(a)
Payment Spreadsheet	Section 1.6(c)
.pdf	Section 9.7
Permitted Investment	Section 1.3(a)
Permitted Liens	Section 2.12
Person	Section 1.3(a)
Personal Information	Section 5.1(a)
Pre-Closing Period	Section 5.2
Pre-Closing Taxable Periods	Section 5.8(b)(ii)
Pre-Closing Taxes	Section 1.3(a)
Prior Service	Section 5.12
Protected Securityholder Communications	Section 9.13
Pro Rata Share	Section 7.2(iv)
Proprietary Information	Section 5.9(a)
Purchase Price	Section 1.3(a)
Purchase Price Certificate	Section 1.7(a)
Purchased Securities	Section 1.1
Registrations	Section 1.3(a)

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Term	Section or Place Where Defined
Releasees	Section 5.14
Releasors	Section 5.14
Representatives	Section 2.16(c)
SEC	Section 1.3(a)
Securityholder Indemnified Parties	Section 7.4
Securityholder Representative	Preamble
Securityholder Representative Fund	Section 1.4(c)
Securityholders	Section 1.3(a)
Sellers	Preamble
Sellers’ Expenses	Section 1.3(a)
Share Certificates	Section 1.3(a)
Share Holder	Section 1.3(a)
Share Holder Instrument of Accession	Section 1.4
Shareholders Agreement	Section 5.5
Shares	Section 1.3(a)
Sharing Obligation	Section 2.13(k)
Software	Section 1.3(a)
Stock Options	Section 1.3(a)
Straddle Periods	Section 5.8(b)(ii)
Subsidiary(ies)	Section 2.2
Summit-A SARL	Section 1.1
Summit-B SARL	Section 1.1
Summit SARLs	Section 1.1
Summit SARL Holders	Section 1.1
Tail Policy Tax(es)	Section 5.10(b) Section 1.3(a)
Tax Returns	Section 1.3(a)
Third Party Action	Section 7.5(b)
Trademarks	Section 1.3(a)
Transfer Taxes	Section 5.8(f)
Transactions USCIS US GAAP	Section 1.1 Section 2.20(g) Section 1.3(a)
Work Permit	Section 2.20(g)

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IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first above written.
BUYER:

PROGRESS SOFTWARE CORPORATION

By: /s/Stephen Faberman
Name (Printed): Stephen Faberman
Title:     Senior Vice President, General     Counsel

COMPANY:

TELERIK AD

By: /s/Vassil Terziev
Name (Printed): Vassil Terziev
Title: Co-Chief Executive Officer

[SIGNATURE PAGE TO SECURITIES PURCHASE AGREEMENT]

By their respective signatures below, each of the undersigned agrees to serve as the Securityholder Representative for the Sellers in accordance with Section 9.12 (Securityholder Representative) (and the below signature of such Person shall not be for any other purpose):

/s/Vassil Terziev
Vassil Terziev, Individually

/s/Svetozar Georgiev
Svetozar Georgiev, Individually

Summit Partners Venture Capital Fund II-A, L.P.

By:    Summit Partners VC II, L.P.
Its General Partner

By:    Summit Partners VC II, LLC
Its General Partner

By:    /s/Thomas Jennings
Name (Printed): Thomas Jennings
Title: Managing Director

[SIGNATURE PAGE TO SECURITIES PURCHASE AGREEMENT]

SELLERS:

EMEA IT Investments Limited
By its Director, Abacus Holdings Limited

By: /s/Kevin J. Valenzia
Name (Printed): Kevin J. Valenzia
Title: Director

[SIGNATURE PAGE TO SECURITIES PURCHASE AGREEMENT]

Summit Partners Venture Capital Fund II-A, L.P.

By:     Summit Partners VC II, L.P.
Its General Partner
By:    Summit Partners VC II, LLC
Its General Partner

By: /s/Thomas Jennings
Name (Printed): Thomas Jennings
Title: Managing Director

Summit Partners Venture Capital Fund II-B, L.P.

By:     Summit Partners VC II, L.P.
Its General Partner
By:    Summit Partners VC II, LLC
Its General Partner

By: /s/Thomas Jennings
Name (Printed): Thomas Jennings
Title: Managing Director

Summit Investors I, LLC

By:     Summit Investors Management, LLC
Its Manager
By:    Summit Partners L.P.
Its Manager
By:    Summit Master Company, LLC
Its General Partner

By: /s/Thomas Jennings
Name (Printed): Thomas Jennings
Title: Managing Director

[SIGNATURE PAGE TO SECURITIES PURCHASE AGREEMENT]

Summit Investors 1 (UK), L.P.

By:     Summit Investors Management, LLC
Its Manager
By:    Summit Partners L.P.
Its Manager
By:    Summit Master Company, LLC
Its General Partner

By: /s/Thomas Jennings
Name (Printed): Thomas Jennings
Title: Managing Director

[SIGNATURE PAGE TO SECURITIES PURCHASE AGREEMENT]

/s/Vassil Terziev
Vassil Terziev

[SIGNATURE PAGE TO SECURITIES PURCHASE AGREEMENT]

/s/Hristo Kosev
Hristo Kosev

[SIGNATURE PAGE TO SECURITIES PURCHASE AGREEMENT]

/s/Svetozar Georgiev
Svetozar Georgiev

[SIGNATURE PAGE TO SECURITIES PURCHASE AGREEMENT]

/s/Boyko Iaramov
Boyko Iaramov

[SIGNATURE PAGE TO SECURITIES PURCHASE AGREEMENT]

/s/Dimitre Taslakov
Dimitre Taslakov

[SIGNATURE PAGE TO SECURITIES PURCHASE AGREEMENT]

/s/Atanas Kordhev
Atanas Kordhev

[SIGNATURE PAGE TO SECURITIES PURCHASE AGREEMENT]

/s/Ivo Nedkov
Ivo Nedkov

[SIGNATURE PAGE TO SECURITIES PURCHASE AGREEMENT]

/s/Vladimir Enchev
Vladimir Enchev

[SIGNATURE PAGE TO SECURITIES PURCHASE AGREEMENT]

/s/Nadeja Terzieva
Nadeja Terzierva

[SIGNATURE PAGE TO SECURITIES PURCHASE AGREEMENT]

/s/Mihail Valkov
Mihail Valkov

[SIGNATURE PAGE TO SECURITIES PURCHASE AGREEMENT]

/s/Erjan Gavalji
Erjan Gavalji

[SIGNATURE PAGE TO SECURITIES PURCHASE AGREEMENT]

/s/Vassil Petev
Vassil Petev

[SIGNATURE PAGE TO SECURITIES PURCHASE AGREEMENT]

/s/Boyan Rabchev
Boyan Rabchev

[SIGNATURE PAGE TO SECURITIES PURCHASE AGREEMENT]

/s/Faris Sweis
Faris Sweis

[SIGNATURE PAGE TO SECURITIES PURCHASE AGREEMENT]

/s/Christopher Eyhorn
Christopher Eyhorn

[SIGNATURE PAGE TO SECURITIES PURCHASE AGREEMENT]

Schedule A

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Exhibit A-1

Shareholder Instrument of Accession

Pursuant to the terms of that certain Securities Purchase Agreement, dated as of October 21, 2014 (the “Purchase Agreement”), by and among (i) Telerik AD, a Bulgarian joint-stock company, unique identification code 131406605, having its seat and registered address at 33 Alexander Malinov Blvd., Mladost region, 1A, Mladost quarter, 1729 City of Sofia, Bulgaria (the “Company”), (ii) the persons set forth on the signature pages thereto under the heading “Sellers” (the “Original Sellers”) and those persons who become party thereto as a “Seller” pursuant to an instrument of accession in the form attached thereto as Exhibit A-1 (with respect to the Shares of a holder) or Exhibit A-2 (with respect to the Company Options of a holder) (collectively with the Original Sellers, the “Sellers”), (iii) Progress Software Corporation, a Massachusetts corporation (the “Buyer”), and (iv) each of Vassil Terziev, Svetozar Georgiev and Summit Partners Venture Capital Fund II-A, L.P., solely in their capacity as Securityholder Representative (the “Securityholder Representative”), the undersigned hereby agrees to become a party to and be bound by the Purchase Agreement as a “Seller” and authorizes this signature page to be attached to the Purchase Agreement, or counterparts thereof. This Instrument of Accession shall take effect and shall become an integral part of the said Purchase Agreement immediately upon execution and delivery to the Company of this Instrument. Capitalized terms used herein that are not otherwise defined herein shall have the meaning ascribed to such terms pursuant to the Purchase Agreement.
IN WITNESS WHEREOF, this INSTRUMENT OF ACCESSION has been duly executed by or on behalf of the undersigned, under the laws of the State of Delaware, exclusive of rules and principles of conflicts of law, as of the date below written.

Name (If Entity):

Date:     By:
Name (Printed):
Title:

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Exhibit A-2

Major Option Holder Instrument of Accession

Pursuant to the terms of that certain Securities Purchase Agreement, dated as of October 21, 2014 (the “Purchase Agreement”), by and among (i) Telerik AD, a Bulgarian joint-stock company, unique identification code 131406605, having its seat and registered address at 33 Alexander Malinov Blvd., Mladost region, 1A, Mladost quarter, 1729 City of Sofia, Bulgaria (the “Company”), (ii) the persons set forth on the signature pages thereto under the heading “Sellers” (the “Original Sellers”) and those persons who become party thereto as a “Seller” pursuant to an instrument of accession in the form attached thereto as Exhibit A-1 (with respect to the Shares of a holder) or Exhibit A-2 (with respect to the Company Options of a holder) (collectively with the Original Sellers, the “Sellers”), (iii) Progress Software Corporation, a Massachusetts corporation (the “Buyer”), and (iv) each of Vassil Terziev, Svetozar Georgiev and Summit Partners Venture Capital Fund II-A, L.P., solely in their capacity as Securityholder Representative (the “Securityholder Representative”), the undersigned hereby agrees to become a party to and be bound by the Purchase Agreement as a “Seller” and authorizes this signature page to be attached to the Purchase Agreement, or counterparts thereof. The undersigned consents that, concurrent with the Closing, each Stock Option held by the undersigned shall be terminated pursuant to Section 1.6(d) (Stock Options) of the Purchase Agreement, and to the extent vested as of immediately prior to the Closing, converted into the right to receive payments in accordance with the terms of the Purchase Agreement. This Instrument of Accession shall take effect and shall become an integral part of the said Purchase Agreement immediately upon execution and delivery to the Company of this Instrument. Capitalized terms used herein that are not otherwise defined herein shall have the meaning ascribed to such terms pursuant to the Purchase Agreement.
IN WITNESS WHEREOF, this INSTRUMENT OF ACCESSION has been duly executed by or on behalf of the undersigned, under the laws of the State of Delaware, exclusive of rules and principles of conflicts of law, as of the date below written.

Name (If Entity):

Date:     By:
Name (Printed):
Title:

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Exhibit A-3

Form of Option Surrender Agreement

1.
THIS OPTION SURRENDER AGREEMENT (this “Agreement”) is entered into as of _________, 2014 by and among Telerik AD, a Bulgarian joint-stock company, unique identification code 131406605, having its seat and registered address at 33 Alexander Malinov Blvd., Mladost region, 1A, Mladost quarter, 1729 City of Sofia, Bulgaria (the “Company”), Progress Software Corporation, a Massachusetts corporation (the “Buyer”), and the person set forth on the signature page hereto (the “Option Holder”).
WHEREAS, the Buyer, the Company, certain securityholders of the Company and each of Vassil Terziev, Svetozar Georgiev and Summit Partners Venture Capital Fund II-A, L.P., solely in their capacity as Securityholder Representative (the “Securityholder Representative”), have entered into that certain Securities Purchase Agreement, dated as of October 21, 2014 (the “Purchase Agreement”), whereby the Buyer will directly or indirectly acquire all outstanding securities of the Company;
WHEREAS, as a condition to the Buyer’s obligation to consummate the transactions pursuant to the Purchase Agreement, the Buyer has required that the Option Holder agree, and the Option Holder has agreed, to enter into this Agreement;
WHEREAS, the Board of Directors of the Company has approved the Purchase Agreement and the transactions contemplated thereby, and has approved the execution and delivery of this Agreement in connection therewith, understanding that the execution and delivery of this Agreement by the Option Holder is a condition to the Buyer’s obligation to consummate the Transactions;
WHEREAS, the Option Holder is a party to the option agreement[s] set forth on Schedule I hereto (the “Option Agreement[s]”), with the Company, pursuant to which the Option Holder received the Options as set forth opposite the Option Holder’s name on Schedule I hereto;
WHEREAS, effective as of the closing of the transactions contemplated by the Purchase Agreement (the “Closing”), the Option Holder and the Company desire to confirm the cancellation of all Options granted to the Option Holder and, subject to the terms of this Agreement, terminate the Option Agreement[s] in exchange for a right to receive only the payments with respect to such Options as set forth in the Purchase Agreement.
NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

2.
Cancellation of Options. Under the Purchase Agreement, the amount of cash consideration payable for your Options is estimated to be approximately [$_______ ] per share, less (i) the applicable per share exercise price(s) and (ii) any applicable tax withholding. This amount is an estimate and subject to adjustment in accordance with the terms of the Purchase

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Agreement. The Option Holder hereby agrees that the Option Holder’s Options shall be canceled at the Closing in accordance with the provisions of the Purchase Agreement in exchange only for such consideration provided pursuant to the terms of the Purchase Agreement. From and after the Closing, none of the Options (whether such Option is vested or unvested, but not to the extent it has theretofore been exercised) of the Option Holder shall be outstanding, be in force or effect, or have any rights, but shall only entitle such Option Holder to the payment rights available under the Purchase Agreement. Without limiting the foregoing, the Option Holder acknowledges that after the Closing, the Option Holder shall have no right, by virtue of the Option Holder's Options, to receive any equity, including options to acquire equity, in the Company.

3.	Option Agreement. From and after the Closing, the Option Agreement[s] shall be terminated and be of no further force or effect.

4.
Representations and Warranties of Option Holder. The Option Holder hereby represents and warrants to the Buyer and Company that the statements in this Section 3 are true and correct as of the date hereof, and as of the Closing Date (as though the date Closing Date were substituted for the date of this Agreement throughout this Section 3):

(a)	Authority, No Conflict, Required Filings and Consents.
(i)The Option Holder has all requisite legal capacity, power and authority (including, if applicable, full organizational power and authority) to enter into and deliver this Agreement and to consummate the transactions contemplated by this Agreement.
(ii)This Agreement has been duly authorized, executed and delivered by the Option Holder. This Agreement constitutes a valid and binding agreement of the Option Holder enforceable against the Option Holder in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws or other legal requirements of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

(b)
Governmental Authorization/Third Party Consent. The Option Holder is not required to (i) submit any notice, report or other filing with any governmental authority or (ii) obtain any material consent from any person or entity in connection with the execution, delivery or performance by the Option Holder of this Agreement or the consummation of the transactions contemplated hereby.

(c)
Ownership of Options. (i) The Option Holder is the record owner of the Options set forth opposite the Option Holder’s name on Schedule I hereto, free and clear of all liens, security interests, adverse claims and encumbrances; and (ii) the Option Holder is not a party to any option, warrant, purchase right, or other contract or commitment that would require the Option Holder to sell, transfer or otherwise dispose of any Options or equity securities of the Company.

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(d)
Brokers. The Option Holder has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement or the Purchase Agreement.

(e)
Absence of Litigation. As of the date hereof, there is no lawsuit, or other proceeding pending or, to the knowledge of the Option Holder, threatened against or affecting such Option Holder before or by any governmental authority that would reasonably be expected to impair the ability of such Option Holder to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

(f)
Reliance by the Buyer. The Option Holder understands and acknowledges that the Buyer and Company are relying upon the representations and warranties of such Option Holder contained herein. The Option Holder understands and acknowledges that the Purchase Agreement governs the terms of the Transactions and the other transactions contemplated thereby.

5.
Release of Claims. Effective as of the Closing, the Option Holder voluntarily, knowingly and irrevocably, acting individually or through its, his or her attorney, on its, his or her own behalf and on behalf of its, his or her heirs, successors, trustees, executors, administrators, assigns and any other person or entity that can claim by, through or under any of them (collectively with the Option Holder, the “Releasors”) releases and discharges the Buyer, the Company and their respective present and future subsidiaries, directors, officers, shareholders, agents, employees, representatives and affiliates (collectively with the Company, as the case may be, the “Releasees”) from all actions, suits, causes of action and liabilities of any kind or nature, whether in law or equity, and whether arisen, accrued or matured heretofore or hereafter, which against the Releasees, any of them, the Releasors, or any of them, ever had, now has or hereafter may have, upon or by reason of any cause, matter or thing whatsoever occurring prior to the date hereof and related in any manner to the Company or any direct or indirect subsidiary of the Company (collectively, “Claims”), including (a) any Claims relating to or arising out of such Option Holder’s status as a holder of options or other securities of the Company, (b) any dividends or distributions on such securities, (c) the allocation of the purchase price under the Purchase Agreement, and (d) any obligation of the Company or any of its Subsidiaries to issue any share, stock option or other security to Option Holder; provided, however, that notwithstanding anything in this Section to the contrary, nothing herein shall be deemed a release or discharge (i) of any obligation of the Buyer or the Company or any Subsidiary to perform any of the terms, conditions and agreements contained in this Agreement, the Purchase Agreement or any other agreement, document or instrument entered into pursuant to the Purchase Agreement, (ii) any rights the Option Holder may have under any insurance policy maintained by the Company naming the Option Holder as an insured party, including under any directors or officers liability insurance policy, (iii) any contractual rights of any employee, or (iv) any rights of an employee to accrued compensation or benefits.

6.	Termination. This Agreement shall remain in effect unless the Purchase Agreement is terminated in accordance with its terms. Neither the provisions of this Section 5 nor the

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termination of this Agreement shall relieve (a) any party hereto from any liability of such party to any other party incurred prior to such termination or expiration, or (b) any party hereto from any liability to any other party arising out of or in connection with a breach of this Agreement. Nothing in the Purchase Agreement shall relieve the Option Holder from any liability arising out of or in connection with a breach of this Agreement.

7.	Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

8.
Notices. Any notices, demands and communications to a party hereunder shall be in writing and shall be deemed to have been duly given and received (a) if delivered personally, as of the date received, (b) if delivered by certified mail, return receipt requested, three (3) business days after being mailed, (c) if delivered by a nationally recognized overnight delivery service, one (1) business day after being sent to such delivery service, or (d) if sent via facsimile, electronic mail or similar electronic transmission, as of the date received, to such party at its address set forth below (or such other address as it may from time to time designate in writing to the other parties hereto):

(i)    If to the Option Holder, to the most recent address included in the Company’s records.

(ii)    If to the Buyer, to:
Progress Software Corporation
14 Oak Park Drive
Bedford, Massachusetts 01730
Facsimile: (781) 280-4035
Attention: Stephen H. Faberman,
Senior Vice President and General Counsel
E-mail: sfaberma@progress.com
with a copy (which shall not constitute notice), to:
Wilmer Cutler Pickering Hale and Dorr LLP
60 State Street
Boston, MA 02109
Attn: Hal J. Leibowitz, Esq.
Facsimile: (617) 526-5000
E-mail: hal.leibowitz@wilmerhale.com

9.
Counterparts and Signature. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood

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that all parties need not sign the same counterpart. This Agreement may be executed and delivered by facsimile or .pdf transmission.

10.
Entire Agreement. This Agreement and, to the extent referenced herein, the Purchase Agreement (including the Schedules and Exhibits hereto and thereto and the documents and instruments referred to therein that are to be delivered at the Closing) constitute the entire agreement among the parties to this Agreement and supersede any prior understandings, agreements or representations by or among the parties hereto, or any of them, written or oral, with respect to the subject matter hereof.

11.
Governing Law; Consent to Jurisdiction. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Delaware. Any dispute arising out of or relating to this Agreement shall be resolved under the International Chamber of Commerce Rules of Arbitration (“ICC Rules”) by three (3) arbitrators appointed in accordance with the ICC Rules (the “Arbitral Tribunal”), with each party nominating one (1) arbitrator and the two (2) party-appointed arbitrators nominating the referee. For the sake of clarity, any disputes regarding the appointment of arbitrators shall be resolved in accordance with the ICC Rules. The place of arbitration shall be Boston, Massachusetts. Subject to Section 12, such arbitration shall be the sole and exclusive forum for resolution of any such dispute, and the award rendered shall be final and binding. Judgment on the award rendered may be entered in any court having jurisdiction thereof. In addition to those provided for under the ICC Rules, the following additional procedures shall apply to any arbitration conducted pursuant to this Section 10:

(a)
The arbitration shall be conducted in the English language, and any non-English-language documents presented to the Arbitral Tribunal at such arbitration shall be accompanied by an English translation thereof.

(b)	Any final award of the Arbitral Tribunal (i) shall be in writing, and (ii) shall state with reasonable particularity the reasons upon which such award is based.

(c)
Prior to the appointment of the Arbitral Tribunal, the Buyer and the Company may seek appointment of a pre-arbitral referee pursuant to the ICC Rules and/or may apply to any court having jurisdiction hereof and seek injunctive relief and/or other provisional measures in order to maintain the status quo until such time as the arbitration award is rendered or the dispute is otherwise resolved. After the appointment of the Arbitral Tribunal, the Buyer and the Company may make an application to the Arbitral Tribunal seeking injunctive relief and/or other provisional measures to maintain the status quo until such time as the arbitration award is rendered or the dispute is otherwise resolved.

(d)	In the event of any conflict between the ICC Rules and the provisions of this Section 10, the applicable provision(s) of this Section 10 shall govern.

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12.
Severability. If any provision of this Agreement is unenforceable or illegal, such provision shall be enforced to the fullest extent permitted by law and the remainder of the Agreement shall remain in full force and effect.

13.
Specific Performance. Each of the parties hereto acknowledges and agrees that the other parties would be damaged irreparably in the event that any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached or violated. Accordingly, notwithstanding any other provision of this Agreement, each of the parties hereto agrees that, without posting bond or any other undertaking, the Company and the Buyer will each be entitled to an injunction or injunctions to prevent breaches or violations of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof (including the obligation of the parties to close the Transactions) in any action instituted in any court having jurisdiction over the parties and the matter in addition to any other remedy to which it may be entitled, at law or in equity. Each party hereto further agrees that, in the event of any action for specific performance in respect of such breach or violation, it will not assert the defense that a remedy at law would be an adequate remedy.

14.
Successors and Assigns. Neither this Agreement nor any of the rights or obligations of any party under this Agreement shall be assigned, in whole or in part (by operation of law or otherwise), by any party without the prior written consent of the other parties hereto. Subject to the foregoing, this Agreement shall bind and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

* * * * *

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first written above.

TELERIK AD

By: __________________________
Name:
Title:

PROGRESS SOFTWARE CORPORATION

By: __________________________
Name:
Title:

OPTION HOLDER:

______________________________
[ ]

Signature page to Option Surrender Agreement

SCHEDULE 1
OWNERSHIP OF OPTIONS

Option Holder        Options
[NAME]

Signature page to Option Surrender Agreement

Exhibit B

Form of Escrow Agreement

THIS ESCROW AGREEMENT (as the same may be amended or modified from time to time pursuant hereto, this “Escrow Agreement”) is made and entered into as of [__________ ___], 2014, by and among Progress Software Corporation, a Massachusetts corporation (the “Buyer”); Summit Partners Venture Capital Fund II-A, L.P. ( the “Securityholder Representative”); and JPMorgan Chase Bank, NA (the “Escrow Agent”). The Buyer and the Securityholder Representative are sometimes referred to individually as a “Party” and together as the “Parties.”
WHEREAS, the Buyer, Telerik AD, a Bulgarian joint-stock company, unique identification code 131406605, having its seat and registered address at 33 Alexander Malinov Blvd., Mladost region, 1A, Mladost quarter, 1729 City of Sofia, Bulgaria (the “Company”), the other parties named as “Sellers” on the signatures pages or any instrument of accession attached thereto (each a “Seller” and collectively, the “Sellers”) and the Securityholder Representative (solely in such Persons’ capacity as the Securityholder Representative of the Sellers), have entered into a Securities Purchase Agreement dated as of October 21,2014 (the “Purchase Agreement”), pursuant to which the Buyer shall purchase from each Seller, and each Seller shall sell, transfer, assign and deliver to the Buyer, (a) all of the outstanding Shares (except for the Shares held by the Summit SARLs) and (b) all of the equity and debt interests in the Summit SARLs held by Summit Partners Venture Capital Fund II-A, L.P. and Summit Partners Venture Capital Fund II-B, L.P.; and
WHEREAS, pursuant to the Purchase Agreement, the Parties and the other parties to the Purchase Agreement have agreed to deposit in escrow certain funds and wish such deposit to be subject to the terms and conditions set forth herein.
NOW THEREFORE, in consideration of the foregoing and of the mutual covenants hereinafter set forth, the parties hereto agree as follows:
1.Capitalized Terms.    As between the Parties, capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the Purchase Agreement.
2.Establishment of Escrow. The Purchase Agreement provides for the establishment of the escrow arrangements set forth in this Escrow Agreement.
3.Appointment. The Parties hereby appoint the Escrow Agent as their escrow agent for the purposes set forth herein, and the Escrow Agent hereby accepts such appointment under the terms and conditions set forth herein.
4.Escrow Amount. The Buyer agrees to deposit with the Escrow Agent an amount equal to $26,250,000 (the “Escrow Amount”). The Escrow Agent shall hold the Escrow Amount in a separate and segregated account (which separation and segregation may be accomplished by

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appropriate entry on the books and records of the Escrow Agent) for the benefit of the Buyer and the Sellers and, subject to the terms and conditions hereof, shall invest and reinvest the Escrow Amount and the proceeds thereof (the outstanding balance of such amount, together with all interest thereon, as held by the Escrow Agent from time to time, the “Escrow Fund”) as directed in Section 5.
5.Investment of Escrow Fund. During the term of this Escrow Agreement, the Escrow Fund shall be invested in an interest bearing demand deposit account at JPMorgan Chase Bank, NA or a successor investment offered by the Escrow Agent. Interest bearing demand deposit accounts have rates of compensation that may vary from time to time as determined by the Escrow Agent. The Parties recognize and agree that instructions to make any other investment (“Alternative Investment”) must be in writing and executed by an Authorized Representative (as defined in Section 13) of Buyer and the Securityholder Representative. Written investment instructions, if any, shall specify the type and identity of the investments to be purchased and/or sold. The Escrow Agent is hereby authorized to execute purchases and sales of investments through the facilities of its own trading or capital markets operations or those of any affiliated entity on their respective standard terms and conditions. The Escrow Agent or any of its affiliates may receive compensation with respect to any investment directed hereunder including without limitation charging an agency fee or trade execution fee in connection with each transaction, in each case, on their respective standard terms and conditions. The Parties recognize and agree that the Escrow Agent will not provide supervision, recommendations or advice relating to either the investment of moneys held in the Escrow Fund or the purchase, sale, retention or other disposition of any investment described herein. Market values, exchange rates and other valuation information (including without limitation, market value, current value or notional value) of any Alternative Investment furnished in any report or statement may be obtained from third party sources and is furnished for the exclusive use of the Parties.  Escrow Agent has no responsibility whatsoever to determine the market or other value of any Alternative Investment and makes no representation or warranty, express or implied, as to the accuracy of any such valuations or that any values necessarily reflect the proceeds that may be received on the sale of an Alternative Investment. The Escrow Agent shall not have any liability for any loss sustained as a result of any investment in an investment made pursuant to the terms of this Escrow Agreement or as a result of any liquidation of any investment prior to its maturity or for the failure of the Parties to give the Escrow Agent instructions to invest or reinvest the Escrow Fund. The Escrow Agent shall have the right to liquidate any investments held in order to provide funds necessary to make required payments under this Escrow Agreement.
6.Disposition and Termination.
(a)Claims on Escrow Fund. At any time prior to 5:00 p.m., Eastern time, on the Business Day prior to [__________ ___], 2016 (the “Escrow Expiration Date”), the Buyer may deliver to the Escrow Agent and the Securityholder Representative a notice in substantially the form of Exhibit A making a claim for payment of a portion of the Escrow Fund with respect to any claim for indemnification by the Buyer under the Purchase Agreement (“Claimed Loss”). The Escrow Agent shall hold the Claimed Loss until the Escrow Agent receives (A) a joint written instruction from both Parties or (B) a certified copy of a final, non-appealable order or

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judgment by a court of competent jurisdiction, a copy of which is delivered to the Escrow Agent by either the Buyer or the Securityholder Representative, along with a written instruction from an Authorized Representative of the instructing Party given to effectuate such order/judgment, that instructs the Escrow Agent as to the disbursement of all or some of the Claimed Loss. The delivery to the Escrow Agent of a court order shall constitute a representation to the Escrow Agent by the Party delivering such order that such order constitutes a final and non-appealable order of a court of competent jurisdiction and that such order complies with the requirements of this Section 6(a) and that the Escrow Agent shall be entitled conclusively to rely upon such delivery and written instruction without any further duty of inquiry and no other Party shall be permitted to object to the Escrow Agent acting upon such delivered order and instructions or otherwise instruct the Escrow Agent contrary to such order or instructions. Notwithstanding anything to the contrary contained in this Section 6, the Escrow Agent may assume that any notice of claim, notice of dispute or other notice of any kind required to be delivered to the Escrow Agent and any other person has been received by such other person on the date it has been received by the Escrow Agent, but the Escrow Agent need not inquire or verify such receipt.
(b)Release of Escrow Fund. Within five (5) Business days following the Escrow Expiration Date, Securityholder Representative will furnish to the Escrow Agent an electronic spreadsheet of the amounts due to the Sellers in a form reasonably acceptable to Escrow Agent (the “Holders List”) along with a letter of instruction. The Holders List will be delivered to the following Agent’s email addresses: (i) ops.final.flat.file@jpmchase.com; and (ii) ec.escrow@jpmorgan.com. The Holders List will include the name and addresses of each of the Sellers, complete payment instructions, and amount due to each Seller. The IRS Form 1099-B referred to in Section 11(b) will reflect a non-covered status with respect to cost-basis reporting. Within five Business Days following receipt of the Holders List and a duly executed tax form for a Seller (IRS Form W-8 Form or Form W-9), the Escrow Agent shall release such payment. Securityholder Representative shall ensure that any Holders List submitted reflects payment to the Sellers on a pro rata basis in accordance with the Seller Percentages set forth on Schedule 3 hereto, as such may be updated from time to time in accordance with the provisions of the Purchase Agreement by the Securityholder Representative; provided, that any amount to be released to a Seller that is indicated on Schedule 3 hereto as being an “Option Holder” shall be released to the Buyer or a subsidiary of the Buyer and the Buyer or such subsidiary shall cause such amounts to be released to the applicable Seller, subject to applicable withholding, in the next payroll occurring not less than five (5) business days after the date of such release. Notwithstanding the prior sentence, if prior to 5:00 p.m., Eastern time, on the Escrow Expiration Date, the Buyer has delivered to Escrow Agent and the Securityholder Representative a notice in substantially the form of Exhibit A, the payment to be made on the Escrow Expiration Date pursuant to this Section 6(b) shall be reduced by an amount equal to the aggregate amount of such unresolved indemnification claims made by the Buyer. For avoidance of doubt, promptly upon the resolution of any such unresolved indemnification claim, any amounts retained in the Escrow Fund as of the Escrow Expiration Date that, but for such unresolved indemnification claim, would otherwise have been distributable to the Sellers as of such Final Expiration Date pursuant to this Section 6(b) shall be paid to Sellers on a pro rata basis in accordance with the Seller Percentages set forth on Schedule 3 hereto, as such may be updated from time to time in

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accordance with the provisions of the Purchase Agreement by the Securityholder Representative;provided, that any amount to be released to a Seller that is indicated on Schedule 3 hereto as being an “Option Holder” shall be released to the Buyer or a subsidiary of the Buyer and the Buyer or such subsidiary shall cause such amounts to be released to the applicable Seller, subject to applicable withholding, in the next payroll occurring not less than five (5) business days after the date of such release. Securityholder Representative shall submit an updated Holders List and letter of instruction in connection with any required distribution to the Sellers hereunder, Upon delivery of the entire Escrow Fund by the Escrow Agent in accordance with this Escrow Agreement, this Escrow Agreement shall terminate, subject to the provisions of Sections 9 and 10.
7.Escrow Agent.
(a)    The Escrow Agent shall have only those duties as are specifically and expressly provided herein, which shall be deemed purely ministerial in nature, and no other duties, including but not limited to any fiduciary duty, shall be implied. The Escrow Agent shall neither be responsible for, nor chargeable with, knowledge of, nor have any requirements to comply with, the terms and conditions of any other agreement, instrument or document between the Parties, in connection herewith, if any, including without limitation the Purchase Agreement, nor shall the Escrow Agent be required to determine if any person or entity has complied with any such agreements, nor shall any additional obligations of the Escrow Agent be inferred from the terms of such agreements, even though reference thereto may be made in this Escrow Agreement. In the event of any conflict between the terms and provisions of this Escrow Agreement, those of the Purchase Agreement, any schedule or exhibit attached to the Escrow Agreement, or any other agreement among the Parties, the terms and conditions of this Escrow Agreement shall control. The Escrow Agent may rely upon and shall not be liable for acting or refraining from acting upon any written notice, document, instruction or request furnished to it by a Party hereunder (but only to the extent such Party is authorized pursuant to the terms of this Escrow Agreement to provide such written notice, document, instruction or request) and believed by it to be genuine and to have been signed by the Authorized Representatives of such Party, without inquiry and without requiring substantiating evidence of any kind. The Escrow Agent shall not be liable to any Party, any beneficiary or other person for refraining from acting upon any instruction setting forth, claiming, containing, objecting to, or related to the transfer or distribution of the Escrow Fund, or any portion thereof, unless such fund transfer instruction shall have been delivered to the Escrow Agent in accordance with Section 13 below and the Escrow Agent has been able to satisfy any applicable security procedures as may be required thereunder. The Escrow Agent shall be under no duty to inquire into or investigate the validity, accuracy or content of any such document, notice, instruction or request.
(b)    The Escrow Agent shall not be liable for any action taken, suffered or omitted to be taken by it in good faith except to the extent that a final adjudication of a court of competent jurisdiction determines that the Escrow Agent’s gross negligence or willful misconduct was the primary cause of any direct loss to either Party. The Escrow Agent may execute any of its powers and perform any of its duties hereunder directly or through affiliates, agents or attorneys, and shall be liable only for the gross negligence or willful misconduct (as finally adjudicated in a

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court of competent jurisdiction) of any such affiliate, agents or attorney. The Escrow Agent may consult with counsel, accountants and other skilled persons to be selected and retained by it. The Escrow Agent shall not be liable for any action taken, suffered or omitted to be taken by it in accordance with, or in reliance upon, the advice or opinion of any such counsel, accountants or other skilled persons. In the event that the Escrow Agent shall be uncertain or believe there is some ambiguity as to its duties or rights hereunder or shall receive instructions, claims or demands from any Party which, in its opinion, conflict with any of the provisions of this Escrow Agreement, it shall be entitled to refrain from taking any action and its sole obligation shall be to keep safely all property held in escrow until it shall be given a direction in writing signed by the Authorized Representatives of the Buyer and the Securityholder Representative which eliminates such ambiguity or uncertainty to the satisfaction of Escrow Agent or by a final and non-appealable order or judgment of a court of competent jurisdiction. Any order or judgment of a court must be accompanied by a written certification from the instructing Party attesting that such order or judgment is final and not subject to further proceedings or appeal along with a written instructions from an Authorized Representative of the instructing Party given to effectuate such order or judgment and the Escrow Agent shall be entitled to conclusively rely upon any such certification and instruction and shall have no responsibility to review the order or judgment or to make any determination as to whether such order or judgment is final. The Parties agree to pursue any redress or recourse in connection with any dispute without making the Escrow Agent a party to the same, other than to the extent such relates to the actual or alleged gross negligence or willful misconduct of the Escrow Agent. Anything in this Escrow Agreement to the contrary notwithstanding, in no event shall the Escrow Agent be liable for special, incidental, punitive, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

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8.Succession; Removal. The Escrow Agent may resign and be discharged from its duties or obligations hereunder by giving thirty (30) days advance notice in writing of such resignation to the Parties specifying a date when such resignation shall take effect. If the Parties have failed to appoint a successor escrow agent prior to the expiration of thirty (30) days following receipt of the notice of resignation, the Escrow Agent may either (a) interplead the Escrow Fund with a court located in the State of Delaware and the costs, expenses and reasonable attorney’s fees which are incurred in connection with such proceeding may be charged against and withdrawn from the Escrow Fund, or (b) petition any court of competent jurisdiction for the appointment of a successor escrow agent or for other appropriate relief, and any such resulting appointment shall be binding upon all of the Parties. The Escrow Agent’s sole responsibility after such thirty (30) day notice period expires shall be to hold the Escrow Fund (without any obligation to reinvest the same) and to deliver the same to a designated substitute escrow agent, if any, or in accordance with the directions of a final order or judgment of a court of competent jurisdiction, at which time of delivery the Escrow Agent’s obligations hereunder shall cease and terminate, subject to the provisions of Sections 9 and 10 hereunder. The Escrow Agent shall have the right to withhold an amount equal to any amount due and owing to the Escrow Agent, plus any costs and expenses the Escrow Agent shall reasonably believe may be incurred by the Escrow Agent in connection with the termination of the Escrow Agreement.
(a)    The Buyer and the Securityholder Representative, acting together, shall have the right to terminate the appointment of the Escrow Agent, specifying the date upon which such termination shall take effect. After such date, the Escrow Agent shall have no further obligation hereunder except to hold the Escrow Fund as depository. The Buyer and the Securityholder Representative agree that they will jointly appoint a successor escrow agent effective with the termination of the Escrow Agent hereunder. The Escrow Agent shall refrain from taking any action until it shall receive joint written instructions from the Buyer and the Securityholder Representative designating the successor escrow agent. The Escrow Agent shall deliver all of the Escrow Fund to such successor escrow agent in accordance with such instructions and upon receipt of the Escrow Fund, the successor escrow agent shall be bound by all of the provisions hereof.
(b)    Any entity into which the Escrow Agent may be merged or converted or with which it may be consolidated, or any entity to which all or substantially all the escrow business may be transferred, shall be the Escrow Agent under this Escrow Agreement without further act.
9.Compensation and Reimbursement. The Parties shall be responsible for (a) paying the Escrow Agent for the services to be rendered hereunder, along with any fees or charges for accounts, including those levied by any governmental authority which the Escrow Agent may impose, charge or pass-through, which unless otherwise agreed in writing shall be as described in Schedule 2 attached hereto, and (b) paying or reimbursing the Escrow Agent upon request for all reasonable out-of-pocket expenses, disbursements and advances, including, without limitation, reasonable attorney’s fees and expenses, incurred or made by it in connection with the performance, modification and termination of this Escrow Agreement. All amounts payable to the Escrow Agent under this Section 9 shall be paid fifty percent (50%) by the Buyer and fifty

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percent (50%) by the Securityholder Representative (on behalf of the Sellers). Each of the Parties further agrees to the disclosures and agreements set forth in Schedule 2.
10.Indemnity. The Buyer and the Securityholder Representative (on behalf of the Sellers) shall jointly and severally indemnify, defend and save harmless the Escrow Agent and its affiliates and their respective successors, assigns, agents and employees (the “indemnitees”) from and against any and all losses, damages, claims, liabilities, penalties, judgments, settlements, litigation, investigations, costs or expenses (including, without limitation, the reasonable fees and expenses of outside counsel) (collectively “Losses”) arising out of or in connection with (a) the Escrow Agent’s execution and performance of this Escrow Agreement, tax reporting or withholding, the enforcement of any rights or remedies under or in connection with this Escrow Agreement, or as may arise by reason of any act, omission or error of the indemnitee, except in the case of any indemnitee to the extent that such Losses are finally adjudicated by a court of competent jurisdiction to have been primarily caused by the gross negligence or willful misconduct of any indemnitee, or (b) its following any instructions or other directions, whether joint or singular, from the Parties, except to the extent that its following any such instruction or direction is expressly forbidden by the terms hereof. As agreed to between only Buyer and the Securityholder Representative (on behalf of the Sellers), such Losses shall be divided equally between the Buyer, on the one hand, and the Sellers, on the other hand (and shall be allocated amongst such Sellers on a pro rata basis in accordance with the Seller Percentages set forth on Schedule 3 hereto, as such may be updated from time to time by the Securityholder Representative in accordance with the provisions of the Purchase Agreement). The Parties hereto acknowledge that the foregoing indemnities shall survive the resignation, replacement or removal of the Escrow Agent or the termination of this Escrow Agreement. The Buyer, on the one hand, and the Securityholder Representative (on behalf of the Sellers), on the other hand, shall have a right of contribution against the other (including enforcement costs) for any indemnity payment made pursuant to this Section 10 or any other payment hereunder as to which the Buyer and Securityholder Representative are each responsible for one-half of the payment.
11.Tax Matters.
(a)    Taxpayer Identification Numbers (“TINs”). The Parties have provided the Escrow Agent with their respective fully executed Internal Revenue Service (“IRS”) Form W-8 or W-9 and/or other required documentation. The Securityholder Representative shall provide the Escrow Agent with duly executed IRS Forms W-8 or W-9 and/or other required documentation for all of the Sellers listed on Schedule 3 as soon as possible following the date of this Escrow Agreement (and in any event prior to the distribution of any amount to Sellers pursuant to this Escrow Agreement).
(b)    Tax Reporting. All interest or other income earned from the investment of the Escrow Amount under this Escrow Agreement shall be allocated to the Buyer and reported, as and to the extent required by law, by the Escrow Agent to the IRS, or any other taxing authority, and to the Buyer, on IRS Form 1099 or 1042S (or other appropriate form) as income earned from the Escrow Amount by the Buyer whether or not said income has been distributed during such year. All disbursements from the Escrow Fund to the Sellers shall be reported, as and to the

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extent required by law, by the Escrow Agent to the IRS, or any other taxing authority, and to the applicable Seller, on IRS Form 1099-B or other applicable form reporting the aggregate amount received by such Seller (other than a Seller who demonstrates its status as a foreign corporation, foreign partnership, foreign trust or nonresident alien (a “Foreign Person”), and indicating non-covered status with respect to cost-basis reporting. The Buyer and the Securityholder Representative represent to the Escrow Agent that none of the Company’s securities constitute “covered securities” underunder Treasury Regulation section 1.6045-1(a)(15)). The Escrow Agent shall withhold any taxes it reasonably determines to be required in the absence of a properly executed IRS Form W-9 (or Form W-8, as applicable) or as otherwise required by law, and shall remit such taxes to the appropriate authorities. The Parties hereby represent and warrant to the Escrow Agent that there is no sale or transfer of a United States Real Property Interest as defined under IRC Section 897(c) in the underlying transaction giving rise to this Escrow Agreement. Prior to any disbursement to Sellers hereunder, if applicable, the Securityholder Representative and the Buyer shall provide the Escrow Agent with a detailed schedule indicating the allocation of such disbursement from the Escrow Fund between (a) principal, (ii) imputed interest to be reported on IRS form 1099-INT or 1042S or (iii) Original Issue Discount to be reported on IRS Form 1099-OID. The Securityholder Representative (on behalf of the Sellers) and the Buyer acknowledge and agree that the Escrow Agent shall have no responsibility for the preparation and/or filing of any tax return or withholding with respect to the Escrow Amount or any income earned by the Escrow Amount except as provided in this Section 11. In the absence of written direction from the Buyer and the Securityholder Representative, all proceeds of the Escrow Fund attributable to the Escrow Amount shall be retained in the Escrow Fund and reinvested from time to time by the Escrow Agent as provided in this Escrow Agreement.
(c)    For each calendar quarter or portion thereof for which there are amounts in the Escrow Fund, an amount in cash equal to forty percent (40%) of the interest and other income earned during such calendar quarter with respect to the Escrow Fund shall be distributed to Buyer, to the account identified in writing by Buyer, within 5 Business Days of the end of such calendar quarter for the purpose of making the applicable tax payments for such income. In the event Buyer notifies the Escrow Agent and the Securityholder Representative that the actual combined marginal federal, state and local income tax rate applicable to such income has increased over forty percent (40%), the percent of interest and other income set aside and distributed to Buyer pursuant to the preceding sentence shall be increased to the then-applicable combined rate as provided by Buyer in such notice.
12.Notices. All communications hereunder shall be in writing and all instructions from a Party or the Parties to the Escrow Agent shall be executed by an Authorized Representative of such Party or Parties, and except for communications from the Parties setting forth, claiming, containing, objecting to, or in any way related to the transfer or distribution of funds, including but not limited to funds transfer instructions (all of which shall be specifically governed by Section 13 below), shall be deemed to be duly given and received: (a) if delivered personally, as of the date received, (b) if delivered by certified mail, return receipt requested, three (3) business days after being mailed, (c) if delivered by a nationally recognized overnight delivery service, one (1) business day after being sent to such delivery service, or (d) if sent via facsimile,

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electronic mail or similar electronic transmission, as of the date received, to such party at its address set forth below (or such other address as it may from time to time designate in writing to the other parties hereto):
If to the Buyer:

Progress Software Corporation
14 Oak Park Drive
Bedford, MA 01730, USA
Attn: Stephen H. Faberman, General Counsel
Facsimile: (781) 280-4035
Telephone: (781) 280-4473
Email: sfaberma@progress.com

And copy (which shall not constitute notice hereunder) to:
Wilmer Cutler Pickering Hale and Dorr LLP
60 State Street
Boston, MA 02109
Attn: Hal J. Leibowitz, Esq.
Facsimile: (617) 526-5000
Email: Hal.Leibowitz@wilmerhale.com

If to the Securityholder Representative and/or a Seller:

Summit Partners Venture Capital Fund II-A, L.P.
c/o Summit Partners, L.P.
222 Berkeley Street, 18th Floor
Boston, MA 02116
Attention: Thomas H. Jennings
Facsimile: (617) 824-1100
E-mail: tjennings@summitpartners.com
And copy (which shall not constitute notice hereunder) to:
Choate, Hall & Stewart LLP
Two International Place
Boston, Massachusetts 02110
Attention: T.J. Murphy
Facsimile: (617) 248-4000
E-mail: tmurphy@choate.com

If to the Escrow Agent:

JPMorgan Chase Bank, NA
4 New York Plaza, 11th Floor

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New York, N.Y. 10004
Attention: Florence Hanley/ Debbie DeMarco
Facsimile: 212.552.2812
Email: ec.escrow@jpmorgan.com

Notwithstanding the above, in the case of communications delivered to the Escrow Agent, such communications shall be deemed to have been given on the date received by an officer of the Escrow Agent or any employee of the Escrow Agent who reports directly to any such officer at the above-referenced office. In the event that the Escrow Agent, in its sole discretion, shall determine that an emergency exists, the Escrow Agent may use such other means of communication as the Escrow Agent deems appropriate. “Business Day” shall mean any day other than a Saturday, Sunday or any other day on which the Escrow Agent located at the notice address set forth above is authorized or required by law or executive order to remain closed.

13.Security Procedures. Any instructions setting forth, claiming, containing, objecting to, or in any way related to the transfer or distribution of the Escrow Fund, must be in writing or set forth in a Portable Document Format (“PDF”), executed by the appropriate Party or Parties as evidenced by the signatures of the person or persons signing this Escrow Agreement or one of their designated persons (each an “Authorized Representative”) as set forth on Schedule 1 hereto (“Schedule 1”), and delivered to the Escrow Agent only by confirmed facsimile or attached to an email on a Business Day only at the fax number or email address set forth in Section 12 above. No instruction for or related to the transfer or distribution of the Escrow Fund shall be deemed delivered and effective unless the Escrow Agent actually shall have received it on a Business Day by facsimile or as a PDF attached to an email only at the fax number or email address set forth in Section 12 and as evidenced by a confirmed transmittal to the Party’s or Parties’ transmitting fax number or email address, and the Escrow Agent has been able to satisfy any applicable security procedures as may be required hereunder. The Escrow Agent shall not be liable to any Party or other person for refraining from acting upon any instruction for or related to the transfer or distribution of the Escrow Fund if delivered to any other fax number or email address, including but not limited to a valid email address of any employee of Escrow Agent. The Parties acknowledge that there are certain security, corruption, transmission error or access availability risks associated with using open networks such as the Internet and the Parties hereby expressly assume such risks.
In the event funds transfer instructions are given, whether in writing, by facsimile or otherwise, the Escrow Agent is authorized to seek confirmation of such instructions by a single telephone call-back to an Authorized Representative of the Party providing such instructions, and the Escrow Agent may rely upon the confirmation of such Authorized Representative. The persons and telephone numbers for call-backs may be changed only in a writing executed by an Authorized Representative of the applicable Party and actually received and acknowledged by the Escrow Agent. If the Escrow Agent is unable to contact any of the Authorized Representatives identified in Schedule 1, the Escrow Agent is hereby authorized to seek confirmation of such instructions by telephone call-back to any one or more of the Buyer’s executive officers (“Executive Officers”), as the case may be, which shall include the title of General Counsel, as the Escrow Agent may select. Such “Executive Officer” shall deliver to the Escrow Agent a fully executed incumbency certificate, and the Escrow

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Agent may rely upon the confirmation of anyone purporting to be any such officer. No funds will be disbursed to a Party until an Authorized Representative of such Party is able to confirm such instructions by telephone callback. The Escrow Agent, any intermediary bank and the beneficiary’s bank in any funds transfer may rely upon the identifying number of the beneficiary’s bank or any intermediary bank included in a funds transfer instructions provided by the Buyer or the Securityholder Representative and confirmed by such Party’s Authorized Representative. Further, the beneficiary’s bank in the funds transfer instructions may make payment on the basis of the account number provided in such Party’s instructions and confirmed by an Authorized Representative of such Party even though it identifies a person different from the named beneficiary. The Parties acknowledge that these security procedures are commercially reasonable.

14.Compliance with Court Orders. In the event that a legal garnishment, attachment, levy, restraining notice or court order is served with respect to the Escrow Fund, or the delivery thereof shall be stayed or enjoined by an order of a court, or any order, judgment or decree shall be made or entered by any court order affecting the property deposited under this Escrow Agreement, the Escrow Agent is hereby expressly authorized, in its sole discretion, to obey and comply with all writs, orders or decrees so entered or issued, which it is advised by legal counsel of its own choosing is binding upon it, whether with or without jurisdiction, and in the event that the Escrow Agent obeys or complies with any such writ, order or decree it shall not be liable to any of the Parties or to any other person, entity, firm or corporation, by reason of such compliance notwithstanding such writ, order or decree be subsequently reversed, modified, annulled, set aside or vacated.
15.Miscellaneous. Except for changes to funds transfer instructions as provided in Section 13, the provisions of this Escrow Agreement may be waived, altered, amended or supplemented, in whole or in part, only by a writing signed by the Escrow Agent and the Parties. Neither this Escrow Agreement nor any right or interest hereunder may be assigned in whole or in part by the Escrow Agent or any Party, except as provided in Section 8, without the prior consent of the Escrow Agent and the other parties. This Escrow Agreement shall be governed by and construed under the laws of the State of Delaware. To the extent that in any jurisdiction either Party may now or hereafter be entitled to claim for itself or its assets, immunity from suit, execution attachment (before or after judgment), or other legal process, such Party shall not claim, and it hereby irrevocably waives, such immunity. Each Party irrevocably waives any objection on the grounds of venue, forum non-conveniens or any similar grounds and irrevocably consents to service of process by mail or in any other manner permitted by applicable law and consents to the jurisdiction of the courts located in the State of Delaware. The Parties further hereby waive any right to a trial by jury with respect to any lawsuit or judicial proceeding arising or relating to this Escrow Agreement. No party to this Escrow Agreement is liable to any other party for losses due to, or if it is unable to perform its obligations under the terms of this Escrow Agreement because of acts of God, fire, war, terrorism, floods, strikes, electrical outages, equipment or transmission failure, or other causes reasonably beyond its control. This Escrow Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. All signatures of the parties to this Escrow Agreement may be transmitted by facsimile or as a pdf or other attachment to an electronic transmission, and such facsimile or pdf or other attachment will, for

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all purposes, be deemed to be the original signature of such party whose signature it reproduces, and will be binding upon such party. If any provision of this Escrow Agreement is determined to be prohibited or unenforceable by reason of any applicable law of a jurisdiction, then such provision shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions thereof, and any such prohibition or unenforceability in such jurisdiction shall not invalidate or render unenforceable such provisions in any other jurisdiction. A person who is not a party to this Escrow Agreement shall have no right to enforce any term of this Escrow Agreement. The parties represent, warrant and covenant that each document, notice, instruction or request provided by such Party to the Escrow Agent shall comply with applicable laws and regulations. Where, however, the conflicting provisions of any such applicable law may be waived, they are hereby irrevocably waived by the parties hereto to the fullest extent permitted by law, to the end that this Escrow Agreement shall be enforced as written. Except as expressly provided in Section 10 above, nothing in this Escrow Agreement, whether express or implied, shall be construed to give to any person or entity other than the Escrow Agent and the Parties any legal or equitable right, remedy, interest or claim under or in respect of this Escrow Agreement or any funds escrowed hereunder.
16. Information. The Parties authorize the Escrow Agent to disclose information with respect to this Agreement and the account(s) established hereunder, the Parties, or any transaction hereunder if such disclosure is: (i) necessary or desirable, in the Escrow Agent’s opinion, for the purpose of allowing the Escrow Agent to perform its duties and to exercise its powers and rights hereunder; (ii) to a proposed assignee of the rights of Escrow Agent; (iii) to a branch, affiliate, subsidiary, employee or agent of the Escrow Agent or to their auditors, regulators or legal advisers or to any competent court; (iv) to the auditors of any of the Parties; or (v) permitted or required by applicable law, regardless of whether the disclosure is made in the country in which each Party resides, in which the Escrow Account is maintained, or in which the transaction is conducted. The Parties agree that such disclosures by the Escrow Agent and its affiliates may be transmitted across national boundaries and through networks, including those owned by third parties.
[Remainder of page intentionally left blank]
IN WITNESS WHEREOF, the parties hereto have executed this Escrow Agreement as of the date set forth above.

THE BUYER:

PROGRESS SOFTWARE CORPORATION

By:______________________________
Name: [Stephen Faberman]
Title: [Senior Vice President, General Counsel
and Secretary]

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IN WITNESS WHEREOF, the parties hereto have executed this Escrow Agreement as of the date set forth above.

SECURITYHOLDER REPRESENTATIVE:

Summit Partners Venture Capital Fund II-A, L.P.

By:    Summit Partners VC II, L.P.
Its General Partner

By:    Summit Partners VC II, LLC
Its General Partner

By:
Name (Printed):
Title:

[Signature Page to Escrow Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Escrow Agreement as of the date set forth above.

JP MORGAN CHASE BANK, NA,
as Escrow Agent

By:______________________________

Name:____________________________

Title:____________________________

[Signature Page to Escrow Agreement]

SCHEDULE 1

Telephone Number(s) and authorized signature(s) for
Person(s) Designated to Give and Confirm Funds Transfer Instructions

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SCHEDULE 2
[Fee Proposal]

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SCHEDULE 3

Seller Percentages

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EXHIBIT A

_____ __, 201__

Via ec.escrow@jpmorgan.com or fax (212)552-2803
JPMorgan Chase Bank, NA
4 New York Plaza, 11th Floor
New York, N.Y. 10004
Attention: Florence Hanley/ Debbie DeMarco

Re: Indemnification Notice

Dear Sir/Madam:

This Notice is being delivered in accordance with Section 6(a) of the Escrow Agreement dated [__________ ___], 2014 (the “Escrow Agreement”), by and among Progress Software Corporation, a Massachusetts corporation (the “Buyer”); Summit Partners Venture Capital Fund II-A, L.P. (collectively, the “Securityholder Representative”); and JPMorgan Chase Bank, NA (the “Escrow Agent”), and Section 7.5 of the Purchase Agreement (as such term is defined in the Escrow Agreement). Capitalized terms used in this Notice and not otherwise defined shall have the respective meaning ascribed to such terms in the Escrow Agreement.

The Buyer has determined that it is entitled to receive a payment from the Escrow Fund in respect of a claimed loss for which it is entitled to indemnification pursuant to Article VII of the Purchase Agreement (“Claimed Loss”).

The amount of the Claimed Loss (which is also the Claimed Amount (as such term is defined in the Purchase Agreement)) is [insert US Dollar amount].

Set forth below are reasonable details of the Claimed Loss, the amount thereof (to the extent known by the Buyer) and the basis therefor:

[insert details]

Sincerely,

[____________________]

By:

Name:

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Title:

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